UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934
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SILA REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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1001 Water St., Suite 800
Tampa, Florida 33602
May 22, 2026
Dear Stockholder,
You are cordially invited to attend a special meeting of stockholders (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of Sila Realty Trust, Inc., a Maryland corporation (the “Company”), to be held on June 26, 2026, at 9:00 a.m., Eastern Time. The Special Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/SILA2026SM. You will not be able to attend the Special Meeting in person.
The Board of Directors of the Company (the “Board”) has unanimously approved an Agreement and Plan of Merger, dated as of April 19, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), and Sunshine Holding REIT LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, upon the terms and conditions set forth therein and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company will be merged with and into Merger Sub with Merger Sub surviving the merger (the “Surviving Entity” and such merger transaction, the “Merger”). Upon completion of the Merger, the Surviving Entity will be owned and controlled by Parent.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Merger-Related Compensation Proposal”), and (iii) a proposal to approve one or more adjournments of the Special Meeting, if necessary, appropriate or advisable, including adjournments to permit further solicitation of additional proxies in favor of the proposals described above (the “Adjournment Proposal”).
If the Merger is completed, you, as a holder of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), will be entitled to receive $30.38 in cash, without interest, subject to certain adjustments as further described in the enclosed proxy statement, in exchange for each share of Company Common Stock you own as of immediately prior to the effective time of the Merger (the “Effective Time”), as more fully described in the enclosed proxy statement.
Our Board has unanimously (i) determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, (ii) duly authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of Company Common Stock at the Special Meeting, and (iv) recommended that the Company’s stockholders vote in favor of the Merger Proposal. The Board recommends that you vote “FOR” the approval of the Merger Proposal (Proposal 1 below), which approval is necessary to complete the Merger, “FOR” the Advisory Merger-Related Compensation Proposal (Proposal 2 below) and “FOR” the Adjournment Proposal (Proposal 3 below).
The Merger Proposal must be approved by the affirmative vote of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal. Each of the Advisory Merger-Related Compensation Proposal and Adjournment Proposal must be approved by the affirmative vote of a majority of the votes cast at the Special Meeting on such proposal. All stockholders of record of the Company Common Stock at the close of business on May 19, 2026 are entitled to notice of, and to vote at, the Special Meeting. Approval of the Advisory Merger-Related Compensation Proposal and the Adjournment Proposal is not required for completion of the Merger. The Notice of Special Meeting and proxy statement accompanying this letter provide you with more specific information concerning the Special Meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Company encourages you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about the Company from it or from documents filed with the U.S. Securities and Exchange Commission.
Your vote is very important regardless of the number of shares of Company Common Stock that you own. Whether or not you plan to attend the virtual Special Meeting, the Company requests that you authorize a proxy to vote your shares by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you virtually attend the Special Meeting, you will be able to personally vote even if you have previously submitted your proxy, as your proxy is revocable at your option, but you may also continue to have your shares voted as instructed in your proxy, as your attendance alone will not revoke any proxy that you have previously given. If you fail to authorize a proxy to vote your shares, fail to personally vote at the Special Meeting, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” approval of the Merger Proposal.
On behalf of the Board, thank you for your continued support.
Sincerely,

/s/ Michael A. Seton	/s/ Jonathan Kuchin
Michael A. Seton President and Chief Executive Officer	Jonathan Kuchin Chair of the Board of Directors

This proxy statement is dated May 22, 2026 and, together with the enclosed proxy card, is first being mailed to our stockholders on or about May 22, 2026.

1001 Water St., Suite 800
Tampa, Florida 33602
May 22, 2026
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2026
May 22, 2026
To the Stockholders of Sila Realty Trust, Inc.:
NOTICE IS HEREBY GIVEN that the special meeting of stockholders (including any adjournment or postponement thereof, the “Special Meeting”) of Sila Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on June 26, 2026, at 9:00 a.m., Eastern Time, virtually via live webcast, at www.virtualshareholdermeeting.com/SILA2026SM, for the following purposes:
(1)
To consider and vote on a proposal to approve the merger of the Company, with and into Sunshine Holding REIT LLC, a Delaware limited liability company (“Merger Sub”) and wholly owned subsidiary of Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), with Merger Sub continuing as the surviving entity (such merger transaction, the “Merger” ), pursuant to the Agreement and Plan of Merger, dated as of April 19, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, and Merger Sub, and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”);

(2)
To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Advisory Merger-Related Compensation Proposal”); and

(3)
To consider and vote on a proposal to approve any adjournment of the Special Meeting if necessary or appropriate for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to the Company’s Amended and Restated Bylaws, only the matters set forth in this Notice of Special Meeting may be brought before the Special Meeting. The Board of Directors of the Company (the “Board”) has fixed the close of business on May 19, 2026 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. The Company knows of no other matters to come before the Special Meeting. Only stockholders of record of shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), at the close of business on May 19, 2026, are entitled to notice of and to vote at the Special Meeting or at any postponements or adjournments thereof. On or around May 22, 2026, the Company intends to commence mailing of this Notice to all stockholders entitled to vote at the Special Meeting.
The Board unanimously approved the Merger Agreement and determined and declared the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to be advisable and in the best interests of the Company and its stockholders. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.
The Merger Proposal must be approved by the affirmative vote of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal. Accordingly, your vote is very important regardless of the number of shares of Company Common Stock that you own. Whether or not you plan to virtually attend the Special Meeting, the Company requests that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you virtually attend the Special Meeting, you will be able to personally vote at the Special Meeting even if you have previously submitted your proxy, as your proxy is revocable at your option, but you may also continue to have your shares voted as instructed in your proxy, as your attendance alone will not revoke any proxy that you have previously given. If you fail to authorize a proxy to vote your shares or fail to instruct your broker, bank, or other nominee on how to vote, the effect will be that the shares of Company Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting. A failure to authorize a proxy to vote your shares, failure to personally vote at the Special Meeting, or failure to instruct your broker, bank, or other nominee on how to vote will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as voting “AGAINST” the Merger Proposal.
The approval of the Advisory Merger-Related Compensation Proposal and the approval of the Adjournment Proposal require the affirmative vote of a majority of the votes cast on each such proposal. If you fail to authorize a proxy to vote your shares, fail to personally vote at the Special Meeting, or fail to instruct your broker on how to vote, it will have no effect on the outcome of the Advisory Merger-Related Compensation Proposal or the Adjournment Proposal. Abstentions, while present for purposes of determining the presence of a quorum, are not considered votes cast and therefore will have no effect on the outcome of the Advisory Merger-Related Compensation Proposal and the Adjournment Proposal.
Any proxy may be revoked at any time prior to its exercise by authorizing a proxy to vote again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on June 25, 2026, signing and returning another proxy card with a later date, provided the Company receives the updated proxy card before the date of the Special Meeting, or personally voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.
The Company encourages you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares of Company Common Stock will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call the Company’s proxy solicitor, D.F. King & Co., Inc., toll-free at (866) 416-0577.
Regardless of the number of shares of Company Common Stock you hold, as a stockholder your role is very important, and the Board strongly encourages you to exercise your right to vote.
By order of the Board of Directors,

/s/ Kay C. Neely
Kay C. Neely
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

i

(continued)
ii

(continued)
iii

SUMMARY
This summary highlights only selected information from this proxy statement relating to the merger of Sila Realty Trust, Inc., a Maryland corporation (the “Company” or “Sila”), with Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), and Sunshine Holding REIT LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which the Company will merge into Merger Sub with Merger Sub surviving the merger (the “Merger”), and the other transactions contemplated by the Merger Agreement (as defined herein). This summary does not contain all of the information about the Merger and the related transactions contemplated by the Merger Agreement that may be important to you. As a result, to understand the Merger and the related transactions fully, and for a more complete description of the terms of the Merger and the related transactions, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which the Company has referred you, including the Agreement and Plan of Merger, dated as of April 19, 2026, by and among the Company, Parent, and Merger Sub (as may be amended from time to time, the “Merger Agreement”), which is attached as Annex A. This proxy statement is first being mailed to the Company’s stockholders on or about May 22, 2026. Capitalized terms used and not otherwise defined in this proxy statement have the meanings set forth in the Merger Agreement.
The Parties to the Merger (See Page 21)
Sila Realty Trust, Inc.
1001 Water St., Suite 800
Tampa, Florida 33602
(813) 287-0101
Sila Realty Trust, Inc., a Maryland corporation that was formed on January 11, 2013, is headquartered in Tampa, Florida, and has elected, and conducts its operations so as to qualify to be taxed as a real estate investment trust (a “REIT”), under the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes. Substantially all of Sila Realty Trust, Inc.’s business is conducted through Sila Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”). Sila Realty Trust, Inc. is the sole general partner of the Operating Partnership and directly and indirectly owns 100% of the Operating Partnership. Except as the context otherwise requires, “we,” “our,” “us,” and the “Company” refer to Sila Realty Trust, Inc., the Operating Partnership, and all wholly owned subsidiaries.
Sila is an internally managed company primarily focused on investing in the growing and resilient healthcare sector. Sila invests in high quality net lease healthcare facilities across the continuum of care, in the pursuit of generating predictable, durable and growing income streams. Sila’s properties include, among others, medical outpatient buildings, inpatient rehabilitation facilities and surgical and specialty facilities. Sila may also make other real estate related investments, which may include equity or debt interests in other real estate entities.
As of March 31, 2026, Sila owned 137 real estate healthcare properties and three undeveloped land parcels.
The Company’s website is www.silarealtytrust.com. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement. The shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SILA”. For additional information about the Company and the Company’s business, please refer to the section of this proxy statement captioned “Where You Can Find Additional Information”.
Sunshine Ultimate Parent LLC and Sunshine Holding REIT LLC
Sunshine Ultimate Parent LLC, a Delaware limited liability company, is an affiliate of private real estate funds managed by affiliates of Blue Owl Real Estate Capital LLC and was formed solely for the purpose of the Merger and the other transactions contemplated by the Merger Agreement. Sunshine Holding REIT LLC, a Delaware limited liability company, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the Merger and the other transactions contemplated by the Merger Agreement. Neither Parent nor Merger Sub have carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Parent and Merger Sub are at times referred to in this proxy statement together, as the “Parent Parties”.

The Special Meeting (See Page 22)
The Proposals
The special meeting of the Company’s stockholders (the “Special Meeting”) will be held on June 26, 2026, at 9:00 a.m., Eastern Time. The Special Meeting will be held virtually via live webcast, at www.virtualshareholdermeeting.com/SILA2026SM. At the Special Meeting, holders of shares of Company Common Stock as of the record date, which was the close of business on May 19, 2026 (the “Record Date”), will be asked to consider and vote on (i) a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”), (ii) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Merger-Related Compensation Proposal”), and (iii) a proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if necessary or appropriate, if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).
Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Record Date, Notice and Quorum (See Page 22)
All holders of record of shares of Company Common Stock as of the Record Date are entitled to receive notice of, attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each such stockholder of record will be entitled to cast one vote on each matter presented at the Special Meeting for each share of Company Common Stock that such holder owned as of the Record Date. As of the Record Date, there were 55,241,098 shares of Company Common Stock outstanding (including shares of Company Restricted Stock) and entitled to vote at the Special Meeting.
The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business by such holders at the Special Meeting. A quorum is necessary to transact business at the Special Meeting. Abstentions and broker non-votes, if any, will be counted as shares present for the purposes of determining the presence of a quorum. If a quorum is not present at the Special Meeting, the Company expects that the Special Meeting will be adjourned to a later date.
The Merger (See Page 26)
Pursuant to the Merger Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the effective time of the Merger (the “Effective Time”), the Company will merge with and into Merger Sub, and the separate existence of the Company will cease, with Merger Sub being the surviving entity (the “Surviving Entity”) in the Merger, such that following and as a result of the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent.
On the Closing Date, the Company, Parent, and Merger Sub must (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) as provided under the MGCL and Delaware Secretary of State under the DLLCA and (ii) make any other filings, recordings or publications required to be made by the Company, Parent or Merger Sub under the MGCL and DLLCA in connection with the Merger. The Merger will become effective upon the later of such time as the Articles of Merger (as defined in the Merger Agreement) have been accepted for record by the SDAT, or such later time which the Parties have agreed upon and designated in the Articles of Merger in accordance with the MGCL and DLLCA as the Effective Time.
Reasons for the Merger (See Page 34)
The Merger was determined and declared to be advisable and in the best interests of the Company and its stockholders and approved by all members of the Board, as more fully described in the section of this proxy statement captioned “The Merger—Background of the Merger”. In considering the Merger, the Board consulted with members of Company management, as well as the Company’s ﬁnancial and legal advisors, and considered several factors, including the following material factors, which the Board viewed as supporting its decision:
•
the Board’s knowledge of the business, financial condition, earnings and prospects of the Company, including the adverse impacts of the Company’s lack of scale on tenant concentration and geographic concentration, and cost of capital;

•
the Board’s knowledge of the current and prospective market environment in which the Company operates, including that the Company Common Stock has persistently traded at a discount to net lease peers and to the Company’s estimated net asset value, and the adverse impacts of the lack of scale and small public float in the Company Common Stock, including the challenges in attracting additional institutional investment and research analyst coverage, low trading volumes and relatively high share price volatility;

•
the Board’s knowledge of the current and prospective organizational challenges, including management team build out in finding qualified employees with public company sophistication and experience located near the Company’s headquarters and Board composition and succession;

•
the fact that the Merger Consideration in the cash amount of $30.38 per share of Company Common Stock provides the Company’s stockholders with certainty of value and liquidity immediately upon the Closing (as defined in the section of this proxy statement captioned “The Merger Agreement—Closing Date”), in comparison to the risks and uncertainty that would be inherent in remaining an independent public company, including the inherent risks and uncertainties currently present in the economy and financial markets generally, including significant geopolitical risks, and the financial, market and operational challenges facing the Company noted above;

•
the current and historical trading prices of Company Common Stock, including the fact that the Merger Consideration in the cash amount of $30.38 per share of Company Common Stock provides approximately a 19.0% premium over the closing price of the Company Common Stock on April 17, 2026, the last full trading day before the Company publicly announced the execution of the Merger Agreement, and approximately a 25.6% premium to the Company’s 30-trading day volume-weighted average share price ending April 17, 2026;

•
the fact that the Company contacted or responded to inbound interest from the most feasible potential strategic and financial buyers and engaged in an extensive competitive auction and due diligence with multiple potential buyers, and that the proposed price represents the result of extensive arm’s-length negotiations between the Company and Parent, during which the Company was able to negotiate meaningful improvements to both the initial price proposed by Parent and other key terms of the Merger Agreement over the course of negotiations;

•
the fact that the Merger Agreement provides for no-shop and fiduciary out provisions, which prohibit the Company from soliciting competing proposals but, subject to the terms thereof, permit the Board to consider and respond to unsolicited Acquisition Proposals that could reasonably be expected to lead to a Superior Proposal, and, subject to the terms of the Merger Agreement, if the Board concludes such an unsolicited proposal constitutes a Superior Proposal, terminate the Merger Agreement and enter into an Alternative Acquisition Agreement (as defined in the section of this proxy statement captioned “Competing Proposals and Obligations of the Board with Respect to its Recommendation—No Solicitation of Transactions”) with that party prior to obtaining the Company Stockholder Approval, and, in such case, the Company Termination Fee (as defined in the section of this proxy statement captioned “Termination of the Merger Agreement—Company Termination Fee”) payable to Parent would be $55,746,219, which the Board believes, based on feedback from its advisors, is not likely to preclude any other interested party from making a competing proposal;

•
advice from the Company’s independent financial advisor and outside legal counsel that the Company’s right to terminate the Merger Agreement, under certain circumstances, in order to enter into an Alternative Acquisition Agreement providing for the implementation of a Superior Proposal, and the Company Termination Fee, are reasonable and not likely to preclude any other interested party from making a competing proposal;

•	that the Merger Agreement contains terms that, taken as a whole, the Board believes provides a significant degree of certainty that the Merger will be completed as quickly as possible;
•
the probability that the Merger will be completed based on, among other things, Parent’s available capital and Parent’s experience in the real estate industry, the absence of a financing contingency or condition, the Parent Termination Payment equal to $152,035,142, payable to the Company if the Merger Agreement is terminated in certain circumstances, including (A) termination by the Company due to a breach by Parent or failure to consummate the closing at a time when the closing conditions were satisfied or (B) termination by either the

Company or Parent if the Merger has not occurred on or before the Outside Date (as defined in the section of this proxy statement captioned “Termination of the Merger Agreement—Termination by Either the Company or Parent”) and at a time when the Company was entitled to terminate the Merger Agreement due to Parent’s breach or failure to consummate the closing at a time when the conditions were satisfied;
•	the fact that Parent executed that certain equity commitment letter, dated as of April 19, 2026 (the “Equity Funding Letter”), representing the Required Amount payable under the Merger Agreement;
•
the fact that the Limited Guarantee (as defined in the section of this proxy statement captioned “The Merger Agreement—Limited Guarantee”) was executed by affiliates of Parent, which affiliates have represented that they have sufficient available capital to pay the full amount of the Limited Guarantee;

•
the opinion of BofA Securities (as defined in the section of this proxy statement captioned “The Merger—Background of the Merger”), dated April 19, 2026, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of the Company Common Stock, as more fully described below in the section of this proxy statement captioned “The Merger—Opinion of the Company’s Financial Advisor,” and the advice from counsel regarding the terms of the Merger Agreement; and

•
the fact that the Merger is subject to the Company’s receipt of the approval of the Merger by a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal, and that the Company’s stockholders are free to vote against the Company Merger for any reason, including if a higher offer were to be made prior to the Special Meeting (in certain cases subject to the Company Termination Fee if the Company subsequently were to enter into an Alternative Acquisition Agreement relating to, or to consummate, any Alternative Acquisition).

Recommendation of Our Board (See Page 37)
The Board has unanimously:
•
determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders;

•
duly authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
directed that the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of Company Common Stock at the Special Meeting; and

•	recommended that the Company’s stockholders vote in favor of the Merger Proposal.
The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Advisory Merger-Related Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.
Opinion of the Company’s Financial Advisor (See Page 40)
In connection with the Merger, BofA Securities, the Company’s financial advisor, delivered to the Board a written opinion, dated April 19, 2026, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of the Company Common Stock. The full text of the written opinion, dated April 19, 2026, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

Interests of the Company’s Directors and Executive Officers in the Merger (See Page 45)
When considering the recommendation of our Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. These interests include the following:
•
all directors and executive officers hold outstanding Company Restricted Stock that will vest and be cancelled and terminated and converted into the right to receive the Merger Consideration (subject to applicable withholding taxes);

•
our executive officers hold deferred stock units with respect to shares of Company Common Stock (“Company Deferred Stock Units”) that will vest (based on the greater of target and actual performance as described under “Treatment of Company Deferred Stock Units”) and be cancelled and terminated and converted into the right to receive the Merger Consideration and any unpaid dividend equivalents (subject to applicable withholding taxes);

•
our executive officers are parties to arrangements with the Company or its affiliates that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Merger; and

•
the Merger Agreement provides for continued indemnification and directors’ and officers’ liability and fiduciary liability insurance to be provided by the Surviving Entity for six years from and after the Closing Date.

These interests are discussed in more detail in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”. The members of our Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger, and in recommending to the stockholders that the Merger Proposal be approved.
Material U.S. Federal Income Tax Consequences of the Merger (See Page 51)
If you are a U.S. holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of your Company Common Stock for the Merger Consideration (including any amounts required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Merger Consideration you receive pursuant to the Merger Agreement (including any amounts required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s Company Common Stock for Merger Consideration in the Merger unless such non-U.S. holder has certain connections to the United States or Company Common Stock are treated as a United States real property interest in such holder’s hands. You should consult your tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your particular circumstances and any consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Delisting and Deregistration of Company Common Stock (See Page 54)
If the Merger is completed, the shares of Company Common Stock will be delisted, will no longer be traded on the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Merger Agreement
Treatment of Company Common Stock (See Page 56)
At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will be automatically cancelled and retired and automatically converted into the right to receive an amount in cash equal to $30.38 per share (the “Per Share Merger Consideration”).

Notwithstanding the foregoing, each issued and outstanding share of Company Common Stock held as of the Effective Time by Parent, any wholly owned subsidiary of Parent, or any wholly owned Company subsidiary will be retired and will cease to exist, and no consideration will be paid, nor will any payment or right inure or be made with respect to such share of Company Common Stock in connection with or as a consequence of the Merger.
Treatment of Company Restricted Stock Awards (See Page 56)
Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all shares of Company Restricted Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested) will (A) automatically become fully vested and all restrictions on such Company Restricted Stock will lapse as of immediately prior to the Effective Time and (B) as of the Effective Time will be considered an outstanding share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive an amount equal to the Per Share Merger Consideration (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld).
Treatment of Company Deferred Stock Unit Awards (See Page 56)
Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all Company Deferred Stock Units that are outstanding and unvested immediately prior to the Effective Time, will (A) vest at the greater of (1) the target number of shares of Company Common Stock subject to each such Company Deferred Stock Unit and (2) the number of shares of Company Common Stock earned based on the actual achievement of the applicable performance goals as of the Effective Time (or over the first two years of the 2024-2026 performance period with respect to Company Deferred Stock Units granted in 2024 (the “2024 Deferred Stock Units”)) (as determined by the Board in its reasonable discretion) and (B) as of the Effective Time, be canceled and extinguished. The holder will be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of the Per Share Merger Consideration, multiplied by the total number of vested shares of Company Common Stock subject to such Company Deferred Stock Unit as described in the prior sentence, rounded up to the nearest whole cent. Any accrued and unpaid cash dividend equivalents with respect to outstanding Company Deferred Stock Units that vest in connection with the Merger will also vest and be paid to holders of Company Deferred Stock Units.
Financing of the Merger (See Page 70)
The Parent Parties have secured committed financing, consisting of equity financing to be provided by certain affiliates of Parent (each, a “Guarantor” and, together, the “Guarantors”) on the terms and subject to the conditions set forth in the Equity Funding Letter, the aggregate proceeds of which, assuming the satisfaction or waiver of the closing conditions and the accuracy of the Company’s representations, will be sufficient for Parent to pay, without duplication, (i) the Merger Consideration, (ii) the aggregate Share Award Payments (as defined in the Merger Agreement) (as discussed in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards”), and (iii) all fees, costs and expenses required to be paid at Closing by Parent, Merger Sub and the Surviving Entity in connection with the Merger or the Financing (the “Required Amount”). The Parent Parties may also arrange Debt Financing (as defined in the Merger Agreement) in connection with the transactions contemplated by the Merger Agreement, for which the Company has agreed to provide commercially reasonable cooperation; however, neither the receipt nor the availability of any Debt Financing is a condition to any obligations of the Parent Parties to consummate the Merger.
Each of the Parent Parties has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Financing (as defined in the Merger Agreement) on the terms and conditions set forth in the Financing Commitments (as defined in the Merger Agreement). For more information, please see the section of this proxy statement captioned “The Merger Agreement—Financing of the Merger”.
Financing Cooperation (See Page 71)
The Company has agreed to provide, and to cause the Company subsidiaries and their respective representatives to provide, commercially reasonable cooperation to the Parent Parties, in each case at Parent’s sole expense, that is customary in connection with the arrangement of any Debt Financing as may be reasonably requested by the Parent

Parties. Such requested cooperation may not unreasonably and materially interfere with the normal ongoing operations of the Company and the Company subsidiaries. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Financing Cooperation”.
In addition, the Company has agreed to provide, and to cause each Company subsidiary and their respective representatives to provide, if requested by Parent, commercially reasonable cooperation in facilitating Parent’s engagement with the Company’s lenders in connection with seeking a Change of Control Amendment (as defined in the section of this proxy statement captioned “The Merger Agreement—Financing Cooperation”). Parent has agreed that in no event will the receipt or availability of any Change of Control Amendment be a condition to any obligations of the Parent Parties to consummate the Merger under the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Financing Cooperation”.
No Solicitation of Transactions (See Page 64)
Except as expressly permitted in the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement in accordance with its terms, the Company and the Company subsidiaries, and their respective representatives, are subject to restrictions on their ability to solicit any Acquisition Proposals, including, among others, restrictions on their ability to furnish to any third party any non-public information relating to the Company or any Company subsidiary in connection with any Acquisition Proposal, or engage in any discussions or negotiations regarding any Acquisition Proposal.
Subject to the terms of the Merger Agreement, prior to obtaining Company Stockholder Approval, the Company may furnish non-public information to, and engage in discussions or negotiations with, a third party if the Company receives an unsolicited bona fide written Acquisition Proposal from such third party after the date of the Merger Agreement that did not result in whole or in part from a breach of the non-solicitation obligations set forth in the Merger Agreement, and the Board, after consultation with the Company’s outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.
Under certain circumstances and after following certain procedures and adhering to certain restrictions (including providing Parent with a Notice of Change of Recommendation (as defined in the section of this proxy statement captioned “Competing Proposals and Obligations of the Board with Respect to its Recommendation—Obligations of the Board with Respect to its Recommendation”) and a four Business Day (as defined in the Merger Agreement) negotiation period), the Company is permitted to terminate the Merger Agreement prior to obtaining Company Stockholder Approval in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal, subject to payment of the Company Termination Fee of $55,746,219.
Conditions to the Merger (See Page 74)
Completion of the Merger depends upon the satisfaction or waiver of a number of conditions, including, among others, that:
•
the affirmative vote of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal (the “Company Stockholder Approval”) must be obtained;

•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any governmental authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated by the Merger Agreement be in effect, and no law has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that, in any case, makes illegal the consummation of the Merger;

•
the Company’s and the Parent Parties’ respective representations and warranties in the Merger Agreement must be true and correct in the manner described in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”;

•
The Company and Parent must have received a tax opinion of Venable LLP (or such other law firm as reasonably approved by Parent), dated as of the Closing Date regarding REIT qualification of the Company;

•
the Company and Parent must each have received closing certificates from the other, dated as of the Closing Date, and signed by an applicable executive officer, certifying that certain specified conditions have been satisfied;

•
from the date of the Merger Agreement through the Closing Date, there must not have occurred a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”);

•
on the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Parent Material Adverse Effect; and

•
the Company and the Parent Parties must have performed and complied in all material respects with its and their respective covenants required by the Merger Agreement to be performed or complied with at or prior to the Closing Date.

Termination of the Merger Agreement (See Page 76)
The Company and Parent may mutually agree to terminate the Merger Agreement and abandon the Merger at any time prior to the Closing, notwithstanding the receipt of the Company Stockholder Approval (except as otherwise specified in the Merger Agreement).
Termination by Either the Company or Parent (See Page 76)
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement upon prior written notice to the other party at any time prior to the Closing, even after the Company has obtained the Company Stockholder Approval, if:
•
the Merger has not occurred on or before January 19, 2027 (the “Outside Date”); provided, that the right to terminate the Merger Agreement under this bullet point is not available to any party to the Merger Agreement if the failure of such party to comply with any provision of the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Outside Date;

•
any Governmental Authority of competent jurisdiction has issued an Order (as defined in the Merger Agreement) or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action has become final and non-appealable; provided, that the right to terminate the Merger Agreement under this bullet point is not available to any party if the failure of such party to comply with any provision of the Merger Agreement was the primary cause of, or primarily resulted in, the issuance of such final, non-appealable Order or taking of such other action by such Governmental Authority; or

•
the Company Stockholder Approval has not been obtained upon a vote taken at the Company Stockholders Meeting (or any postponement or adjournment thereof) at which a vote on the approval of the Merger Agreement and the Merger was taken.

Termination by Parent (See Page 76)
Parent may also terminate the Merger Agreement, upon prior written notice to the Company, at any time prior to the Closing, if:
•
the Company has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in the Merger Agreement to be satisfied as of the Closing if the Closing were then to occur (a “Company Terminating Breach”), and (B) is not cured by, and has not been satisfied or waived by, the earlier of (x) 30 days following the delivery of written notice thereof from Parent to the Company and (y) two Business Days prior to the Outside Date; provided, that Parent does not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if a Parent Terminating Breach has occurred and be continuing at the time Parent delivers notice of its election to terminate the Merger Agreement; or

•
prior to obtaining the Company Stockholder Approval, the Board or any committee thereof has effected an Adverse Recommendation Change (as discussed in the section of this proxy statement captioned “The Merger Agreement—Obligations of the Board with Respect to its Recommendation—Obligations of the Board with Respect to its Recommendation”).

Parent Termination Fee (See Page 76)
Parent has agreed to pay the Company $152,035,142 (the “Parent Termination Fee”) if the Company terminates the Merger Agreement pursuant to the provision described in the first or third bullet points in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company” or if Parent or the Company terminates the Merger Agreement for failure to close by the Outside Date and the Company was then entitled to terminate the Merger Agreement pursuant to the provision described in the first or third bullet points in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”.
Termination by the Company (See Page 76)
The Company may also terminate the Merger Agreement, upon prior written notice to Parent, at any time prior to the Closing, if:
•
any of the Parent Parties have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in the Merger Agreement to be satisfied as of the Closing if the Closing were then to occur (a “Parent Terminating Breach”), and (B) is not cured by, and has not been satisfied or waived by, the earlier of (x) 30 days following the delivery of written notice thereof from the Company to Parent and (y) two Business Days prior to the Outside Date; provided, that the Company will not have the right to terminate the Merger Agreement if a Company Terminating Breach has occurred and be continuing at the time the Company delivers notice of its election to terminate the Merger Agreement pursuant to the Merger Agreement;

•
prior to obtaining the Company Stockholder Approval, if the Board determines to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance, and subject to compliance in all material respects, with certain non-solicitation provisions in the Merger Agreement; provided, however, substantially concurrently with the occurrence of such termination, the payment required by the Merger Agreement will be made in full to Parent and the Alternative Acquisition Agreement will be entered into with respect to such Superior Proposal, and in the event that such payment is not substantially concurrently made and such Alternative Acquisition Agreement is not substantially concurrently entered into, such termination will be null and void; or

•
(A) all of the conditions set forth in the Merger Agreement related to the Company Stockholder Approval, the absence of injunctions or as are required to be satisfied by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in the following bullet if the Closing were to occur on the date of such notice) have been satisfied or, to the extent permitted by applicable law and the Merger Agreement, expressly and specifically waived by Parent in writing, (B) on or after the date the Closing should have occurred pursuant to the Merger Agreement, the Company has irrevocably confirmed in a written notice to Parent that all of such conditions set forth in the Merger Agreement have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is prepared to consummate the Closing, and (C) the Parent Parties fail to consummate the Closing on or before the third Business Day after delivery of the notice referenced in this bullet, and the Company was prepared to consummate the Closing through the end of such three Business Day period.

Company Termination Fee (See Page 77)
The Company has agreed to pay Parent a termination fee of $55,746,219 (the “Company Termination Fee”), if:
•
Parent terminates the Merger Agreement pursuant to the provision described in the second bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”;

•
the Company terminates the Merger Agreement pursuant to the provision described in the second bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”; or

•
(A)(x) the Merger Agreement is terminated by Parent pursuant to the provision described in the first bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”, and after the date of the Merger Agreement and prior to the breach giving rise to such right of termination, an Acquisition Proposal (with, for all purposes of this bullet point, all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Board and not withdrawn prior to the date of any such termination of the Merger Agreement, or (y) the Merger Agreement is terminated by the Company or Parent pursuant to the provision described in the third bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by either the Company or Parent”, and after the date of the Merger Agreement and prior to the Special Meeting, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Company’s stockholders and not withdrawn prior to the date of the Special Meeting, and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or the Company enters into an Alternative Acquisition Agreement that is later consummated.
Specific Performance; Remedies (See Page 78)
Prior to the valid termination of the Merger Agreement pursuant to certain of its terms, each party to the Merger Agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties to the Merger Agreement has waived (A) any defense in an action for specific performance that a remedy at law would be adequate and (B) any requirement under any law to post a bond or other security to obtain equitable relief. The parties to the Merger Agreement have agreed that they may pursue both a grant of specific performance or other equitable remedies to the extent permitted by certain terms of the Merger Agreement and the payment of damages as contemplated and permitted by the Merger Agreement, but will not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and will not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded. Under no circumstances will the collective monetary damages or other amounts payable by or liability of the Parent Parties and the other Parent-Related Parties for breaches (including any willful and material breach or fraud) in connection with, relating to or arising out of the Merger Agreement (including any payment of the Parent Termination Fee or Enforcement Expenses (as defined in the Merger Agreement) and the Limited Guarantee) exceed an aggregate amount for all such breaches equal to the amount of the Parent Termination Fee plus Enforcement Expenses not to exceed $3,000,000. The Company, its representatives, and affiliated persons will not seek or obtain monetary damages against any Investor/Parent Affiliate (as defined in the Merger Agreement), other than from Parent or Merger Sub as set forth in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Parent Termination Fee”.
Efforts Obligations; Regulatory Approvals (See Page 68)
Each party to the Merger Agreement will, and will cause its respective subsidiaries and Affiliates (as defined in the Merger Agreement) to use their respective reasonable best efforts to, consummate and make effective, when required in accordance with the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including (as described more fully in the section of this proxy statement captioned “The Merger Agreement—Efforts Obligations; Regulatory Approvals”).
Market Price of Company Common Stock (See Page 80)
Shares of Company Common Stock are listed on the NYSE under the trading symbol “SILA”. On April 17, 2026, the last trading day before the Company publicly announced the execution of the Merger Agreement, the reported closing price per share of Company Common Stock on the NYSE was $25.53. On May 21, 2026, the last trading day before the date of this proxy statement, the reported closing price per share of Company Common Stock on the NYSE was $30.25. You are encouraged to obtain current market quotations for shares of Company Common Stock.
No Dissenters’ Rights of Appraisal (See Page 84)
The Company’s stockholders will not have appraisal rights in connection with the Merger and the other transactions contemplated by the Merger Agreement. See the section of this proxy statement captioned “No Dissenters’ Rights of Appraisal” for more information.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers briefly address some questions you may have regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Annex A.
Q.	What is the proposed transaction?
A.
The proposed transaction is the acquisition of the Company and its subsidiaries, by Parent and one of its subsidiaries pursuant to the Merger Agreement. If the Merger Proposal is approved by the requisite vote of the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, the Company will merge with and into Merger Sub, with Merger Sub continuing as the Surviving Entity. Upon the consummation of the Merger, each of the Company’s stockholders will be entitled to receive $30.38 in cash, without interest and subject to certain adjustments described herein, per share of Company Common Stock held by such holder. For additional information about the Merger, please review with your advisors the Merger Agreement attached to this proxy statement as Annex A, and incorporated by reference into this proxy statement. The Company encourages you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Merger.

Q.	As a stockholder, what will I receive in the Merger?
A.
Upon consummation of the Merger, for each outstanding share of Company Common Stock that you own immediately prior to the Effective Time, you will be entitled to receive $30.38 in cash, without interest and subject to certain adjustments described herein.

Q.	Will I receive dividends with respect to the shares of Company Common Stock that I own?
A.
Under the terms of the Merger Agreement, the Company is permitted to issue up to two of its regular quarterly dividends, up to $0.40 per share of Company Common Stock per quarter, during the pendency of the Merger. In addition, the Merger Agreement permits the Company to declare and pay dividends to its stockholders as may be reasonably required in order for the Company to maintain its qualification as a REIT or to avoid or to continue to avoid incurring entity level income or excise taxes, provided that any such dividends will result in an offsetting decrease to the Merger Consideration.

Q.	When do you expect the Merger to be completed?
A.
If the Company’s stockholders vote to approve the Merger and the other transactions contemplated by the Merger Agreement, and assuming that the other conditions to the Merger are satisfied or waived, it is anticipated that the Merger will be completed on the third Business Day after all of the conditions to Closing are satisfied or waived. However, there can be no assurances that the conditions will be satisfied or waived, or that the Merger will be completed on that anticipated timeline, or at all. Pursuant to the Merger Agreement, the Closing will take place on (A) the third Business Day after all closing conditions are satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing) or (B) at such other date as mutually agreed to by the parties to the Merger Agreement. Unless extended by mutual agreement, the Merger Agreement provides that either party may terminate the Merger Agreement if the Merger has not been consummated on or prior to the Outside Date. For further information regarding the timing of the Closing, see the sections of this proxy statement captioned “The Merger Agreement—Closing Date; Effective Time”.

Q.	What happens if the Merger is not completed?
A.
If the Merger Proposal is not approved by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company Common Stock pursuant to the Merger Agreement. Instead, the Company will remain a public company, and the shares of Company Common Stock will continue to be registered under the Exchange Act and listed on the NYSE. Upon a termination of the Merger Agreement, under certain circumstances and pursuant to the terms of the Merger Agreement, the Company will be required to pay Parent the Company Termination Fee and Parent will be required to pay the Company the Parent Termination Fee. For further information regarding the circumstances giving rise to payment of the Company Termination Fee, see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Company Termination Fee”.
Q.	If the Merger is completed, how do I obtain the Merger Consideration for the shares of Company Common Stock I hold?
A.
Following the completion of the Merger, your shares of Company Common Stock will automatically be converted into the right to receive your portion of the Merger Consideration. Shortly after the Merger is completed, if you are a record holder of stock, you will receive a letter of transmittal describing how you may exchange your shares of Company Common Stock for the Merger Consideration. If your shares of Company Common Stock are held in “street name” by your broker, bank, or other nominee, you may receive instructions from your broker, bank, or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q.	When and where is the Special Meeting?
A.
The Special Meeting will be held on June 26, 2026, at 9:00 a.m. Eastern Time, in a virtual format, at www.virtualshareholdermeeting.com/SILA2026SM. You will also be able to vote your shares online by attending the Special Meeting by webcast.

Q.	Who can vote at and attend the Special Meeting?
A.
Stockholders of record at the close of business on the Record Date, May 19, 2026, are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. As of May 19, 2026, the Company had 55,241,098 shares of Company Common Stock outstanding (including shares of Company Restricted Stock). The Company Common Stock constitutes the only class of voting securities of the Company entitled to vote at the Special Meeting. Each share of Company Common Stock is entitled to one vote on each matter submitted to a vote at a meeting of our stockholders. You will need to enter your control number printed on your proxy card to participate in the Special Meeting. The Special Meeting will begin promptly at 9:00 a.m., Eastern Time. You are encouraged to access the meeting prior to the start time. If you encounter any difficulties accessing the meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/SILA2026SM.

Q.	What is the quorum requirement?
A.
There must be a quorum present in order for the Special Meeting to be a duly held meeting at which business can be conducted. The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum for the transaction of business by such holders at the Special Meeting. Each share of Company Common Stock is entitled to one vote on each proposal presented at the Special Meeting. If you submit a properly executed proxy, even if you abstain from voting or do not give instructions for voting, then you will at least be considered part of the quorum.

Q.	What vote of stockholders is required to approve the Merger and the other transactions contemplated by the Merger Agreement?
A.
Approval of the Merger Proposal requires the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal. Because the required vote for the Merger Proposal is based on the number of votes the Company’s stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank, or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.

Q.
What vote of stockholders is required to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger?

A.
Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger requires the affirmative vote of a majority of the votes cast on the Advisory Merger-Related Compensation Proposal. For the purpose of the Advisory Merger-Related Compensation Proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank, or other nominee) and abstentions will have no effect on the proposal.
Q.	What vote of stockholders is required to approve adjournments of the Special Meeting?
A.
Approval of any adjournment of the Special Meeting to solicit additional proxies if necessary or appropriate, if there are not sufficient votes at the Special Meeting to approve the Merger Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. For the purpose of the Adjournment Proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank, or other nominee) and abstentions will have no effect on the proposal. The Company does not intend to call a vote on this proposal if the Merger Proposal is approved at the Special Meeting. Pursuant to the Bylaws, the chair of the meeting may also adjourn the Special Meeting from time to time without the approval of the stockholders, subject to the terms of the Merger Agreement.

Q.	Why is my vote important?
A.
If you do not authorize your proxy or submit voting instructions or personally vote at the Special Meeting, it will be more difficult for the Company to obtain the necessary quorum to hold the Special Meeting. In addition, because the Merger Proposal must be approved by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal, your failure to authorize your proxy or voting instructions or to personally vote at the Special Meeting will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

Q.	How does the Merger Consideration of $30.38 per share of Company Common Stock compare to the market price of shares of Company Common Stock?
A.
The Merger Consideration of $30.38 per share of Company Common Stock provides approximately a 19% premium over the closing price of shares of Company Common Stock on April 17, 2026, the last trading day before the Company publicly announced the execution of the Merger Agreement, approximately a 25.6% premium to the Company’s 30-day volume-weighted average share price ending April 17, 2026.

Q.	How does the Board recommend that I vote?
A.
The Board unanimously recommends that you vote your shares “FOR” the Merger Proposal, “FOR” the Advisory Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal. No director has informed us that he or she intends to oppose any action intended to be taken by us at the Special Meeting.

Q.	Do any of the Company’s directors and executive officers have any interest in the Merger and the other transactions contemplated by the Merger Agreement that is different than mine?
A.
Certain of the Company’s directors and executive officers have certain interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally, including payment in respect of Company Restricted Stock Awards, Company Deferred Stock Units, potential severance benefits, and rights to ongoing indemnification and insurance coverage. See the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about interests that the Company’s directors and executive officers have in the Merger and the other transactions contemplated by the Merger Agreement that are different than yours.

Q.	What do I need to do now?
A.
After carefully reading and considering the information contained in this proxy statement and the annexes attached to this proxy statement, please vote your shares of Company Common Stock or authorize a proxy to vote your shares of Company Common Stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company Common Stock that you owned as of the Record Date.

Q.	How do I cast my vote during the Special Meeting?
A.
The Special Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Special Meeting by visiting the following website: www.virtualshareholdermeeting.com/SILA2026SM. To participate in the Special Meeting, you will need the 16-digit control number included on your Notice of Availability of Proxy Materials (the “Notice”) or on your proxy card. If you have any questions about your control number, please contact the bank, broker or other nominee that holds your shares. Shares held in your name as the stockholder of record may be voted electronically during the Special Meeting. Shares for which you are the beneficial owner but not the stockholder of record may also be voted electronically during the Special Meeting. Even if you plan to participate in the Special Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the Special Meeting.
Q.	How do I vote my shares without participating in the Special Meeting?
A.
Whether you plan to attend the Special Meeting and vote at the meeting or not, we urge you to have your vote recorded. Stockholders who have received a paper copy of a proxy card or voting instruction card may submit their proxy via mail, using the provided proxy card. In addition, stockholders who live in the United States may authorize a proxy by following the “Vote by Phone” instructions on the Notice or provided proxy card. Stockholders with Internet access may submit a proxy by following the “Vote by Internet” instructions on the Notice or provided proxy card. The telephone and the Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded. If the telephone or the Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. If you attend the Special Meeting, you also may submit your vote as described above, and any previous votes or proxies that you submitted will be superseded by the vote that you cast at the Special Meeting. However, attendance at the Special Meeting without voting your shares is not sufficient to revoke any previously authorized proxy. If you authorize your proxy by telephone or over the Internet or return your signed proxy card, but do not indicate how you wish to vote, your shares of Company Common Stock will be counted as present for purposes of determining a quorum and voted: (A) “FOR” the Merger Proposal, (B) “FOR” the Advisory Merger-Related Compensation Proposal, and (C) “FOR” the Adjournment Proposal. If you hold your shares in “street name” (that is, through a broker, bank, or other nominee), your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote your shares. You should instruct your broker, bank, or other nominee how to vote your shares by following the voting instructions provided by your broker, bank, or other nominee.

Q.	What will happen if I fail to provide voting instructions for shares I hold in “street name”?
A.
With respect to the Merger Proposal, if you hold shares in “street name” and fail to give voting instructions to your broker, bank, or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Advisory Merger-Related Compensation Proposal and the Adjournment Proposal, if you hold your shares in “street name” and fail to give voting instructions to your broker, bank, or other nominee, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the Special Meeting. All of the proposals in this proxy statement are non-routine matters, so brokers, banks, and other nominees will not have authority to vote on any proposals unless instructed. Accordingly, if you own shares of Company Common Stock through a broker, bank, or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank, or other nominee provides to you, as brokers, banks, and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. For more information, see the section of this proxy statement captioned “The Special Meeting—Voting of Shares”.

Q.	What will happen if I abstain from voting or fail to vote?
A.
With respect to the Merger Proposal, if you abstain from voting or fail to personally cast your vote at the Special Meeting or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Advisory Merger-Related Compensation Proposal and the Adjournment Proposal, if you abstain from voting or fail to personally cast your vote at the Special Meeting or by proxy, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the Special Meeting.

Q.	What happens if I sell my shares of Company Common Stock before the Special Meeting?
A.
If you held shares of Company Common Stock on the Record Date but transfer them after the Record Date and prior to the Effective Time, you will retain your right to vote at the Special Meeting, but not the right to receive the Merger Consideration for those shares. The right to receive such consideration when the Merger becomes effective will pass to the person who at that time owns the shares of Company Common Stock you previously owned.

Q.	What if I return my proxy and then change my mind?
A.
You have the right to revoke your proxy at any time before the vote by: (A) notifying Kay C. Neely, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, in writing at our offices located at 1001 Water St., Suite 800, Tampa, Florida 33602; (B) attending the Special Meeting and voting; or (C) authorizing another proxy again at a later date using the same procedure as set forth above, but before the Special Meeting date. Only the most recent proxy authorization or vote will be counted, and all others will be discarded regardless of the method of voting.

Q.	What are the material U.S. federal income tax consequences of the Merger?
A.
If you are a U.S. holder, the exchange of your shares of Company Common Stock for Merger Consideration (including any amounts required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of Merger Consideration you receive pursuant to the Merger (including any amounts required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s shares of Company Common Stock for Merger Consideration in the Merger unless such non-U.S. holder has certain connections to the United States or shares of Company Common Stock are treated as a United States real property interest in such holder’s hands. You should consult your tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your particular circumstances and any consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”.

Q.	What rights do I have if I oppose the Merger and the other transactions contemplated by the Merger Agreement?
A.
If you were a stockholder of record on the Record Date, you can vote against the Merger Proposal. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of your shares of Company Common Stock in connection with the Merger. As permitted by Maryland law, the Company’s Third Articles of Amendment and Restatement provides that stockholders are not entitled to exercise such rights and, accordingly, stockholders who object to the Merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the Merger. For more information, see the section of this proxy statement captioned “No Dissenters’ Rights of Appraisal”.

Q.	Where can I find the voting results of the Special Meeting?
A.
The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission (“SEC”) following the Special Meeting. All reports that the Company files with the SEC are publicly available on the SEC’s website at www.sec.gov.

Q.	Can I participate if I am unable to attend the Special Meeting?
A.
If you are unable to attend the virtual meeting, the Company encourages you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

Q.	Have any stockholders already agreed to vote to approve the Merger Proposal?
A.	To our knowledge, there are no contractual voting agreements in place with respect to the Merger Proposal.
Q.	Where can I find more information about the Company?
A.
The Company files certain information with the SEC. This information is available on the SEC’s website at www.sec.gov and on the Company’s website at www.investors.silarealtytrust.com. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document the Company files with or furnishes to the SEC. You can also request copies of these documents from the Company. See the section of this proxy statement captioned “Where You Can Find Additional Information”.

Q.	Who pays the cost of this proxy solicitation?
A.
We will pay all the costs of soliciting these proxies. Our Board is soliciting your proxy on our behalf. We have engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for a fee of $25,000 as well as certain additional per-service fees and reimbursement of reasonable fees and expenses for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q.	Who can help answer my other questions?
A.	If after reading this proxy statement you have more questions about the Special Meeting or the Merger, you should contact D.F. King, the Company’s proxy solicitor, as follows:
D.F. King & Co., Inc.
28 Liberty Street, FL 53
New York, NY 10005
Toll-Free: (866) 416-0577
Banks and brokers may call collect: 646-759-4549
Email: SILA@dfking.com
If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement and the documents that the Company incorporates by reference herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Securities Act and the Exchange Act, as applicable by law. Such statements include, among others:
•
risks associated with the Company’s ability to obtain the stockholder approval required to consummate the Merger and the timing of the Closing, including the risks that a condition to Closing will not be satisfied within the expected timeframe or at all or that the Closing will not occur;

•	the outcome of any legal proceedings that may be instituted against the parties to, and others related to, the Merger and the Merger Agreement;
•	the risk that stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;
•
unanticipated difficulties or expenditures relating to the Merger, the response of business partners and competitors to the announcement of the Merger, potential difficulties in the Company’s ability to retain and hire key personnel and maintain relationships with tenants and other third parties as a result of the Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the Merger;

•	the risks related to liquidity and capital resources, capital expenditures, material cash requirements, and debt service requirements;
•	macroeconomic factors, including expected interest rates, interest rate hedging impacts and practices, and inflation;
•	disruption in the debt and banking markets;
•	the ability of our tenants to satisfy their rent and other obligations under their leases;
•
tariffs and changes in other governmental policies, including the impacts of government shutdowns, term loan requirements, share repurchases, our acquisitions and dispositions, leases, dividends, distributions, strategies, transactions, plans, goals, objectives, and prospects; and

•
other factors, including those risks disclosed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the SEC, including any subsequent reports on Form 10-Q and Current Reports on Form 8-K.

Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “endeavor,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement filed with the SEC. We make no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this proxy statement, and we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution investors not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this proxy statement. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

PROPOSAL 1
MERGER PROPOSAL
The Company is asking its stockholders to vote on the Merger Proposal to approve the Merger and the other transactions contemplated by the Merger Agreement.
For detailed information regarding the Merger Proposal, see the information about the Merger, the Merger Agreement and the other transactions contemplated thereby throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement”. A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Approval of the Merger Proposal requires the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR”, “AGAINST”, or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 1. Because the required vote for the Merger Proposal is based on the number of votes the Company’s stockholders are entitled to cast rather than on the number of votes cast, if you abstain from voting, fail to authorize a proxy to vote your shares, fail to personally vote at the Special Meeting, or fail to instruct your broker, bank, or other nominee on how to vote, such abstention or failure to vote will have the same effect as voting “AGAINST” the Merger Proposal.
Stockholder approval of the Merger Proposal is a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement. In the event the Merger Proposal does not receive stockholder approval, the Merger and the other transactions contemplated by the Merger Agreement cannot be completed.
Recommendation of Our Board
THE BOARD RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2
ADVISORY MERGER-RELATED COMPENSATION PROPOSAL
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14-a21(c) under the Exchange Act, the Company is required to submit the Advisory Merger-Related Compensation Proposal to our stockholders to approve, on an advisory, non-binding basis, the “golden parachute” compensation payments that will or may be made by the Company and its subsidiaries to its named executive officers that are based on or otherwise relate to the Merger. This proposal, commonly known as a “say on golden parachute” proposal, gives stockholders the opportunity to vote on an advisory, non-binding basis on the “golden parachute” compensation payments that will or may be paid by the Company and its subsidiaries to its named executive officers that are based on or otherwise relate to the Merger. Information intended to comply with Item 402(t) of Regulation S-K under the Exchange Act concerning this compensation, subject to certain assumptions described therein, is presented in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.
The Company is asking its stockholders to vote “FOR” the following resolution:
“RESOLVED, that Sila Realty Trust, Inc. stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Sila Realty Trust, Inc. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the Exchange Act under the heading “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”.”
Approval and adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the Advisory Merger-Related Compensation Proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR”, “AGAINST”, or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 2. If you abstain from voting, fail to authorize a proxy to vote your shares, fail to personally vote at the Special Meeting, or fail to instruct your broker, bank, or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the Advisory Merger-Related Compensation Proposal (assuming a quorum is present).
Stockholder approval of the Advisory Merger-Related Compensation Proposal is not a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement. The vote on the Advisory Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Advisory Merger-Related Compensation Proposal and vice versa. Because the vote on the Advisory Merger-Related Compensation Proposal is advisory only, it will not be binding on either the Company or Parent or their respective affiliates. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation that is contractually required to be paid will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders on the Advisory Merger-Related Compensation Proposal.
Recommendation of Our Board
THE BOARD RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE ADVISORY MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL 3
ADJOURNMENT PROPOSAL
The Company is asking its stockholders to vote on the Adjournment Proposal to approve any adjournments of the Special Meeting for the purpose of soliciting additional proxies if necessary or appropriate if there are not sufficient votes at the Special Meeting to approve the Merger Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the Adjournment Proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR”, “AGAINST”, or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 3. If you abstain from voting, fail to authorize a proxy to vote your shares, fail to personally vote at the Special Meeting, or fail to instruct your broker, bank, or other nominee on how to vote, such abstention or failure to vote will have no effect on the outcome of the Adjournment Proposal (assuming a quorum is present).
Stockholder approval of the Adjournment Proposal is not a condition to the completion of the Merger and the other transactions contemplated by the Merger Agreement.
Recommendation of Our Board
THE BOARD RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

THE PARTIES TO THE MERGER
Sila Realty Trust, Inc.
1001 Water St., Suite 800
Tampa, Florida 33602
(813) 287-0101
Sila Realty Trust, Inc., a Maryland corporation that was formed on January 11, 2013, is headquartered in Tampa, Florida, and has elected, and conducts its operations so as to qualify to be taxed as a real estate investment trust, or a REIT, under the Code, for federal income tax purposes. Substantially all of Sila’s business is conducted through the Operating Partnership. Sila is the sole general partner of the Operating Partnership and directly and indirectly owns 100% of the Operating Partnership.
Sila is an internally managed company primarily focused on investing in the growing and resilient healthcare sector. Sila invests in high quality net lease healthcare facilities across the continuum of care, in the pursuit of generating predictable, durable and growing income streams. Sila’s properties include, among others, medical outpatient buildings, inpatient rehabilitation facilities, and surgical and specialty facilities. Sila may also make other real estate related investments, which may include equity or debt interests in other real estate entities.
As of March 31, 2026, Sila owned 137 real estate healthcare properties and three undeveloped land parcels.
Sila’s corporate headquarters is located in Tampa, Florida. Sila’s website is www.silarealtytrust.com. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement. The shares of Company Common Stock are listed on the NYSE under the ticker symbol “SILA”. For additional information about the Company and the Company’s business, please refer to the section of this proxy statement captioned “Where You Can Find Additional Information”.
Sunshine Ultimate Parent LLC and Sunshine Holding REIT LLC
Sunshine Ultimate Parent LLC, a Delaware limited liability company, is an affiliate of private real estate funds managed by affiliates of Blue Owl Real Estate Capital LLC and was formed solely for the purpose of the Merger and the other transactions contemplated by the Merger Agreement. Sunshine Holding REIT LLC, a Delaware limited liability company, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the Merger and the other transactions contemplated by the Merger Agreement. Neither Parent nor Merger Sub have carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Parent and Merger Sub are at times referred to in this proxy statement together, as the “Parent Parties”.

THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
Your proxy is solicited on behalf of the Board for exercise at the Special Meeting to be held on June 26, 2026, at 9:00 a.m., Eastern Time, virtually at www.virtualshareholdermeeting.com/SILA2026SM, or at any postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Special Meeting.
The purpose of the Special Meeting is for you to consider and vote on the following matters:
•	a proposal to approve the Merger Proposal;
•	a proposal to approve, on a non-binding, advisory basis, the Advisory Merger-Related Compensation Proposal; and
•	a proposal to approve the Adjournment Proposal.
Pursuant to the Bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting. The affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal is required to approve the Merger Proposal and for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which the Company encourages you to read carefully in its entirety.
Attending the Meeting
The Special Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. You will be able to attend the Special Meeting online by visiting www.virtualshareholdermeeting.com/SILA2026SM. You will be able to vote your shares online by attending the Special Meeting by webcast if you were a stockholder of record or obtain a legal proxy from your bank, broker or other nominee.
To participate in the Special Meeting, you will need to review the information included on your proxy card or the instructions that accompanied your proxy materials. You will need to enter your control number printed on your proxy card to participate in the Special Meeting.
The Special Meeting will begin promptly at 9:00 a.m., Eastern Time. You are encouraged to access the meeting prior to the start time. If you encounter any difficulties accessing the meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/SILA2026SM.
Record Date, Notice and Quorum
Record holders of outstanding shares of Company Common Stock as of the close of business on May 19, 2026, the Record Date for the Special Meeting, are entitled to vote at the Special Meeting on all matters to be voted upon. As of the Record Date, there were 55,241,098 shares of Company Common Stock outstanding (including shares of Company Restricted Stock). On each matter presented to the Company’s stockholders for vote at the Special Meeting, the holders of shares of Company Common Stock are entitled to one vote per share held as of the Record Date.
The presence at the Special Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business by such holders at the Special Meeting.
Required Vote
Completion of the Merger requires approval of the Merger Proposal by the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal. Each stockholder is entitled to cast one vote on each matter presented at the Special Meeting for each share of Company Common Stock owned by such stockholder on the Record Date. Because the required vote for the Merger Proposal is based on the number of votes holders of shares of Company Common Stock are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or fail to vote online during the virtual Special Meeting, or fail to instruct your broker on how to vote, such failure will have the same effect as voting “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of the Advisory Merger-Related Compensation Proposal and the approval of the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on such proposal. Approval of either or both of these proposals is not a condition to completion of the Merger. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares, fail to personally vote at the Special Meeting, or fail to instruct your broker on how to vote, it will not have any effect on the outcome of such proposals, assuming a quorum is otherwise present at the meeting. Abstentions, while present for purposes of determining presence of a quorum, are not considered votes cast and therefore will have no other effect on the outcome of these two proposals.
In order for your shares of Company Common Stock to be voted, if you were a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or personally vote at the Special Meeting.
As of the Record Date, the Company’s directors and executive officers beneficially owned and are entitled to vote an aggregate of approximately 521,068 of the outstanding shares of Company Common Stock, entitling them to exercise approximately 0.94% of the voting power of shares of Company Common Stock entitled to vote at the Special Meeting.
Votes cast by proxy or virtually at the Special Meeting will be counted by the person appointed by the Company to act as inspector of election for the Special Meeting. The inspector of election will also determine the number of shares of Company Common Stock represented at the Special Meeting, virtually or by proxy.
Solicitation of Proxies
The Board is soliciting proxies for the Special Meeting from the Company’s stockholders. The Company will bear the entire cost of soliciting proxies from its stockholders. The Company has retained the services of D.F. King to assist with the solicitation of proxies in connection with the Special Meeting, and it will pay D.F. King $25,000, as well as certain additional per-service fees and reimbursement of reasonable fees and expenses for these services. In addition to the solicitation of proxies by delivery of the proxy statement by mail, the Company will request that brokers, banks, and other nominees that hold shares of Company Common Stock, which are beneficially owned by its stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. The Company may also use several of its regular employees, who will not be specially compensated, to solicit proxies from its stockholders, either personally or by telephone, Internet, facsimile, or special delivery letter.
Voting of Shares
You may vote by attending the Special Meeting and personally voting, or you may vote by authorizing a proxy to vote on your behalf. The method of voting by proxy differs for shares held as a record holder and shares held in “street name”. If you hold your shares of Company Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may authorize a proxy to vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.
If you hold your shares of Company Common Stock in “street name”, which means your shares are held of record by a broker, bank, or other nominee, you will receive a notice from your broker, bank, or other nominee that includes instructions on how to vote your shares. Your broker, bank, or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to authorize your vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank, or other nominee by following the instructions on the notice provided by your broker, bank, or other nominee.
All of the proposals in this proxy statement are non-routine matters, so brokers, banks, and other nominees will not have authority to vote on any proposals unless instructed, and the Company does not expect there to be any broker non-votes at the Special Meeting. A broker non-vote occurs when shares held by a bank, broker, trust, or other nominee are represented at a meeting, but the bank, broker, trust, or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own shares of Company Common Stock through a broker, bank, or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank, or other nominee provides to you, as brokers, banks, and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank, or other nominee as to how to vote your shares of Company Common Stock following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, or other nominee who can give you directions on how to vote your shares of Company Common Stock. If you hold your shares of Company Common Stock through a broker, bank, or other nominee and wish to personally vote at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank, or other nominee (which may take several days). Because the Merger Proposal requires the affirmative vote of the holders of shares of Company Common Stock entitled to cast a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Proposal. Because the approval of each of (i) the Advisory Merger-Related Compensation Proposal and (ii) the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is otherwise present.
If you authorize a proxy to vote your shares through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you authorize a proxy to vote your shares by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. Regardless of whether you plan to attend the Special Meeting, the Company requests that you authorize a proxy for your shares of Company Common Stock as described above as promptly as possible. If you properly give your proxy and submit it to the Company in time to vote, one of the individuals named as your proxy will vote your shares as described below.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted as follows: “FOR” the Merger Proposal, as described in this proxy statement, “FOR” the Advisory Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal. This proxy gives each of Michael A. Seton and Kay C. Neely discretionary authority to vote your shares in accordance with his or her discretion with respect to all additional matters that might come before the Special Meeting.
Proxies and Revocation
If you authorize a proxy, your shares of Company Common Stock will be voted at the Special Meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares of Company Common Stock will be voted in accordance with the recommendations of the Board. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal.
If you were a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Special Meeting by taking any of the following actions:
•	Notifying Kay C. Neely, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, in writing at our offices located at 1001 Water St., Suite 800, Tampa, Florida 33602;
•	Attending the Special Meeting and voting; or
•
Authorizing another proxy again at a later date using the same procedure as set forth above, but before the Special Meeting date. Only the most recent proxy authorization or vote will be counted and all others will be discarded regardless of the method of voting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Sila Realty Trust, Inc.
1001 Water St., Suite 800
Tampa Florida, 33602
Attention: Kay C. Neely, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee. You must contact your broker, bank, or other nominee to find out how to do so. See above regarding how to personally vote at the Special Meeting if your shares are held in “street name”.
Pursuant to the Bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
Availability of Proxy Materials for the Special Meeting
The Company’s proxy materials, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, are available online at the Company’s website at www.silarealtytrust.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be postponed or adjourned for the purpose of soliciting additional proxies and votes in favor of the Merger and the other transactions contemplated by the Merger Agreement if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, when convened on June 26, 2026, or when convened or reconvened following any postponement or adjournment. On a date for which the Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company has the right to (and, if requested by Parent on no more than two occasions, the Company will) make one or more successive postponements or adjournments (in each case, of no more than ten Business Days) of the Special Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated by the Merger Agreement; provided, that such postponements or adjournments shall not exceed 30 Business Days in the aggregate without the prior written consent of Parent.
Voting at the Special Meeting
If you plan to attend the virtual Special Meeting and wish to vote online, you will need the control number included on your proxy card or on the instructions that accompany your proxy materials. Please note, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, and you wish to vote at the virtual Special Meeting, you must have a legal proxy from the record holder of the shares, which is the broker, bank, or other nominee, authorizing you to vote at the Special Meeting.

THE MERGER
General Description of the Merger
Pursuant to the Merger Agreement and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company will be merged with and into Merger Sub, with Merger Sub surviving the merger.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation and correspondence among representatives of the Company, potential buyers and their respective affiliates or advisors. All dates and times referred to in the following chronology are Eastern Time unless otherwise indicated.
In the ordinary course of business, the Board and Company management regularly evaluate a range of financial and strategic opportunities aimed at enhancing stockholder value. In connection with these evaluations, the Board and Company management have regularly considered strategies for enhancing stockholder value, such as raising capital, potential acquisitions or other investments in health care real estate assets, disposing of certain Company assets and exploring other transactions that could complement or expand the Company’s operations on a stand-alone basis or otherwise. The Company also routinely engages in ordinary course discussions with significant investors and market participants concerning publicly available information about the Company, including the Company’s business and future.
On December 2, 2025, the Board held a meeting to discuss the Company’s long-term strategy, with a representative of Hogan Lovells US LLP, the Company’s outside corporate counsel (“Hogan Lovells”), attending. At this meeting, Michael A. Seton, President and Chief Executive Officer of the Company, reviewed the challenges the Company had faced since listing its shares, reviewed a range of opportunities for enhancing stockholder value, and then recommended the Company explore strategic options (including, among other things, the sale of the Company) and engaging a financial advisor to assist with exploring strategic options. The Board discussed the current and prospective environment in which the Company operates, including business, market and operating conditions, the challenges facing the Company given its lack of scale, small public float and persistent trading discount compared to peers and the estimated value of the Company’s assets, and the potential benefits and detriments of exploring a strategic transaction. Following this discussion, the Board agreed with Mr. Seton’s recommendation that the Company should engage a financial advisor in connection with exploring strategic alternatives for the Company. The Board also discussed potential financial advisors and engagement terms and, based on Mr. Seton’s recommendation, authorized Mr. Seton to engage BofA Securities Inc.’s (“BofA Securities”) as the Company’s financial advisor based on its experience with similar transactions, its reputation in the investment community and its familiarity with the Company and its business.
Following this meeting, on December 22, 2025, the Company engaged BofA Securities to assist in its review of strategic alternatives available to the Company.
On January 13, 2026, Mr. Seton received a call from representatives of Citigroup Global Markets Inc. (“Citi”) seeking to arrange a discussion between representatives of an affiliate of Parent (“Blue Owl”) and the Company as an informal introduction between the Company and Blue Owl, each of which invests in net lease real estate assets. Mr. Seton informed Citi that the Company could not have a discussion with Blue Owl at that time. There were no discussions regarding the potential terms of a transaction at that time.
On January 15, 2026, the Board held a meeting with representatives of the Company’s management, with representatives of BofA Securities and Hogan Lovells attending. At this meeting, representatives of BofA Securities presented to the Board regarding the market trends for companies comparable to the Company, the position of the Company within the broader market, the favorable environment for take private transactions involving REITs of a comparable size, as well as certain preliminary valuation perspectives. Representatives of Hogan Lovells provided an overview of the directors’ fiduciary duties owed to the Company’s stockholders under Maryland law. Shortly after the Board meeting concluded, an executive session of the Board was held. The Board discussed strategic alternatives to maximize value for the Company stockholders, including the benefits and risks of a potential sale of the Company’s assets and the potential sale of the Company as a going concern. In light of the adverse impacts of the Company’s lack of scale, including on tenant and property diversification, cash flow volatility, and cost of capital, the challenges the Company faced with respect to internal and external future earnings growth, the adverse impacts of the Company’s limited share float, the fact the Company’s shares had persistently traded at a discount to peers and the estimated value of the Company’s net asset value, and the favorable market outlook for take private transactions of comparable REITs, the Board authorized Company management to proceed with, and instructed Company management to direct BofA Securities to engage in and conduct, a robust and wide marketing process for the potential sale of the Company.
On January 20, 2026, BofA Securities began contacting various third parties, including REITs, strategic real estate companies and financial sponsors, to gauge interest in a potential transaction involving the Company. Between January 20, 2026 and mid-March 2026, BofA Securities contacted 81 potentially interested third-party buyers. BofA Securities shared the form of nondisclosure agreement with each potential buyer that expressed an interest in receiving more information regarding a potential transaction with the Company, which non-disclosure agreement contained, among other provisions, a standstill provision, an employee non-solicitation provision, and a 24-month term. From January 20, 2026 through March 13, 2026, the Company negotiated nondisclosure agreements with approximately 43 third parties and entered into nondisclosure agreements with 31 third parties. Each party that executed a nondisclosure agreement with the Company was given access to certain diligence materials in a confidential virtual data room (the “Round I Data Room”).
Between February 3, 2026 and April 19, 2026, the Company and the various potential bidders exchanged due diligence questions and responses through their respective representatives.
On February 17, 2026, the Company provided instructions in the Round I Data Room regarding the submission of preliminary proposals for the proposed sale of the Company. The deadline for submission of preliminary proposals was March 11, 2026.
On March 6, 2026, Party A requested permission to work with Party B. Later in the day on March 6, 2026, the Company consented for Party A and Party B to become co-bidders (collectively, “Consortium A”).
On March 11, 2026, the Company received preliminary indications of interest from Blue Owl, Consortium A, Party C, Party D, Party E and Party F.
Blue Owl submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $28.50 per share in cash (the “Blue Owl Proposal”).
Consortium A submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $30.25 per share in cash (the “Consortium A Proposal”).
Party C submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $29.00 per share in the common stock of Party C, expressing an openness to paying a combination of stock and cash as consideration (the “Party C Proposal”).
Party D submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $29.98 per share in cash (the “Party D Proposal”).
Party E submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $28.20 per share in cash (the “Party E Proposal”). After submitting their written preliminary indication of interest, Party E conveyed orally to BofA Securities that they would be amenable to increase the purchase price from $28.20 in their bid letter to $28.60.
Party F submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $25.50 to $26.50 per share in cash (the “Party F Proposal”).
As of the date of the Blue Owl Proposal, the Consortium A Proposal, the Party C Proposal, the Party D Proposal, the Party E Proposal, and the Party F Proposal, the closing share price of the Company Common Stock was $25.03.
On March 12, 2026, the Company received a preliminary indication of interest from Party G. Party G submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $29.00 per share in cash (the “Party G Proposal”). As of the date of the Party G Proposal, the closing share price of Company Common Stock was $24.90.
On March 13, 2026, the Company received a preliminary indication of interest from Party H and a revised preliminary indication of interest from Party D.
Party H submitted a preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price range of $27.00 to $28.50 per share in cash (the “Party H Proposal”).

Party D submitted a revised preliminary indication of interest for an acquisition of all the outstanding Company Common Stock for a purchase price of $29.94 per share in cash (the “Revised Party D Proposal” and, together with the Blue Owl Proposal, the Consortium A Proposal, the Party C Proposal, the Party E Proposal, the Party F Proposal, the Party G Proposal and the Party H Proposal, the “Preliminary Proposals”). All other material terms of the Revised Party D Proposal aligned with the Original Party D Proposal.
As of the date of the Party H Proposal and the Revised Party D Proposal, the closing share price of Company Common Stock was $24.53.
In addition, between March 9, 2026 and March 16, 2026, the Company received preliminary indications of interest from four additional bidders that submitted proposals to acquire a portion of the Company’s assets, which proposals did not conform to the Company’s February 17, 2026 instructions to bidders to provide a proposed per share purchase price for the acquisition of the Company.
On March 16, 2026, the Board held a meeting with representatives of Company management, BofA Securities and Hogan Lovells attending. During this meeting, the Board discussed with Company management and its advisors the terms of the Preliminary Proposals, certain preliminary financial analyses related thereto prepared by BofA Securities at the direction of the Company, the potential strategic alternatives available to the Company (including continuing as a stand-alone company or engaging in a sale of assets) and the potential benefits and drawbacks of each of the Preliminary Proposals. BofA Securities noted that two other parties may also submit preliminary indications of interest for the acquisition of all the Company’s outstanding common stock, but such indications were never received. Following these discussions, with the Board’s approval, Mr. Seton instructed BofA Securities to provide additional diligence materials in a confidential virtual data room (the “Round II Data Room”) to each of Blue Owl, Consortium A, Party C, Party D, Party E and Party G and their respective representatives. Party F and Party H did not advance to Round II of the sale process because the terms of their proposals were determined by the Board to be less favorable to the Company’s stockholders.
On March 16, 2026, in connection with inviting Party C into Round II of the process, representatives of BofA Securities relayed to Party C’s financial advisor that there was a preference on behalf of the Company for cash consideration. Party C’s financial advisor indicated that Party C was indifferent to the form of consideration.
Later on March 16, 2026, in connection with inviting Blue Owl into Round II of the process, representatives of BofA Securities advised Blue Owl that it provided the lowest Round I bid that was advanced into Round II and indicated that offer price improvement was expected in Round II.
On March 18, 2026, Consortium A requested to contact multiple debt financing sources in connection with a possible transaction. The Company’s advisors, acting on behalf of the Company, gave consent for Consortium A to contact such debt financing sources.
On March 19, 2026, the Company provided drafts (a form for financial buyers and a form for strategic buyers) of the merger agreement to bidders in the Round II Data Room. The version of the merger agreement for financial buyers provided for, among other things, (i) no-shop and “fiduciary out” provisions; (ii) a Company termination fee, providing for a termination fee equal to 3% of the Company’s equity value, payable by the Company in certain instances, including upon termination for a change in recommendation or superior proposal; (iii) a buyer termination fee equal to 10% of the Company’s equity value, payable upon termination by the Company for a material breach by buyer or a failure to close by buyer or termination by buyer at a time when the Company had a right to terminate for the foregoing reasons, with an alternative ability of the Company to seek specific performance so long as the buyer’s debt financing for the transaction was available; (iv) a limited guarantee (if required) from a creditworthy affiliate of the buyer with respect certain financial obligations of buyer; (v) no restriction with respect to the number of dividends that the Company could make prior to the consummation of the transaction; (vi) customary closing conditions; and (vii) a 9-month outside date. The strategic form of the merger agreement contained identical provisions but did not contemplate a buyer termination fee or a guarantee of financial obligations of buyer and did not limit the ability of the Company to seek specific performance if debt financing was unavailable.
On March 24, 2026, the Company provided instructions in the Round II Data Room regarding the submission of definitive, binding proposals and guidelines for any discussion or presentations to Company management. The Company instructed bidders to submit a definitive, binding proposal on April 15, 2026 and strongly suggested that bidders submit any proposed revisions to the merger agreement to Hogan Lovells prior to such bid submission deadline.

Also on March 24, 2026 and again on March 27, 2026, Consortium A requested permission to contact sources of equity financing and potential co-bidders in connection with making a Round II bid. The Company’s advisors, acting on behalf of the Company, granted consent to each such request.
On March 26, 2026, Party D advised the Company that it was no longer interested in pursuing the acquisition of all of the outstanding equity of the Company but remained interested in the acquisition of a sizable portfolio of the Company’s assets. As a result, Party D requested the ability to become a co-bidder with Party C.
On March 27, 2026, Party C requested permission to work with Party D, indicating Party C was prepared to backstop the bid as a standalone buyer, and expressing a belief that the partnership with Party D would allow Party C to provide the most constructive offer possible.
On March 27, 2026, the Company provided the Company Disclosure Letter and Schedules to the Merger Agreement in the Round II Data Room.
On March 28, 2026, after considering the risk of losing the participation of Party D as part of the sale process and the benefit of aligning two strong potential bidders with interests in different assets of the Company, the Company consented to Party C and Party D becoming co-bidders (Party C and Party D, collectively, “Consortium B”), subject to the agreement by Party C that any joint-bidding arrangements between Party C and Party D would not change the expectation that Party C would be the lead bidder and any proposed transaction would follow the terms of the form of merger agreement for strategic buyers. Party C also agreed that any allocation of the Company’s assets amongst Party C and Party D would not impact the timing or certainty of closing a transaction with the Company. In connection with such discussions, representatives of BofA Securities reiterated the Company’s preference for cash consideration.
Between March 31, 2026 and April 9, 2026, representatives of Consortium A, representatives of BofA Securities and representatives of the Company visited approximately 18 properties of the Company in Oklahoma, Texas, Iowa and New Jersey as a prerequisite to Consortium A obtaining the appropriate internal approvals to submit a final proposal.
On April 1, 2026, Party E notified the Company that Party E had decided to withdraw from the bidding process due to inability to obtain sufficient equity capital financing.
On April 7, 2026, the Company held a legal diligence call with Blue Owl. Representatives of the Company, Hogan Lovells and BofA Securities attended on behalf of the Company, and representatives of Kirkland & Ellis LLP, outside legal counsel to Blue Owl (“Kirkland & Ellis”) and Blue Owl attended on behalf of Blue Owl.
On the same day, Party G indicated that for a variety of reasons, including increased interest rates and wider borrowing spreads since the Round I bid date, it was unlikely to submit a Round II bid.
On April 8, 2026, representatives of outside legal counsel to Consortium A, had a discussion with representatives of Venable LLP, the Company’s outside legal counsel for tax matters (“Venable”), and representatives of Hogan Lovells regarding the tax structuring of a potential acquisition by Consortium A.
On the same day, Mr. Seton, Kay C. Neely, Executive Vice President and Chief Financial Officer of the Company, Miles F. Callahan, SVP Acquisitions, Capital Markets, and Research and Credit, and Jason R. Klein, SVP Asset Management, and BofA Securities met telephonically with representatives of Consortium B and its financial advisor to discuss certain business and financial diligence questions. Representatives of BofA reiterated on the call that there was a preference for cash consideration.
On April 9, 2026, Mr. Seton, Ms. Neely, Mr. Callahan, Mr. Klein, and representatives of BofA Securities met telephonically with representatives of Blue Owl and Citi to discuss certain business and financial diligence questions.
On April 12, 2026, in advance of submitting comments to the Company’s draft merger agreement, representatives of Hogan Lovells and representatives of Kirkland & Ellis met telephonically to discuss certain matters regarding a potential transaction including the structure of a potential transaction and the timing of consummation of a potential transaction.
Early in the morning on April 13, 2026, representatives of Kirkland & Ellis submitted, on behalf of Parent, a revised draft of the financial buyer version of the merger agreement to the Company, which contained the following terms, among others: (i) additional restrictions on the Company’s ability to engage with and respond to alternative potential buyers in order to exercise its “fiduciary out” with respect to alternative acquisition proposals and a superior proposal; (ii) the requirement that the Company deliver to Parent at closing an amendment to its credit facility that would permit the consummation of the merger; (iii) an increase to the Company termination fee to 3.7% of the

Company’s equity value; (iv) a decrease in the Parent termination fee to 8% of the Company’s equity value, and the addition that such amount would be a cap on Parent’s damages in connection with the merger, including in the event of fraud or willful and knowing breach by Parent; (v) the addition of a cap on enforcement expenses equal to $2 million; (vi) the deletion of the payment of the Parent termination fee in the event that the Company terminates the merger agreement for a material Parent breach; (vii) the potential for a regulatory approval closing condition; (viii) a limitation on the Company’s ability to declare and pay more than one dividend prior to the closing; and (ix) reliance of Parent on cash held by or available to the Company for sufficiency of funds to consummate the merger. Later that morning, representatives of Kirkland & Ellis provided an equity commitment letter and a limited guarantee to the Company and representatives of Hogan Lovells.
Also on April 13, 2026, Mr. Seton, Ms. Neely, Mr. Callahan, Mr. Klein, Samuel W. Brannan, SVP and Chief Accounting Officer, and representatives of BofA Securities met with representatives of Consortium A and Consortium A’s financial advisor, at the Company’s offices in Tampa, Florida. At this meeting, the parties discussed business and financial due diligence matters. Representatives of Consortium A indicated that Consortium A was continuing to finalize its valuation work and complete its due diligence, and expected to provide a Round II bid on April 20, 2026, after the April 15, 2026 bid deadline. Consortium A also indicated that it would require approximately 30 to 45 days after their bid submission to reach a definitive agreement with the Company. Mr. Seton and representatives of BofA Securities advised such representatives of Consortium A that the Company had a Board meeting scheduled for the morning of April 17, 2026, at which the Board planned to review the offers received. Mr. Seton reiterated the need for Consortium A to submit its bid pricing indication prior to the Board meeting so that Consortium A did not miss the opportunity to have its offer considered by the Board as part of the sale process. Mr. Seton also advised that Consortium A’s anticipated timeline to reach a definitive agreement with the Company was not in line with the Board’s expected timeline for signing a definitive agreement.
Later in the day on April 13, 2026 representatives of BofA Securities met telephonically with representatives of Consortium B and Consortium B’s financial advisor to discuss certain financial diligence questions. During that call representatives of BofA Securities encouraged Consortium B to improve its offer price in its Round II bid.
In the morning of April 14, 2026, representatives of Hogan Lovells and representatives of Kirkland & Ellis met telephonically to discuss feedback from the Company regarding Parent’s initial markup of the draft merger agreement. Representatives of Hogan Lovells emphasized the desire of the Company to see a draft of the merger agreement that provided less uncertainty for the Company with respect to Parent’s financing and covenants, representations and closing conditions relating to closing certainty. Representatives of Hogan Lovells communicated that Parent’s bid would be strengthened by the ability to execute a definitive merger agreement as quickly as possible.
On April 14, 2026, Mr. Seton received two calls from representatives of Consortium A, during which such representatives indicated that Consortium A would not be in a position to submit a final indication of interest until April 20, 2026. Mr. Seton again advised such representatives of Consortium A that the Company had a Board meeting scheduled for the morning of April 17, 2026, at which the Board planned to review the offers received. Mr. Seton further reiterated the need for Consortium A to submit its bid pricing indication prior to the Board meeting so that Consortium A did not miss the opportunity to have its offer considered by the Board as part of the sale process. Representatives of Consortium A advised Mr. Seton that Consortium A expected that it would need a minimum of two weeks after being selected as the winning bidder to reach a definitive merger agreement with the Company.
Later in the evening on April 14, 2026, representatives of Kirkland and Ellis provided a revised draft of the Company disclosure letter to the merger agreement to representatives of Hogan Lovells. Between April 14, 2026 and April 19, 2026, representatives of Hogan Lovells and Kirkland & Ellis traded iterative drafts of the company disclosure letter.
Also in the evening on April 14, 2026, representatives of Kirkland and Ellis provided to representatives of Hogan Lovells an updated draft of the draft merger agreement that, among other changes, (i) removed the reliance of Parent on the Company’s cash on hand and cash available to the Company to provide a representation regarding Parent’s sufficiency of funds; (ii) deleted the closing condition related to regulatory approval; (iii) eliminated the obligation of the Company to deliver an amendment to its credit agreement to Parent and instead required commercially reasonable cooperation by the Company to facilitate Parent’s engagement with the Company’s lenders in connection with such amendment; and (iv) added the payment of the Parent termination fee upon a material breach by Parent of Parent’s regulatory efforts covenant or financing covenant.

Later in the evening on April 14, 2026, Consortium B submitted a revised draft of the strategic version of the draft merger agreement, the key provisions of which were: (i) revisions to the no-shop and “fiduciary out” provisions; (ii) deletion of the closing condition relating to the absence of a material adverse effect on buyer; (iii) a limitation on the Company’s ability to declare and pay more than one dividend prior to the closing; and (iv) reservation with respect to the Company termination fee amount. The revised draft proposed by Consortium B provided for all cash merger consideration, full specific performance (including no limitations relating to financing) and fewer revisions to the no solicitation, closing conditions and termination provisions, as compared to the draft proposed by Parent.
On April 15, 2026, representatives of BofA Securities spoke with representatives of Citi to provide guidance on revisions to the merger agreement that would make Parent’s offer more competitive. Representatives of BofA Securities encouraged Parent to revise its draft to be in line with the strategic version of the merger agreement, including no limits on specific performance, no cap on damages in the event of a willful breach or fraud by Parent and no additional risk to closing as a result of Parent’s financing. Representatives of BofA Securities communicated that if these terms were not acceptable, the Company would propose a Parent termination fee equal to 15% of the Company’s equity value. Representatives of BofA Securities also proposed that Parent allow the Company to pay two regular quarterly dividends without reduction of the purchase price. Representatives of BofA Securities advised representatives of Citi that the Company was planning to announce a transaction on Monday and that speed of execution was an important factor in selecting a bidder with whom to move forward.
Later on April 15, 2026, representatives of BofA Securities reminded representatives of Blue Owl that they provided the lowest Round I bid that was advanced into Round II and encouraged them to improve their offer price in Round II.
Also on April 15, 2026, representatives of Hogan Lovells sent representatives of Kirkland & Ellis an email reiterating the message delivered by BofA Securities to Citi earlier that day, as described above. In addition to the issues noted to Citi regarding regular dividends, specific performance and the cap on Parent’s damages in the event of willful breach or fraud by Parent (or, in the alternative, a higher Parent termination fee), the email outlined certain other terms that the Company was proposing, including revisions to the no solicitation, closing conditions, termination and specific performance sections to more closely align with the strategic version of the bid draft merger agreement, with limited exceptions.
Later in the day on April 15, 2026, representatives of Hogan Lovells, BofA Securities, Parent, Kirkland & Ellis and Citi met telephonically to discuss the issues previously discussed amongst such persons earlier in the day (as described above). During such call, representatives of Parent confirmed that Parent was aligned with a full specific performance remedy in the merger agreement and the payment by the Company of two regular quarterly dividends prior to closing.
Later in the day on April 15, 2026, Consortium B submitted a final letter of interest indicating, among other items, a proposal to acquire all outstanding Company Common Stock for $26.00 per share in cash (the “Consortium B Final Proposal”).
Later in the day on April 15, 2026, representatives of BofA Securities contacted representatives of Consortium A to remind them that submitting a bid by the deadline of April 15, 2026 was important to ensure that the Board was able to consider Consortium A’s bid. Representatives of Consortium A responded that they intended to provide a proposal later that evening. No such proposal was ever submitted by Consortium A.
Later in the evening on April 15, 2026, Blue Owl submitted a final letter of interest indicating, among other items, a proposal to acquire all outstanding Company Common Stock for $30.38 per share in cash (the “Blue Owl Final Proposal”). The Blue Owl Final Proposal provided that the Company could continue the payment of its regular quarterly dividends, not to exceed $0.40 per share. Additionally, Blue Owl requested an exclusivity period with the Company for a period of 10 days.
Early in the morning on April 16, 2026, representatives of Hogan Lovells shared a revised draft of the merger agreement with representatives of Kirkland & Ellis, which included, among other changes, the following terms: (i) an existing Blue Owl entity with full financial capability to fund the merger consideration would be the buyer under the merger agreement; (ii) an unqualified specific performance remedy; (iii) the deletion of a cap on Parent liability for damages suffered by the Company; (vi) removal of the Parent termination fee; (v) removal of covenants to obtain equity financing and references to the equity commitment letter and limited guarantee; (vi) expansion of the Company’s ability to terminate the merger agreement in response to a superior proposal; and (vii) a Company termination fee equal to 3.3% of the Company’s equity value, which was subsequently accepted by Parent.

Later in the morning on April 16, 2026, Mr. Seton received a telephone call from representatives of Consortium A. Consortium A noted that its representatives continued to perform due diligence and evaluate the potential transaction. Mr. Seton reiterated the need for Consortium A to submit its final indication of interest before the meeting of the Board on April 17, 2026. Representatives of Consortium A indicated that its final proposal would be submitted on April 20, 2026. In response to questions from Mr. Seton regarding Consortium A’s expected final price, representatives of Consortium A indicated that the per share price submitted in its final proposal would not be lower than its preliminary bid, but Consortium A did not indicate a specific price and stated that it required input from all of its capital sources to finalize a price. Representatives of Consortium A also indicated that they expected to be in a position to execute definitive documentation with respect to a merger in approximately two weeks after submission. Representatives of Consortium A also stated that Consortium A would work through the upcoming weekend to finalize its due diligence and its capital sources. Representatives of Consortium A further stated that Consortium A would notify Mr. Seton if anything changed from their stated course.
Substantially concurrently with the foregoing telephone call between Mr. Seton and Consortium A, representatives of BofA Securities received a letter from Consortium A that indicated that Consortium A was continuing to work on a proposal for the Company but would not be submitting a proposal until April 20, 2026.
In the evening of April 16, 2026, representatives of Kirkland & Ellis sent a revised draft of the merger agreement to representatives of Hogan Lovells, which included, among other changes, the following terms: (i) reinsertion of the provisions related to equity commitment letters, equity financing and the guarantee; (ii) deletion of the delivery of a debt commitment letter and related provisions; (iii) additional limitations on the Company’s ability to exercise its “fiduciary out” in connection with a superior proposal; and (iv) additional limitations on the Company’s ability to collect monetary damages from Parent and its affiliates, including an aggregate cap of 10% of the equity value of the Company.
On April 17, 2026 and again on April 19, 2026, prior to the meetings of the Board, BofA Securities delivered to the Board a relationship disclosure regarding the relationships between BofA Securities and its affiliates, on the one hand, and the Company and Blue Owl and its affiliates, on the other hand, as fully described in the section entitled “—Opinion of Our Financial Advisor.”
In the morning of April 17, 2026, the Board met telephonically with representatives of Company management, Hogan Lovells and BofA Securities attending. At this meeting, BofA Securities provided an update on the Company’s sale process, including the following topics: (i) the Company entered into nondisclosure agreements with 31 parties in connection with the potential sale; (ii) six parties advanced to a second round of the auction process and received access to the Round II Data Room; (iii) the number of legal, financial and tax diligence questions asked by the remaining bidders; and (iv) the material terms of each of the Blue Owl Final Proposal and the Consortium B Final Proposal, including the key issues in each of the revised merger agreements received from Parent and Consortium B. The Board discussed and considered, among other things, (i) the material provisions of each of the Blue Owl Final Proposal and the Consortium B Final Proposal, including the key issues in each of the revised merger agreements received from Parent and Consortium B; (ii) the proposed purchase price and certain other economic and financial indicators and the financial capability of each bidder; (iii) the failure of Consortium A to submit a final proposal prior to the Board meeting, as well as other relevant communications among management of the Company, BofA Securities and Consortium A; and (iv) the ongoing geopolitical events that may create economic and financial uncertainty for the Company and additional risk for the sale process. BofA Securities then reviewed with the Board certain financial analyses with respect to the potential transaction, and confirmed that, if requested, and subject to the finalization of the remaining open issues, BofA Securities would be prepared to issue a customary fairness opinion with respect to the proposed transaction if requested by the Board. Thereafter, representatives of Hogan Lovells presented regarding a summary of the material terms of the merger agreement with Parent, and the related equity commitment letter and limited guarantee, and the Board’s fiduciary duties owed to the Company’s stockholders under Maryland law. Based on the foregoing deliberations and considerations, the Board directed each of Hogan Lovells and BofA Securities to continue to negotiate and finalize the merger agreement, the equity commitment letter and the limited guarantee with Parent and authorized the Company, subject to achievement of satisfactory terms of the merger agreement, to enter into an exclusivity agreement with Parent until 9:00 a.m. on April 20, 2026.
Following the Board meeting, Hogan Lovells sent a revised draft of the merger agreement to Kirkland & Ellis that contained the following terms: (i) the insertion of a Parent termination fee equal to 15% of equity value of the Company, which would be payable by Parent in the event of termination by the Company for a material Parent breach or failure to close by Parent or termination by Parent for the outside date at a time when the Company would have been entitled to exercise the foregoing termination rights; (ii) a cap on Parent’s liability under the merger agreement equal to the amount of the Parent termination fee; and (iii) revisions to the no solicitation provisions to provide the Company with greater flexibility to exercise its “fiduciary out” in the event of a superior proposal.

In the afternoon of April 17, 2026, representatives of Hogan Lovells, BofA Securities, Kirkland & Ellis and Citi discussed, among other topics, (i) remaining issues on the equity commitment letter and the limited guarantee and (ii) the remedies in the merger agreement, including the amount of the Parent termination fee and the amount of the cap on damages of Parent under the merger agreement. Representatives of BofA Securities advised representatives of Kirkland & Ellis and Citi that the Company would be prepared to enter into exclusivity through 9:00 a.m. on April 20, 2026 subject to the satisfactory resolution of the material open items in the merger agreement, including the amount of the Parent termination fee. During such call, representatives of Kirkland & Ellis proposed that Parent would be willing to agree to either (A) a Parent termination fee equal to 8% of the equity value of the Company, payable in the circumstances proposed in the Company’s latest draft of the merger agreement, as well as full specific performance (and such Parent termination fee would also serve as a cap on damages of Parent under the merger agreement) or (B) a cap on damages payable by Parent under the merger agreement equal to 15% of equity value of the Company, in addition to full specific performance (but without a Parent termination fee as liquidated damages in the event of termination of the merger agreement in certain circumstances).
Later that day, representatives of BofA Securities advised Citi that the Company would be willing to accept the option outlined in clause (A) of the prior paragraph, but the Parent termination fee would need to equal 10% of Company’s equity value. Representatives of BofA Securities also informed Citi that the Company was not prepared to enter into an exclusivity agreement with Parent at a Parent termination fee equal to 8% of the Company’s equity value.
After that conversation, representatives of Citi contacted representatives of BofA Securities and informed representatives of BofA Securities that Parent would agree to a Parent termination fee equal to 9% of the Company’s equity value.
In the evening on April 17, 2026, the Company and Parent entered into an exclusivity agreement pursuant to which the Company agreed to enter into exclusive negotiations with Parent until 9:00 a.m. on April 20, 2026. Concurrently therewith, the Company terminated the access of each of the other potential buyers to the Round I Data Room and the Round II Data Room.
Between April 17 and April 19, representatives of Hogan Lovells and Kirkland & Ellis continued to exchange iterative drafts of the merger agreement, equity commitment letter, limited guarantee and Company disclosure letter and met telephonically on several occasions to resolve the remaining open issues.
On April 19, 2026, the Board met telephonically with representatives of Company management, Hogan Lovells and BofA Securities attending. At this meeting, BofA Securities reviewed with the Board its financial analysis and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated April 19, 2026, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $30.38 per share consideration to be received by holders of Company Common Shares (other than the holders of Excluded Shares) was fair, from a financial point of view, to such holders. Hogan Lovells reviewed the directors’ duties under Maryland law. Representatives of Hogan then provided the Board with a summary of the Merger Agreement, including the outcome of the final negotiation of the material provisions of the Merger Agreement. For more information regarding BofA Securities’ opinion, please see “—Opinion of the Company’s Financial Advisor.”
The Board then reviewed, discussed and considered various reasons to approve the Merger Agreement and certain countervailing factors (see “—Reasons for the Mergers” and “—Recommendation of Our Board” beginning on page 34). After discussions with Company management and its financial and legal advisors, and in light of the reasons considered, the Board unanimously:
•
determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders;

•
duly authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
directed that the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of Company Common Shares at the special meeting; and

•	resolved to recommend that the Company’s stockholders vote in favor of the Merger Proposal.

On the evening of April 19, 2026, the parties executed the Merger Agreement, the equity commitment letter, the limited guarantee and related documentation. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of the Company and Parent.
Before the opening of the market on April 20, 2026, the Company and Parent issued a joint press release announcing their entry into the Merger Agreement.
Reasons for the Merger
The Merger and the other transactions contemplated by the Merger Agreement were determined and declared advisable and in the best interests of the Company and its stockholders and unanimously approved by the Board, as more fully described above in the section of this proxy statement captioned “The Merger—Background of the Merger.” In reaching its decision to (A) determine and declare that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders, (B) duly authorize, approve and declare advisable the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (C) direct that the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of Company Common Stock at the Special Meeting, and (D) recommend that the Company’s stockholders vote in favor of the approval of the Merger, the Board consulted with members of Company management, as well as the Company’s financial and legal advisors, and considered a number of factors, including the following material factors, which the Board viewed as supporting its decision:
•
the Board’s knowledge of the business, financial condition, earnings and prospects of the Company, including the adverse impacts of the Company’s lack of scale on tenant concentration and geographic concentration, and cost of capital;

•
the Board’s knowledge of the current and prospective market environment in which the Company operates, including that the Company Common Stock has persistently traded at a discount to net lease peers and to the Company’s estimated net asset value, and the adverse impacts of the lack of scale and small public float in the Company Common Stock, including the challenges in attracting additional institutional investment and research analyst coverage, low trading volumes and relatively high share price volatility;

•
the Board’s knowledge of the current and prospective organizational challenges, including management team build out in finding qualified employees with public company sophistication and experience located near the Company’s headquarters and Board composition and succession;

•
the fact that the proposed Merger Consideration in the cash amount of $30.38 per share of Company Common Stock provides the Company’s stockholders with certainty of value and liquidity immediately upon the Closing, in comparison to the risks and uncertainty that would be inherent in remaining an independent public company, including the inherent risks and uncertainties currently present in the economy generally, the Company’s potential need to raise capital due to the Company’s growth plan as well as the difficulty and increasing cost of obtaining capital in the current interest rate environment and the relative trading price of the Company Common Stock compared to net asset value, as well as the potential for activism threats;

•
the current and historical trading prices of Company Common Stock, including the fact that the proposed Merger Consideration in the cash amount of $30.38 per share of Company Common Stock provides approximately a 19.0% premium over the closing price of the Company Common Stock on April 17, 2026, the last full trading day before the Company publicly announced the execution of the Merger Agreement, and approximately a 25.6% premium to the Company’s 30-trading day volume-weighted average share price ending April 17, 2026;

•
the fact that the Company contacted or responded to inbound interest from the most feasible potential strategic and financial buyers and engaged in an extensive competitive auction and due diligence with multiple potential buyers, the proposed price represents the result of extensive arm’s-length negotiations between the Company and Parent, during which the Company was able to negotiate meaningful improvements to both the initial price proposed by Parent and other key terms of the Merger Agreement over the course of negotiations;

•
the fact that the Merger Agreement provides for no-shop and fiduciary out provisions, which prohibit the Company from soliciting competing proposals but, subject to the terms thereof, permit the Board to consider and respond to unsolicited Acquisition Proposals that could reasonably be expected to lead to a Superior Proposal, and, subject to the terms of the Merger Agreement, if the Board concludes such an unsolicited proposal constitutes a Superior Proposal, terminate the Merger Agreement and enter into an Alternative Acquisition Agreement with that party prior to obtaining the Company Stockholder Approval, and, in such case, the Company Termination Fee payable to Parent would be $55,746,219, which the Board believes, based on feedback from its advisors, is not likely to preclude any other interested party from making a competing proposal;
•
advice from the Company’s independent financial advisor and outside legal counsel that the Company’s right to terminate the Merger Agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a Superior Proposal, and the Company Termination Fee, are reasonable and not likely to preclude any other interested party from making a competing proposal;

•	that the Merger Agreement contains terms that, taken as a whole, the Board believes provides a significant degree of certainty that the Merger will be completed as quickly as possible;
•
the probability that the Merger will be completed based on, among other things, Parent’s available capital and Parent’s experience in the real estate industry, the absence of a financing contingency or condition, the Parent Termination Payment equal to $152,035,142, payable to the Company if the Merger Agreement is terminated in certain circumstances, including (A) termination by the Company due to a breach by Parent or failure to consummate the closing at a time when the closing conditions were satisfied or (B) termination by either the Company or Parent if the Merger has not occurred on or before the Outside Date and at a time when the Company was entitled to terminate the Merger Agreement due to Parent’s breach or failure to consummate the closing at a time when the conditions were satisfied;

•	the fact that Parent executed the Equity Funding Letter representing the Required Amount payable under the Merger Agreement;
•	the fact that the Limited Guarantee was executed by affiliates of Parent, which affiliates have represented that they have sufficient available capital to pay the full amount of the Limited Guarantee;
•
the opinion of BofA Securities, dated April 19, 2026, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of the Company Common Stock, as more fully described below in the section of this proxy statement captioned “The Merger—Opinion of the Company’s Financial Advisor,” and the advice from counsel regarding the terms of the Merger Agreement; and

•
the fact that the Merger is subject to the Company’s receipt of the approval of the Merger by a majority of all the votes entitled to be cast at the Special Meeting on the Merger Proposal, and that the Company’s stockholders are free to vote against the Merger for any reason, including if a higher offer were to be made prior to the Special Meeting (in certain cases subject to the Company Termination fee if the Company subsequently were to enter into an Alternative Acquisition Agreement relating to, or to consummate, any Alternative Acquisition).

The Board also considered the following potentially negative factors in its consideration of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:
•	the fact that, following the Merger, the Company will no longer exist as a stand-alone public company and that its existing stockholders will not participate in any future earnings or growth;
•	the risk that an alternative transaction or different strategic alternative or liquidation potentially could be more beneficial to the Company’s stockholders than the Merger;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of our business;

•
the fact that Parent is a newly formed entity with no assets and that the Limited Guaranty, provided by the Guarantors, guarantees Parent’s obligations under the Merger Agreement only with respect to payment of the Parent Termination Fee of $152,035,142, or damages payable in certain circumstances up to the amount of such Parent Termination Fee, and certain enforcement costs associated with such Parent Termination Fee, if applicable (which enforcement costs are capped at $3,000,000);
•
the risks that Parent fails to close or breaches the Merger Agreement, that Parent’s financing contemplated by the Equity Funding Letter will be unavailable (although financing availability is not a condition to Parent’s obligation to close), and the fact that while the Company is entitled to seek specific performance with respect to Parent’s obligation to close, in the event the Merger Agreement is terminated under certain circumstances and the Parent Termination Fee becomes payable, the Company’s sole monetary recourse would be to receive the Parent Termination Fee of approximately $152,035,142 and certain enforcement costs associated with such Parent Termination Fee, if applicable (which enforcement costs are capped at $3,000,000), which, while substantial, may be inadequate to compensate the Company in the event of a termination and which termination may harm the Company’s prospects if the Merger does not close;

•	the risk of merger-related stockholder litigation;
•	the fact that this transaction will be taxable to the Company’s stockholders;
•	the risk that the Company will lose employees;
•	the fact that the Company stockholders are not entitled to appraisal or dissenter’s rights;
•
the fact that, under the terms of the Merger Agreement, the Company is not permitted to make, declare or pay any dividends or distributions, except for (A) the declaration and payment of two regular quarterly dividends prior to closing in accordance with past practice at a rate not to exceed $0.40 per share per quarter, (B) dividends by wholly owned Company subsidiaries to their parent entities, (C) accrued dividends and dividend equivalent rights with respect to and pursuant to the terms of Company Equity Awards, and (D) distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and to avoid or reduce the imposition of any entity level income or excise Tax under the Code (including the ability to declare a Special Pre-Closing Dividend (as defined in the Merger Agreement) that would reduce the Merger Consideration on a dollar-for-dollar basis);

•
the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger and that, absent the Merger Agreement, the Company might have pursued;

•
the potential adverse impact of the announcement and pendency of the transactions contemplated by the Merger Agreement on our business, including on our existing and prospective business relationships with tenants and other third parties and on our employees, including the risk that certain key members of our management might choose not to remain employed with us prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•
the significant transaction costs, business disruption and diversion of management focus and resources caused by the proposed Merger, which will likely harm the Company’s prospects if the Merger does not close; and

•
the fact that certain directors and executive officers of the Company may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, and in addition to, those of the Company’s other stockholders, including with respect to change of control compensation as more fully described in the section of this proxy statement captioned “Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual trustees may have given different weights to different factors. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered. The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contains forward-looking statements and should be read in conjunction with the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Our Board
The Board has unanimously:
•
determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of the Company and its stockholders;

•
duly authorized, approved and declared advisable the execution, delivery and performance of the Merger Agreement, and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
directed that the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted for consideration by the holders of Company Common Stock at the Special Meeting; and

•	recommended that the Company’s stockholders vote in favor of the Merger Proposal.
Unaudited Prospective Financial Information
The Company has not, as a matter of course, publicly disclosed internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates inherent in preparing financial projections.
However, in connection with the evaluation and negotiation of the Merger and the other transactions contemplated by the Merger Agreement, Company management prepared certain non-public, internal, unaudited, financial projections regarding the Company’s future operations for fiscal years ending December 31, 2026 through December 31, 2030 (the “financial projections”). Company management provided the financial projections to the Board in connection with its evaluation of the Merger, and to the Company’s financial advisor, BofA Securities, for its use and reliance in connection with its financial analysis and opinion. The Company also provided the financial projections to Parent on a confidential basis.
The following tables summarize the financial projections:

	Fiscal Year Ending December 31,
	2026E	2027E	2028E	2029E	2030E
	(dollar amounts in millions)
Cash NOI(1)	$179	$183	$190	$194	$197
Adjusted EBITDA(2)	$163	$164	$166	$167	$168
FFO(3)	$127	$129	$130	$133	$136
AFFO(4)	$127	$130	$135	$141	$145
Unlevered Free Cash Flow(5)	$94	$165	$154	$157	$161

(1)
Cash net operating income (“Cash NOI”) is calculated as the Company’s projected net operating income before other income (expense), adjusted for straight-line revenue, deferred cash revenue, general and administrative property management fees and amortization of above- and below- market lease intangibles including ground leases, and assumes the completion of acquisitions and dispositions in each year presented, as described in “—Important Information About the Financial Projections” below.

(2)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is calculated as net income or loss, calculated in accordance with GAAP, adjusted for interest expense, income tax expense (benefit), depreciation and amortization, impairments of real estate assets, losses from the disposition of properties, and gains from the disposition of properties

(3)
Funds from Operations (“FFO”) is calculated as net income (calculated in accordance with GAAP), excluding gains and losses from sales of real estate assets, impairment of real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, and depreciation and amortization of real estate assets.

(4)
Adjusted FFO (“AFFO”) is calculated as FFO, adjusted for demolition costs, amortization of above- and below-market lease intangibles (including ground leases), current expected credit loss (“CECL”) reserve adjustment, gains (losses) on extinguishment of debt, deferred revenue, straight-line rent, deferred compensation, amortization of notes receivable origination fees and debt amortization costs and origination fees.

(5)
“Unlevered Free Cash Flow” was calculated by BofA Securities, in connection with its financial analysis as described in the section of this proxy statement captioned “The Merger—Opinion of the Company’s Financial Advisor,” using the financial information provided by the Company in the financial projections, as Adjusted EBITDA less straight-line rent, amortization of above- and below-market leases, capital expenditures, and adjustments for changes in NWC and other assets, notes receivable and sale of real estate.

Important Information About the Financial Projections
The financial projections are included in this proxy statement solely to give the Company’s stockholders access to certain information that was made available to the Board, BofA Securities and Parent. The financial projections have not been updated following the date such projections were approved by the Board to reflect the Company’s current views of its future financial performance, and should not be treated as guidance with respect to projected results for the fiscal year ending December 31, 2026 or any other period. The financial projections are subjective in many respects and were prepared solely for the Company’s internal use, for use by Parent in connection with its consideration of the Merger (as more fully described in the section of this proxy statement captioned “The Merger—Background of the Merger”) and for BofA Securities in connection with its financial analysis and fairness opinion. The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. In addition, the financial projections require significant estimates and assumptions that make them inherently less comparable to the similarly titled GAAP measures in the Company’s historical GAAP financial statements. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined, audited or performed any procedures with respect to the financial projections, and have not expressed any opinion or any other form of assurance regarding the financial projections or their achievability. Likewise, neither the Company’s independent registered public accounting firm nor any other independent accountants assume responsibility for, and disclaim any association with, such financial projections. The report of the Company’s independent registered public accounting firm contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 relates to the Company’s historical financial information and does not extend to the financial projections and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Additionally, the inclusion of the financial projections in this proxy statement does not constitute an admission or representation by the Company that the information is material.
Certain of the above financial data was not prepared in accordance with GAAP, including Cash NOI, FFO, AFFO, Adjusted EBITDA and Unlevered Free Cash Flow. The Company uses these non-GAAP financial measures in analyzing its financial results and believes that they enhance investors’ understanding of the Company’s financial performance and the comparability of its results to prior periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company’s calculation of non-GAAP financial measures may differ from others in the industry and the Company’s Cash NOI, FFO, AFFO, Adjusted EBITDA and Unlevered Free Cash Flow are not necessarily comparable with similar titles used by other companies. Reconciliations of non-GAAP financial measures were not relied upon by BofA Securities for purposes of its opinion to the Board as described below in the section of this proxy statement captioned “The Merger—Opinion of the Company’s Financial Advisor” or by the Board in connection with its consideration of the Merger. In addition, financial measures provided to a board of directors or a financial advisor are excluded from the definition of non-GAAP financial measures under SEC rules and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require, among other information, a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, the Company has not provided a reconciliation of the financial measures included in the financial projections.
In the view of Company management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance at the time they were prepared.
The financial projections, while presented with numerical specificity, are subjective in many respects and were based on numerous variables, estimates and assumptions that are inherently uncertain and necessarily involve judgments with respect to, among other things, the Company’s performance, industry performance, general business, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond the Company’s or Company management’s control. The financial projections are not a guarantee of future financial performance. The financial projections were developed under the assumption of continued standalone operation, including the completion of certain sales, acquisitions and equity financing activities and development and redevelopment currently in process, and the financial projections do not take into account any circumstances, transactions or events occurring after the date on which the financial projections were prepared (other than those for which the Company is contractually obligated, if any) and do not give effect to any changes or expenses as a result of the Merger or any effects of the Merger. Further, the financial projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context or any other context. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Given that the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Important factors that may affect actual results and cause the financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods and achieve certain leasing results and occupancy levels in its portfolio), industry performance and dynamics, local market conditions, general business, economic, competitive, regulatory and financial market conditions, disruptions in the financial, debt, capital, credit or securities markets, the Company’s ability to obtain financing, development and redevelopment costs, changes in business strategy and other factors described in the section of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements” and the risks described in the Company’s periodic reports filed with the SEC, which reports can be found as described under the section of this proxy statement captioned “Where You Can Find More Information.” As a result, actual results may differ materially from those contained in the financial projections. Accordingly, there can be no assurance that the projected results summarized above will be realized. Stockholders are urged to review the Company’s most recent SEC filings for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement.
The financial projections also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Company’s business, changes in general business or economic conditions, certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures and changes in tax or other laws or regulations or any other transaction or event that has occurred or that may occur and that was not anticipated when the financial projections were prepared, including material assumptions regarding (i) the Company’s estimates regarding 2.4% compound annual growth in Cash NOI from 2026-2030, (ii) approximately $3 million in additional Cash NOI impacts from an acquisition completed in January 2026, (iii) assumed completed disposition of one facility and budgeted dispositions of two land parcels, and (iv) the refinancing of existing term loans and assumption that interest rate swaps are not renewed upon maturity, resulting in a fully floating rate debt capitalization.
In addition, the financial projections may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, actual results will differ, and may differ materially, from those contained in the financial projections. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Company’s public filings with the SEC. There can be no assurance that the financial results in the financial projections will be realized, or that future actual financial results will not materially vary from those estimated in the financial projections. The inclusion of the financial projections and accompanying narrative in the table above should not be regarded as an indication that the Company, Parent, or their respective affiliates, advisors, officers, employees, directors or their respective representatives consider the financial projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. Furthermore, the Company, Parent, and their respective affiliates, advisors, officers, employees, directors and their respective representatives can provide no assurance that actual results will not differ materially from the financial projections, and undertake no obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the dates on which the financial projections were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the financial projections are shown to be in error or are no longer appropriate. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date. The Company, Parent, and their respective affiliates, advisors, officers, employees, directors and their respective representatives make no representation regarding the Company’s ultimate performance compared to the information contained in the financial projections or that the financial projections will be achieved. In addition, the Company has not made and makes no representation to any stockholder or to Parent or Parent Parties in the Merger Agreement or otherwise concerning the financial projections or regarding its ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. None of the Company, Parent, and their respective affiliates, advisors, officers, employees, directors and their respective representatives assumes any responsibility for the validity, reasonableness, accuracy, or completeness of the financial projections.
In light of the foregoing factors and the uncertainties inherent in the financial projections, stockholders are cautioned not to place undue, if any, reliance on the financial projections.

Opinion of the Company’s Financial Advisor
The Company has retained BofA Securities to act as the Company’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Securities to act as the Company’s financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with the Company and its business.
On April 19, 2026, at a meeting of the Board held to evaluate the Merger, BofA Securities delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated April 19, 2026, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by the holders of the Company Common Stock was fair, from a financial point of view, to such holders.
The full text of BofA Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.
In connection with rendering its opinion, BofA Securities:
(i)	reviewed certain publicly available business and financial information relating to the Company;
(ii)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Securities by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Company Management Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;
(iv)	reviewed the trading history for the Company Common Stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;
(v)	compared certain financial and stock market information of the Company with similar information of other companies BofA Securities deemed relevant;
(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;
(vii)
considered the results of BofA Securities’ efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of the Company;

(viii)	reviewed a draft, dated April 18, 2026, of the Merger Agreement (the “Draft Agreement”); and
(ix)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.
In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Management Forecasts, BofA Securities was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Securities relied, at the direction of the Company, upon the assessments of the management of the Company as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting the Company and its business. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Securities did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of the Company, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. BofA Securities also assumed, at the direction of the Company, that the final executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Securities.
BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. BofA Securities also did not express any view or opinion with respect to, and BofA Securities relied, at the direction of the Company, upon the assessment of representatives of the Company regarding legal, regulatory, accounting, tax and similar matters relating to the Company or the Merger, as to which matters BofA Securities understood that the Company obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.
BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. As the Company was aware, the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on the Company or the Merger. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.
The following represents a brief summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.
Company Financial Analyses.
Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for the Company and the following five publicly traded healthcare REITs:
•	Healthpeak Properties, Inc.
•	Healthcare Realty Trust Incorporated

•	Universal Health Realty Income Trust
•	Chiron Real Estate Inc.
•	Community Healthcare Trust Inc.
BofA Securities also reviewed publicly available financial and stock market information for the following five publicly traded net lease REITs:
•	NNN REIT
•	Essential Properties Realty Trust
•	Broadstone Net Lease, Inc.
•	Four Corners Property Trust, Inc.
•	Netstreit Corporation
BofA Securities reviewed, among other things, total enterprise values of the selected publicly traded companies, calculated as equity values based on their closing stock prices on April 17, 2026, plus debt, preferred stock and minority interest, less cash and cash equivalents, as a multiple of calendar year 2026 Adjusted EBITDA.
BofA Securities also reviewed, among other things, equity values of the selected publicly traded companies, based on their respective closing stock prices on April 17, 2026, as a multiple of calendar year 2026 estimated AFFO.
BofA Securities then (i) applied calendar year 2026 estimated Adjusted EBITDA multiples of 13.0x to 17.0x derived from the selected publicly traded companies based on BofA Securities’ professional experience and judgment to the Company’s calendar year 2026 estimated Adjusted EBITDA and (ii) applied calendar year 2026 estimated AFFO multiples of 10.5x to 14.5x, derived from the selected publicly traded companies based on BofA Securities’ professional experience and judgment to the Company’s calendar year 2026 estimated AFFO, to determine implied per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates as of April 17, 2026, and estimated financial data of the Company were based on Company Management Forecasts.
This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges for the Company		Merger Consideration
2026E Adjusted EBITDA	2026E AFFO
$26.20 - $37.92	$23.93 - $33.05	$30.38

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.
Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following four selected transactions involving healthcare REITs:

Date Announced	Acquiror	Target
October 30, 2023	Healthpeak Properties, Inc.	Physicians Realty Trust
January 2, 2019	Omega Healthcare Investors, Inc.	MedEquities Realty Trust, Inc.
May 7, 2017	Sabra Health Care REIT	Care Capital Properties
October 8, 2015	Blackstone	BioMed Realty Trust

BofA Securities also reviewed, to the extent publicly available, financial information relating to the following seven selected transactions involving net lease REITs:

Date Announced	Acquiror	Target
February 2, 2026	Brookfield Asset Management	Peakstone Realty Trust
October 30, 2023	Realty Income Corporation	Spirit Realty Capital, Inc.

Date Announced	Acquiror	Target
May 23, 2023	Global Net Lease Inc.	The Necessity Retail REIT Inc.
September 15, 2022	GIC / Oak Street	STORE Capital
September 17, 2018	Government Properties Income Trust	Select Income REIT
May 7, 2018	Blackstone	Gramercy Property Trust
July 1, 2015	Chambers Street Properties	Gramercy Property Trust

BofA Securities reviewed transaction values, calculated as the (i) enterprise values implied for each target company, based on the consideration payable in the applicable selected transaction, as a multiple of the respective target company’s one-year forward estimated Adjusted EBITDA and (ii) equity values implied for each target company, based on the consideration payable in the applicable selected transaction, as a multiple of the target company’s one-year forward estimated AFFO. BofA Securities then applied a range of one-year forward Adjusted EBITDA multiples of 11.5x to 15.5x and one-year forward AFFO multiples of 10.5x to 14.5x, derived from the selected transactions, to the Company’s calendar year 2026 estimated Adjusted EBITDA and AFFO, as applicable. Estimated financial data of the selected transactions were based on publicly available information and research analyst estimates at the time of announcement of the relevant transaction. Estimated financial data of the Company were based on the Company management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges for the Company		Merger Consideration
2026E Adjusted EBITDA	2026E AFFO
$21.80 - $33.52	$23.93 - $33.05	$30.38

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the Merger were compared.
Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2026 through 2030 based on the Company management forecasts. BofA Securities calculated terminal values for the Company by applying an Adjusted EBITDA exit multiple range of 12.0x to 15.0x, based on BofA Securities’ professional judgment and experience, to the estimated Adjusted EBITDA for the terminal year, which were calculated, at the Company’s direction, by applying a growth rate of 2.0% to the Company’s estimated fiscal year 2030 Adjusted EBITDA of $168 million. The cash flows and terminal values were then discounted to present value as of December 31, 2025, assuming a mid-year convention for cash flows, using discount rates ranging from 7.8% to 8.7%, reflecting an estimate of the Company’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for the Company	Merger Consideration
$23.01 - $30.61	$30.38
Other Factors.
In rendering its opinion, BofA Securities also reviewed and considered other factors, including:
•	historical trading prices and trading volumes of the Company common stock during the 52-week period ended April 17, 2026, which ranged from $22.04 to $26.39 per share;
•
certain publicly available equity research analyst price targets for shares of the Company common stock as of April 17, 2025, which indicated a stock price target range for the Company of $22.80 to $25.54 per share, when discounted one year at the Company’s mid-point estimated cost of equity of 9.6%;

•
publicly available research analysts’ net asset value per share targets for the Company common stock, which indicated a range of net asset value per share targets for the Company common stock of $28.39 to $30.74; and

•
estimated net asset value per share range for the Company, based on the Company’s estimated net operating income for its fiscal year 2026 and assuming a range of nominal cap rates for the Company of 7.6% to 8.6%, in each case based on the Company management forecasts, of $25.66 to $30.70 per share.

Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to the Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of the Company.
The type and amount of consideration payable in the Merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or management with respect to the Merger or the Per Share Merger Consideration.
The Company has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee currently estimated to be approximately $24.9 million, of which (i) $2.5 million was payable upon delivery of BofA Securities’ opinion and is fully creditable against any fee payable upon the completion of the Merger and (ii) the remainder will be payable contingent upon the completion of the Merger. The Company also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any of its affiliates, its and their respective directors, officers, employees and agents and each other person controlling BofA Securities against specified liabilities, including liabilities under the federal securities laws.
BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) the Company and/or certain of its affiliates and (ii) Blue Owl Capital Inc., an affiliate of Parent (“Blue Owl Capital”) and/or certain affiliates and/or portfolio companies of Blue Owl Capital.
BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, co-lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit, revolving credit and/or other facilities of the Company and (ii) having provided or providing certain derivatives trading services to the Company. From April 1, 2024 through March 31, 2026, BofA Securities and its affiliates derived aggregate revenues from the Company and its affiliates of approximately $3 million for investment and corporate banking services.
In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Blue Owl Capital and/or certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Blue Owl Capital and/or certain of its affiliates and/or portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted as manager, placement agent or underwriter for certain debt offerings of Blue Owl Capital and/or certain of its affiliates and/or portfolio companies, (iii) having acted or acting as a bookrunner for certain block trades by Blue Owl Capital and/or certain of its affiliates and/or portfolio companies, (iv) having acted or acting as co-lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit, revolving and/or subscription credit, leasing and/or other facilities of Blue Owl Capital and/or certain of its affiliates and/or portfolio companies, (v) having provided or providing certain treasury management services and products to Blue Owl Capital and/or certain of its affiliates and/or portfolio companies and (vi) having provided or providing certain derivatives and foreign exchange trading services to Blue Owl Capital and/or certain of its affiliates and/or portfolio companies. From April 1, 2024 through March 31, 2026, BofA Securities and its affiliates derived aggregate revenues from Blue Owl Capital and its affiliates and portfolio companies of approximately $280 million for investment and corporate banking services.
As of the date of its written option, BofA Securities and its affiliates were working with Blue Owl Capital and its affiliates and portfolio companies on one or more investment and corporate banking matters unrelated to the Merger and BofA Securities believes, based on the information available to it as of the date of its written opinion, that the aggregate revenues BofA Securities and its affiliates will derive from Blue Owl Capital and its affiliates and portfolio companies for those concurrent investment and corporate banking services will be materially more than the fee payable to BofA Securities for its services in connection with the Merger. In addition, in the ordinary course of its respective businesses, BofA Securities and its affiliates (including members of BofA Securities’ deal team working with the Company on the Merger) has pitched, is currently pitching, and/or will continue to pitch, additional investment and corporate banking services unrelated to the Merger to Blue Owl Capital and its affiliates and portfolio companies but how much, if any, additional investment and corporate banking business and revenues will result from those efforts is subject to numerous factors beyond the control of BofA Securities and its affiliates.
As of the close of trading on April 17, 2026, the last trading day prior to BofA Securities delivering its opinion, BofA Securities and its affiliates held on a non-fiduciary basis (i) outstanding common stock of the Company having a market value of approximately $5 million as of such date, representing less than 0.50% of the outstanding common stock of the Company as of such date and (ii) outstanding common stock of Blue Owl Capital having a market value of approximately $175 million as of such date, representing less than 3.00% of the outstanding common stock of Blue Owl Capital as of such date.
Financing of the Merger
The Parent Parties have secured committed financing, consisting of equity financing to be provided by certain Guarantors on the terms and subject to the conditions set forth in the Equity Funding Letter, the aggregate proceeds of which, assuming the satisfaction or waiver of the closing conditions and the accuracy of the Company’s representations, will be sufficient for Parent to pay the Required Amount. The Parent Parties may also arrange Debt Financing (as defined in the Merger Agreement) in connection with the transactions contemplated by the Merger Agreement, for which the Company has agreed to provide commercially reasonable cooperation; however, neither the receipt nor the availability of any Debt Financing is a condition to any obligations of the Parent Parties to consummate the Merger.
Each of the Parent Parties has agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to, obtain and consummate the Financing (as defined in the Merger Agreement) on the terms and conditions set forth in the Financing Commitments (as defined in the Merger Agreement). For more information, please see the section of this proxy statement captioned “The Merger Agreement—Financing of the Merger”.
Interests of the Company’s Directors and Executive Officers in the Merger
When considering the recommendation of our Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. These interests include the following:
•
all directors and executive officers hold outstanding Company Restricted Stock Awards that will vest and be cancelled and terminated and converted into the right to receive the Merger Consideration (subject to applicable withholding taxes);

•
our executive officers hold Company Deferred Stock Units that will vest (based on the greater of target and actual performance as described under “Treatment of Company Deferred Stock Units”) and be cancelled and terminated and converted into the right to receive the Merger Consideration and any unpaid dividend equivalents (subject to applicable withholding taxes);

•
our executive officers are parties to arrangements with the Company or its affiliates that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Merger; and

•
the Merger Agreement provides for continued indemnification and directors’ and officers’ liability and fiduciary liability insurance to be provided by the Surviving Entity for six years from and after the Closing Date.

The members of our Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger, and in recommending to the stockholders that the Merger Proposal be approved.
For purposes of this proxy statement, the “executive officers” include Michael A. Seton, Kay C. Neely, and Christopher K. Flouhouse, and the directors include Jonathan Kuchin, Z. Jamie Behar, Adrienne Kirby, Verett Mims, and Roger Pratt. In accordance with SEC rules, we have included any individual who served as an executive or director since January 1, 2025. Effective as of October 15, 2025, Christopher K. Flouhouse resigned from his role as Executive Vice President and Chief Investment Officer of the Company, and, as such Mr. Flouhouse will not have interests in the Merger that are different than the interests of the other stockholders of the Company, so the disclosures pertaining to “executive officers” of the Company in this “Interests of the Company’s Directors and Executive Officers in the Merger” section does not include Mr. Flouhouse.
Treatment of Company Common Stock
At the Effective Time, each share of Company Common Stock, or fraction thereof, issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by the Parent, any wholly owned subsidiary of Parent or any wholly owned Company subsidiary) will be automatically cancelled, retired and converted into the right to receive an amount in cash equal to $30.38 per share.
Each share of Company Common Stock held by Parent, any wholly owned subsidiary of Parent or any wholly owned Company subsidiary which is issued and outstanding immediately prior to the Effective Time will be retired and will cease to exist, and no consideration will be paid, nor will any payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger.
Treatment of Company Restricted Stock Awards
Each of the non-employee directors and each of the executive officers of the Company holds shares of Company Restricted Stock. Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all shares of Company Restricted Stock that are issued and outstanding immediately prior to the Effective Time will (A) automatically become fully vested and all restrictions on such Company Restricted Stock will lapse as of immediately prior to the Effective Time and (B) as of the Effective Time will be considered an outstanding share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive an amount equal to the Per Share Merger Consideration (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld).
Treatment of Company Deferred Stock Units
The executive officers of the Company hold Company Deferred Stock Units. Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all Company Deferred Stock Units that are outstanding and unvested immediately prior to the Effective Time, will (A) vest at the greater of (1) the target number of shares of Company Common Stock subject to each such Company Deferred Stock Unit and (2) the number of shares of Company Common Stock earned based on the actual achievement of the applicable performance goals as of the Effective Time (or over the first two years of the 2024-2026 performance period with respect to the 2024 Deferred Stock Units) (as determined by the Board in its reasonable discretion) and (B) as of the Effective Time, be canceled and extinguished. The holder will be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of the Per Share Merger Consideration, multiplied by the total number of vested shares of Company Common Stock subject to such Company Deferred Stock Unit as described in the prior sentence, rounded up to the nearest whole cent. Any accrued and unpaid cash dividend equivalents with respect to outstanding Company Deferred Stock Units that vest in connection with the Merger will also vest and be paid to holders of Company Deferred Stock Units.
Value of Payments
The following table sets forth, for each of our executive officers and non-employee directors who served in such role at any point since January 1, 2025: (A) the aggregate number of outstanding shares of Company Restricted Stock, Company Deferred Stock Units, and Company Common Stock, in each case, held as of the Record Date; and (B) the estimated value of the payments that the Company’s executive officers and non-employee directors are eligible to receive in connection with the Merger (before deductions of applicable tax withholding in respect of such Company Restricted Stock, Company Deferred Stock Units, and Company Common Stock) in each case, based on the aggregate number of shares of Company Restricted Stock, Company Deferred Stock Units, and Company Common Stock held as of the Record Date. Solely for purposes of the table below, we have assumed that the Effective Time occurs on May 14, 2026. These estimated values are based on the proposed Per Share Merger Consideration and assume that all Company Restricted Stock, Company Deferred Stock Units, and Company Common Stock held by our executive officers and non-employee directors as of the Record Date remain outstanding as of the Effective Time. The table below assumes that the 2024 Deferred Stock Units are earned at an achievement level of 141.11% of target, the Company Deferred Stock Units granted in 2025 are earned at an achievement level of 162.5% of target, and the Company Deferred Stock Units granted in 2026 are earned at maximum achievement, and includes the value of any accrued and unpaid dividend equivalents with respect to earned Company Deferred Stock Units. The table below does not take into account any vesting or forfeiture of shares of Company Restricted Stock, Company Deferred Stock Units, nor any additional Company Restricted Stock or Company Deferred Stock Units that may be granted, between May 14, 2026 and the Effective Time.

Executive Officers and Directors	Unvested Company Restricted Stock (#)	Value of Unvested Company Restricted Stock ($)(1)	Unvested Company Deferred Stock Units (#)	Value of Unvested Company Deferred Stock Units ($)(1)	Company Common Stock Not Subject to Vesting Restrictions (#)	Value of Company Common Stock Not Subject to Vesting Restrictions ($)(1)
Michael A. Seton	111,627	3,391,228	227,505	7,290,284	178,683	5,428,390
Kay C. Neely	53,499	1,625,300	110,002	3,524,959	77,798	2,363,503
Christopher K. Flouhouse	—	—	—	—	—	—
Jonathan Kuchin	4,260	129,419	—	—	26,116	793,404
Z. Jamie Behar	4,260	129,419	—	—	10,535	320,053
Adrienne Kirby	4,260	129,419	—	—	12,793	388,651
Verett Mims	4,260	129,419	—	—	10,535	320,053
Roger Pratt	4,260	129,419	—	—	18,182	552,369
(1)	For purposes of this table, dollar values are calculated based on the Per Share Merger Consideration of $30.38 per share of Company Common Stock.
Employment Agreement with Mr. Seton and Ms. Neely
Pursuant to the terms of Mr. Seton’s and Ms. Neely’s employment Agreements with the Company, as amended (the “Seton and Neely Employment Agreements”), Mr. Seton and Ms. Neely are entitled to, among other things, the following severance payments and benefits in the event of a termination by the Company without “cause” or by such executive with “good reason” (each such term as defined in the Seton and Neely Employment Agreement, as applicable) so long as they execute and do not revoke a general release of claims:
•
a lump sum cash payment equal to a multiple of two for Mr. Seton and one and one half for Ms. Neely (if the termination does not occur within 12 months after a change in control) or three for Mr. Seton and two for

Ms. Neely (if the termination occurs within 12 months after a change in control, including the Merger) of the sum of their then-current base salary and their target annual bonus;
•	any earned but unpaid annual bonus for the year prior to the year of termination;
•	a pro-rated annual bonus for the year of termination;
•
vesting of all outstanding equity-based awards that are subject solely to time-based vesting conditions and vesting of equity-based awards subject to performance-based vesting conditions in accordance with applicable award agreements; and

•
if Mr. Seton or Ms. Neely elect continuation of coverage under Sila’s group health plan, continuation of subsidized health care coverage on the same terms as in effect at the time of termination for 18 months or, if earlier, until such executive becomes eligible for health care coverage from another employer or eligibility for continuation of coverage under any group health plan ends.

The Seton and Neely Employment Agreements provide that for the 24-month period for Mr. Seton and the 12-month period for Ms. Neely following a termination of employment for any reason, the executive will not solicit or hire our employees or consultants or independent contractors and will not solicit our customers or, in the case of a termination of employment where severance is provided pursuant to the terms of the Seton or Neely Employment Agreement, compete with us. The Seton and Neely Employment Agreements also each contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executive on the one hand and the Company on the other hand to disparage the other.
Executive Officer Legal Fees
The Company may pay or reimburse legal fees actually incurred by the Company’s executive officers in connection with the Merger, not to exceed a maximum aggregate amount of $50,000. As of the date of this proxy statement, the Company has not paid any legal fee payments or reimbursements to the Company’s executive officers.
Employee Benefits
The Merger Agreement requires Parent to provide or cause to be provided certain compensation and benefits for a period of one year following the Closing Date for Company Employees (as defined herein), including executive officers, of the Company and its subsidiaries, and to take certain actions in respect of employee benefits provided to such employees. For a detailed description of these requirements, please see the section of this proxy statement captioned “The Merger Agreement—Employee Matters”.
Indemnification; Directors’ and Officers’ Insurance
The Merger Agreement requires that, for a period of six years after the Closing, Parent and the Surviving Entity must cause to be maintained in effect the Company’s directors’ and officers’ liability insurance covering each Person covered by the Company’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement for acts or omissions occurring prior to and through the Closing (the “Existing Policies”); provided, that in lieu of such obligation, (A) Parent or the Surviving Entity, as applicable, may substitute therefor policies of an insurance company with the same or better rating as the Company’s existing insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Existing Policies as of the date of the Merger Agreement and which substitute policies are reasonably acceptable to the Company, or (B) the Company may obtain extended reporting period coverage under the Existing Policy insurance programs (to be effective as of the Closing) or purchase a “tail” policy for a period of six years after the Closing; provided, further, that in no event will Parent or the Surviving Entity be required to pay premiums for such insurance in excess of 300% of the most recent annual premiums paid by or on behalf of the Company prior to the date of the Merger Agreement for such purpose, it being understood that if the premiums of such insurance coverage exceed such amount, Parent and the Surviving Entity will nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.
For a period of six years following the Closing, to the fullest extent permitted by applicable law and required under (x) any indemnification or similar agreement or Company Employment Agreement (as defined in the Merger Agreement) or (y) the organizational documents of the Company or any Company subsidiary, in each case, as in effect as of the date of the Merger Agreement, in connection with any Claim (as defined in the Merger Agreement) with respect to acts or omissions occurring prior to the Effective Time, each of Parent and the Surviving Entity will jointly and severally: (i) indemnify and hold harmless each Person who is at the date of the Merger Agreement, was previously, or was during the period from the date of the Merger Agreement through the Closing Date, serving as a manager, director or officer of the Company or any of the Company subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”), and any losses, claims, damages, liabilities, costs, Claim Expenses (as defined in the Merger Agreement), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; (ii) use their reasonable best efforts to assist in the defense of any such Claim; and (iii) promptly pay on behalf of or, advance to each of the Indemnified Parties, to the fullest extent required by such indemnification agreements and organizational documents, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, that Parent and the Surviving Entity will not be liable for any amounts paid in settlement effected without its prior written consent and will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent an Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party will be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity will be liable). The indemnification and advancement obligations of Parent and the Surviving Entity will extend solely to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the Merger Agreement, the Merger and the consummation of the other transactions contemplated by the Merger Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder will continue as to a Person who has ceased to be a manager, director or officer of the Company or any of the Company subsidiaries after the date of the Merger Agreement and will inure to the benefit of such Person’s heirs, executors and personal and legal representatives. Parent and the Surviving Entity, as applicable, may not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto in writing.
Without limiting the foregoing, each of Parent and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the Indemnified Parties as provided in the organizational documents as of the date hereof, the Company Employment Agreements and indemnification or similar agreements of the Company and the Company subsidiaries in effect as of the date hereof will survive the Merger and will continue in full force and effect in accordance with their terms. For a period of six years following the Closing, the organizational documents of the Surviving Entity and any applicable Company subsidiary must contain provisions no less favorable with respect to indemnification and limitations on liability of managers, directors or officers, agents, employees, fiduciaries, advisors or Persons acting in similar capacities than are set forth in the organizational documents of each of the Company and the Company subsidiaries as of the date hereof, which provisions may not be amended, repealed or otherwise modified for a period of six years following the Closing with the intent to or in any manner that would affect adversely the rights thereunder of Persons who, at or prior to the Closing, were managers, directors or officers of the Company or any of the Company subsidiaries, in each case, unless such modification is required by applicable law and then only to the minimum extent required by applicable law.
Compensation Arrangements with Parent
As of the date of this proxy statement, no executive officer of the Company has entered into any agreement with Parent or any of its affiliates regarding individual employment, consulting, services or similar arrangements with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates following the consummation of the Merger. Prior to and following the Closing, however, Parent may have discussions with certain employees and/or executive officers of the Company regarding employment, consulting, services or similar arrangements with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates and certain employees and/or executive officers of the Company may enter into agreements with, Parent, Merger Sub, their subsidiaries or their respective affiliates regarding employment, consulting, services or similar arrangements with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Quantification of Potential Payments and Benefits
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about compensation for each of our named executive officers that is based on or otherwise relates to the Merger and assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement. The compensation arrangements of our named executive officers and the equity award treatment of the Company Restricted Stock Awards and Company Deferred Stock Units are described in the section of this proxy statement captioned “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” which is incorporated herein by reference.
Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed:
•	a Closing Date of May 14, 2026;
•
the employment of each named executive officer is terminated by the Company or one of its subsidiaries without “cause” or by the named executive officer for “good reason”, in each case, immediately following the Merger Effective Time;

•	the value of the accelerated vesting of Company Restricted Stock and Company Deferred Stock Units is calculated based on a price per share of Company Common Stock of $30.38;
•	the 2024 Deferred Stock Units are earned at an achievement level of 141.11% of target;
•	the Company Deferred Stock Units granted in 2025 are earned at an achievement level of 162.5% of target; and
•	the Company Deferred Stock Units granted in 2026 are earned at the maximum achievement level.
Golden Parachute Compensation

Name	Cash ($)(1)	Equity Award Acceleration ($)(2)	Healthcare Continuation ($)(3)	Total ($)
Michael A. Seton	6,413,774	10,681,512	28,124	17,123,410
Kay C. Neely	2,361,522	5,150,259	28,124	7,539,905
(1)
Amounts in this column reflect cash severance that the named executive officer would be eligible to receive under the executive’s employment agreement in the event of a termination of employment by the Company without “cause” or by the executive for “good reason” on or within one year following a “change in control” (each as defined in the applicable employment agreement).

The following table quantifies each separate form of compensation included in the total amount reported in this column. All amounts listed in the below table are considered to be payable pursuant to “double-trigger” arrangements.

Name	Base Salary Severance ($)	Target Incentive Bonus Severance ($)	Pro-Rated Incentive Bonus Severance ($)
Michael A. Seton	2,550,000	3,442,500	421,274
Kay C. Neely	1,081,500	1,081,500	198,522

(2)
The following table quantifies the number of unvested shares of Company Restricted Stock and Company Deferred Stock Units held by the named executive officers, and quantifies the value of such awards based on a price per share equal to the Merger Consideration plus the value of any accrued and unpaid dividend equivalents with respect to earned Company Deferred Stock Units.

Name	Unvested Company Restricted Stock (#)	Unvested Company Restricted Stock ($)	Unvested Company Deferred Stock Units (#)	Unvested Company Deferred Stock Units ($)
Michael A. Seton	111,627	3,391,228	227,505	7,290,284
Kay C. Neely	53,499	1,625,300	110,002	3,524,959

(3)
Amounts in this column reflect continuation of subsidized health care coverage on the same terms as in effect at the time of termination for 18 months or, if earlier, until such executive becomes eligible for health care coverage from another employer for continuation of coverage under any group health plan ends. The named executive officer would be eligible to receive this subsidized continuation coverage under the executive’s employment agreement in the event of a termination of employment by the Company without “cause” or by the executive for “good reason” on or within one year following a “change in control” (each as defined in the applicable employment agreement).

Material U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock (for purposes of this section, “Common Stockholders”) whose shares are surrendered in the Merger in exchange for the right to receive the Merger Consideration as described herein. This discussion is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The Company has not requested, and does not plan to request, any rulings from the U.S. Internal Revenue Service (the “IRS”), concerning the Company’s tax treatment or the tax treatment of the Merger, and the statements in this proxy statement are not binding on the IRS or any court. The Company can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.
This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes, (iii) tax reporting requirements, (iv) the Medicare contribution tax on net investment income, (v) the alternative minimum tax, or (vi) withholding taxes under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”). This discussion assumes that shares of Company Common Stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the Merger to holders of stock options, restricted shares, performance stock units or other awards received as compensation. In addition, this discussion does not address the tax treatment of special classes of Common Stockholders, including, for example:
•	banks, insurance companies and other financial institutions;
•	regulated investment companies;
•	REITs;
•	tax-exempt organizations or governmental organizations;
•	persons acting as nominees or otherwise not as beneficial owners;
•	mutual funds;
•	subchapter S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	brokers, dealers or traders in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons whose functional currency is not the U.S. dollar;
•	persons holding Company Common Stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Company Common Stock being taken into account in an applicable financial statement;
•	holders who acquired Company Common Stock as compensation;
•	qualified foreign pension funds, as defined in Section 897(l) of the Code, and entities all of the interests of which are held by qualified foreign pension funds;
•	qualified shareholders, as defined in Section 897(k) of the Code;
•	tax-qualified retirement plans; and
•	“controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity is holding Company Common Stock, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Merger in light of its particular situation, as well as any consequences of the Merger to such holder arising under the laws of any other taxing jurisdiction.
For purposes of this section, a “U.S. holder” means a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

As used in this section, a “non-U.S. holder” means a beneficial owner of Company Common Stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND DISPOSING OF COMPANY COMMON STOCK, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Tax Consequences of the Merger to the Company
The Merger will be a taxable transaction to the Company. The Company will be treated as selling all of its assets to Merger Sub (or the regarded parent of which Merger Sub is a disregarded entity) in exchange for the Merger Consideration and the assumption of the Company’s liabilities and then making a liquidating distribution of the Merger Consideration to Company stockholders in exchange for their Company Common Stock. The Company believes that certain deductions, including the dividends paid deduction, should be available to offset all of the Company’s gain from the deemed sale of its assets. The Company cannot make any assurance that it will have sufficient deductions available to offset gain realized as a result of the deemed sale of its assets.
Tax Consequences of the Merger to U.S. Holders
The receipt of Merger Consideration by a U.S. holder in exchange for Company Common Stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any gain or loss realized by a U.S. holder who receives Merger Consideration for Company Common Stock in the Merger will generally equal the difference, if any, between the amount of Merger Consideration received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. The amount and character of such gain or loss and the holding period of stock will be determined separately for each block of Company Common Stock (that is, shares acquired at the same cost in a single transaction) exchanged for Merger Consideration in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of Merger Consideration in exchange for such Company Common Stock will generally be capital gain or loss, and, except as provided below, will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of the Merger. However, if a U.S. holder recognizes a loss on shares it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received or was deemed to receive “capital gain dividends” from the Company (i.e., certain distributions that were required to be treated as long-term capital gains). Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Tax Consequences of the Merger to Non-U.S. Holders
The U.S. federal income tax consequences of the Merger to a non-U.S. holder will depend on various factors, including whether the receipt of Merger Consideration in exchange for shares of Company Common Stock is treated as a distribution from the Company to its stockholders that is attributable to gain from the sale of “United States real property interests,” or “USRPIs”. The IRS has announced in Notice 2007-55 that it intends to take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT is generally subject to tax under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” to the extent attributable to gain from the REIT’s sale of USRPIs. The Company intends to take the position that the non-U.S. holders whose shares of Company Common Stock are exchanged for Merger Consideration in connection with the Merger will generally be subject to the position described in Notice 2007-55, and accordingly, to the extent Merger Consideration received by a non-U.S. holder in the Merger is attributable to gain from the Company’s deemed sale of USRPIs (which the Company expects a substantial portion of the Merger Consideration to be), the Company intends to take the position that the U.S. federal income tax consequences described below in “—Distribution of Gain from the Disposition of U.S. Real Property Interests” will apply. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT shares by non-U.S. holders. Non-U.S. holders should consult their tax advisors regarding the application of these provisions.
Distribution of Gain from the Disposition of U.S. Real Property Interests. Subject to the exception described below for holders of less than 10% of the Company’s stock, to the extent a non-U.S. holder’s receipt of Merger Consideration in exchange for Company Common Stock is treated as a distribution attributable to gain from the Company’s deemed sale of USRPIs, such amount will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). The Company also may be required to withhold and to remit to the IRS 21% of any such amount. Such distribution may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) in the hands of a non-U.S. holder that is a corporation. Notwithstanding the foregoing, if both (a) shares of Company Common Stock are treated as regularly traded on an established securities market such as the NYSE at the date of the Merger and (b) the non-U.S. holder did not own more than 10% of the shares of Company Common Stock at any time during the one-year period ending on the date of the Merger, then the U.S. federal income tax consequences described in “—Taxable Sale of Shares of Company Common Stock Pursuant to the Merger” below would generally apply to such non-U.S. holder in lieu of the foregoing treatment. The shares of Company Common Stock are, and are anticipated to continue to be through the Effective Time, treated as regularly traded on an established securities market.
A non-U.S. holder may be entitled to a refund or credit against the non-U.S. holder’s U.S. tax liability, if any, with respect to any amount withheld pursuant to these rules, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.
Taxable Sale of Shares of Company Common Stock Pursuant to the Merger. To the extent a non-U.S. holder’s receipt of Merger Consideration in exchange for Company Common Stock is treated as a taxable sale of such shares (rather than a distribution attributable to gain recognized by the Company on its deemed sale of USRPIs, as described above), a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized from such sale unless:
•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States);

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of Company Common Stock in the Merger, and certain other requirements are met; or

•	the Company Common Stock constitutes a USRPI in the non-U.S. holder’s hands.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on such gain, as adjusted for certain items.
A non-U.S. holder described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of Company Common Stock in the Merger, which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet, if a non-U.S. holder’s Company Common Stock constitutes USRPIs, any gain recognized by such holder in the Merger will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A non-U.S. holder’s Company Common Stock generally will not constitute USRPIs if either (i) the Company is a “domestically controlled qualified investment entity” at the Effective Time, or (ii) both (a) Company Common Stock is treated as regularly traded on an established securities market such as the NYSE at the date of the Merger and (b) the non-U.S. holder has owned, actually and constructively, 10% or less of the Company Common Stock at all times during the shorter of (1) the five-year period ending with the Effective Time and (2) the non-U.S. holder’s holding period for the shares. A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly and indirectly by non-United States persons, subject to certain ownership rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” ownership generally will be determined by looking through certain pass-through entities and certain other entities. Notwithstanding the foregoing ownership rules, a person who at all applicable times holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States is treated as a United States person unless the REIT has actual knowledge that such person (i) is not a United States person or (ii) in certain cases, is a foreign-controlled entity. The Company believes, but cannot guarantee, that it has been and currently is “domestically controlled” as of the date of this proxy statement, but because the Company’s Common Stock is, and is anticipated to continue to be up to the Effective Time, publicly traded, no assurances can be given that the Company will continue to qualify as a “domestically controlled qualified investment entity” at the Effective Time.
Information Reporting and Backup Withholding
Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of Company Common Stock in the Merger. Backup withholding will not apply, however, to a holder who:
•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;
•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or
•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.
THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, COMMON STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.
Delisting and Deregistration of Company Common Stock
If the Merger is completed, the shares of Company Common Stock will be delisted, will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which the Company incorporates by reference into this proxy statement. The Company recommends that you read the Merger Agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The Merger Agreement contains representations and warranties made by, and to, the Company, Parent, and Merger Sub. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to the Company’s stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company or its affiliates.
The Merger
Pursuant to the Merger Agreement and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company will be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, and Merger Sub will continue under the name “Sunshine Holding REIT LLC” (or such other name that Parent selects) as the Surviving Entity.
The Merger will have the effects provided in the Merger Agreement and as specified in the MGCL and DLLCA. From and after the Effective Time, the Surviving Entity will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts, and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts, and duties of the Surviving Entity.
At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock held by Parent, any wholly owned subsidiary of Parent, or any wholly owned Company subsidiary) will be converted into the right to receive the Merger Consideration, as discussed in the section of this proxy statement captioned “The Merger Agreement—Treatment of Shares of Company Common Stock”.
Following the completion of the Merger, the Company Common Stock will be delisted, will no longer be traded on the NYSE and will be deregistered under the Exchange Act.
Closing Date
Unless the Merger Agreement has been terminated in accordance with its terms, the closing of the Merger (the “Closing”) will take place remotely by exchange of documents and signatures by electronic means, on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third Business Day after all the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) have been satisfied or validly waived by the party entitled to the benefit of such condition (subject to applicable law), unless such date is extended by mutual written agreement of the parties (the actual date of Closing being referred to herein, the “Closing Date”).
Effective Time
Prior to the Closing, the Company, Parent and Merger Sub will prepare and, on the Closing Date, the Company, Parent and Merger Sub will (A) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Maryland State Department of Assessments and Taxation (the “SDAT”) as provided under the MGCL and the Delaware Secretary of State under the DLLCA and (B) make any other filings, recordings or publications required to be made by the Company, Parent or Merger Sub under the MGCL and DLLCA in connection with the Merger. The Merger will become effective upon the later of such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties have agreed upon and designated in the Articles of Merger in accordance with the MGCL and DLLCA as the Effective Time.
Treatment of Shares of Company Common Stock
Shares of Company Common Stock
Each share of Company Common Stock then outstanding (other than Company Common Stock held by Parent, any wholly owned subsidiary of Parent, or any wholly owned Company subsidiary) will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to $30.38. The amount in cash payable to the stockholders is also subject to decrease upon the occurrence of certain specified events, including in the event the Company declares and pays certain special dividends.
Each share of Company Common Stock held as of the Effective Time by Parent, any wholly owned subsidiary of Parent or any wholly owned Company subsidiary will automatically be retired and will cease to exist as of the Effective Time, and no Merger Consideration will be paid in respect thereof.
Each unit of limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding as limited liability company interests of the Surviving Entity and such units of limited liability company interests will be owned by Parent.
Company Restricted Stock Awards
Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all shares of Company Restricted Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested) will (A) automatically become fully vested and all restrictions on such Company Restricted Stock will lapse as of immediately prior to the Effective Time and (B) as of the Effective Time will be considered an outstanding share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive an amount equal to the Per Share Merger Consideration (subject to any applicable withholding or other taxes, or other amounts required by applicable law to be withheld).
Company Deferred Stock Units
Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all Company Deferred Stock Units that are outstanding and unvested immediately prior to the Effective Time, will (A) vest at the greater of (1) the target number of shares of Company Common Stock subject to each such Company Deferred Stock Unit and (2) the number of shares of Company Common Stock earned based on the actual achievement of the applicable performance goals as of the Effective Time (or over the first two years of the 2024-2026 performance period with respect to the 2024 Deferred Stock Units) (as determined by the Board in its reasonable discretion) and (B) as of the Effective Time, be canceled and extinguished. The holder will be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of the Per Share Merger Consideration, multiplied by the total number of vested shares of Company Common Stock subject to such Company Deferred Stock Unit as described in the prior sentence, rounded up to the nearest whole cent. Any accrued and unpaid cash dividend equivalents with respect to outstanding Company Deferred Stock units that vest in connection with the Merger will also vest and be paid to holders of Company Deferred Stock Units.
No Further Ownership Rights
The Merger Consideration paid upon proper surrender of any certificates (or automatically in the case of book-entry shares of Company Common Stock) will be deemed to have been paid in full satisfaction of all rights pertaining to such certificates or book-entry shares.
From and after the Effective Time, all shares of Company Common Stock will no longer be outstanding and will be automatically cancelled and will cease to exist, and each holder of a shares of Company Common Stock will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with the terms of the Merger Agreement.

Payment Procedures
Parent has designated Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, to act as a paying agent in the Merger (collectively, the “Paying Agent”), and the Paying Agent will administer the payments of Merger Consideration described in the Merger Agreement (except that the Surviving Entity will administer the payments of Share Award Payments). Prior to the Effective Time, Parent will enter into an exchange and paying agent and nominee agreement with the Paying Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by the Merger Agreement.
At the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash amount deposited with the Paying Agent, the “Payment Fund”), in each case, for the sole benefit of the holders of the Company Common Stock (except that the aggregate Share Award Payments will be deposited by Parent with the Surviving Entity as further described in the Merger Agreement). Parent and the Surviving Entity will cause the Paying Agent to make, and the Paying Agent will make, delivery of the Merger Consideration (except for Share Award Payments) out of the Payment Fund in accordance with the Merger Agreement.
The Payment Fund will be invested by the Paying Agent as directed by Parent, on behalf of the Surviving Entity; provided, that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in investment-grade commercial paper obligations, and that no such investment or loss thereon will affect the amounts payable to holders of the Company Common Stock. Interest and other income on the Payment Fund will be the sole and exclusive property of the Surviving Entity and will be paid to the Surviving Entity. No investment of the Payment Fund will relieve Parent, the Surviving Entity or the Paying Agent from making the payments as required by the Merger Agreement, and following any losses from any such investment, Parent and the Surviving Entity will promptly provide additional funds to the Paying Agent to the extent necessary to satisfy the Surviving Entity’s obligations hereunder for the benefit of the holders of the Company Common Stock, which additional funds will be deemed to be part of the Payment Fund.
Any holder of Book-Entry Shares will not be required to deliver a Letter of Transmittal or other evidence to the Paying Agent to receive the Per Share Merger Consideration or other amounts as described in the Merger Agreement. Promptly after the Effective Time (but in any event within five Business Days after the Effective Time), Parent and the Surviving Entity will cause the Paying Agent to pay, by mail or by wire transfer, to each holder of Book-Entry Shares (as defined in the Merger Agreement) as of immediately prior to the Effective Time the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Shares, automatically without any action on the part of such holder or delivery of any certificate, Letter of Transmittal (as defined in the Merger Agreement), or other evidence to the Paying Agent, and upon payment thereof such Book-Entry Shares will be forthwith cancelled and have no further force or effect.
Any portion of the Payment Fund that remains undistributed to the former holders of the Company Common Stock for 12 months after the Closing Date will be delivered to the Surviving Entity upon demand, and any former holders of the Company Common Stock who have not theretofore complied with the applicable payment provision requirements of the Merger Agreement will thereafter look only to the Surviving Entity (and only as general creditors thereof) for payment of the Per Share Merger Consideration for each share of the Company Common Stock.
Representations and Warranties
The Company has made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:
•
their organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate their properties and conduct its and their business as presently conducted by the Company and each Company subsidiary, respectively;

•	the organizational documents of the Company and each Company subsidiary;
•	the capital structure of the Company and the Company subsidiaries, including the Company’s and Company’s subsidiaries equity awards;

•	the power and authority of the Company to enter into and perform its obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;
•
filings with or consents of any person in connection with execution, delivery and performance of the Merger Agreement and the performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•
possession of all permits necessary for the Company and Company subsidiaries to own, lease and operate the Company and its subsidiaries’ properties and to carry on and operate the Company and Company subsidiaries businesses as presently conducted and the absence of a failure by the Company or Company subsidiaries to comply with such permits or applicable law;

•	the conduct by the Company and Company subsidiaries businesses in compliance with applicable laws;
•	the Company’s SEC filings since January 1, 2023, and the financial statements contained in those filings;
•	the Company’s system of internal control over financial reporting and disclosure controls and procedures;
•
the conduct of business in the ordinary course of business in all material respects, the absence of any Company Material Adverse Effect and certain other changes and events with respect to the Company and its subsidiaries since the date of the Company’s most recent balance sheet included in its SEC filings through the date of the Merger Agreement;

•	the absence of certain undisclosed liabilities;
•	the absence of any default or violation that would not be expected to have a Company Material Adverse Effect;
•	the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to the Company or any Company subsidiary;
•	the Company’s REIT status and other tax matters affecting the Company and the Company subsidiaries;
•	the Company and Company subsidiaries’ compensation arrangements and employee benefit plans;
•	labor and employment matters related to the Company and the Company subsidiaries;
•	the accuracy of the information supplied by the Company in this proxy statement;
•	ownership of or rights with respect to the intellectual property of the Company and the Company subsidiaries;
•	environmental matters relating to the Company and Company subsidiaries;
•	real property owned and leased by the Company and Company subsidiaries;
•	the Company’s and Company subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under the provisions of such material contracts;
•	data protection and security safeguards and compliance therewith by the Company and each Company subsidiary;
•	the insurance policies of the Company and the Company subsidiaries;
•	the receipt by the Board of the fairness opinion from BofA Securities;
•	the vote that is required by the Company’s stockholders to approve the Merger and the transactions contemplated by the Merger Agreement;
•	the absence of any brokers fee or commission in connection with the transaction and other transactions contemplated in the Merger Agreement;
•	the Company and Company subsidiaries status under the Investment Company Act of 1940, as amended;
•	the Board having taken all action necessary to render inapplicable certain Maryland law takeover statutes; and
•	related party transactions with respect to any Company entity, except for any Company Benefit Plans (as defined in the Merger Agreement), since January 1, 2023.

Many of the Company’s representations and warranties are qualified by the concept of a “material adverse effect”. Under the Merger Agreement, a “Company Material Adverse Effect” means, any event, circumstance, change, effect, development or occurrence (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to (i) be material and adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company subsidiaries, taken as a whole, or (ii) prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, that solely for purposes of the foregoing clause (i), in determining whether there is, or would reasonably be expected to be, a “Company Material Adverse Effect,” such determination shall not include any Effect to the extent arising out of or resulting from:
•
(A) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any Effect giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition);

•	(B) any Effect that affects the real estate industry generally;
•
(C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes;

•	(D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world;
•
(E) the commencement, escalation, or worsening of a war (whether or not declared), civil disobedience, sabotage, military or para-military actions or armed hostilities or the occurrence of acts of terrorism or sabotage (including cyberattacks);

•
(F) the negotiation, execution, delivery, performance or consummation of the Merger Agreement, or the public announcement or anticipation of the Merger or the other transactions contemplated by the Merger Agreement;

•
(G) any impact on relationships, contractual, or otherwise, with tenants, suppliers, lenders, investors (including stockholders and unitholders), or venture partners or employees arising out of or relating to the announcement of the Merger Agreement and the transactions contemplated thereby;

•
(H) the taking of any action expressly required by the Merger Agreement, the taking of any action at the written request or with the prior written consent of Parent or the failure to take any action at the written request of Parent or expressly prohibited by the Merger Agreement (other than as set forth in the Merger Agreement) (provided, that the foregoing clauses (F) and (G) and this clause (H) do not apply in the context of any representation or warranty of the Company which is intended to address the consequences of the execution and delivery of the Merger Agreement or the consummation of the Transaction, including for purposes of determining whether certain closing conditions have been satisfied (to the extent such condition relates to any such representation and warranty));

•
(I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires, or other natural disasters, any national, international or regional calamity or outbreak of epidemic, pandemic, disease or other public health event, or any restrictions to the extent relating to, or arising out of, any such outbreak of epidemic, pandemic, or other public health event or any material worsening of any of the foregoing;

•	(J) changes in law or GAAP (or the interpretation or enforcement thereof); and
•
(K) any Action including any derivative claims arising out of or relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and made or initiated by any holder of Company Common Stock or any holder of shares, capital stock, units or other equity interest in any Company subsidiary, which in the case of each of foregoing clauses (B), (C), (D), (E), (I) and (J) do not disproportionately affect the Company and the Company subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry in which the Company Entities operate in the United States, in which case, the disproportionate adverse effect may be taken into account (and only to the extent thereof) in determining whether there has been a Company Material Adverse Effect.

The Merger Agreement also contains customary representations and warranties made, jointly and severally, by the Parent Parties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:
•	their organization, valid existence, good standing, qualification to do business, and power and authority to own and operate their properties and to conduct their businesses as presently conducted;
•	the ownership of Merger Sub and absence of prior conduct of business by Merger Sub;
•	their power and authority to enter into and perform their obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;
•
the absence of violations of organizational or governing documents or any applicable law, in each case, in connection with the execution, delivery, and performance of the Merger Agreement or consummation of the transactions contemplated by the Merger Agreement;

•	filings with or consent of any person in connection with the execution, delivery, and performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;
•	the absence of any lawsuits, court actions, arbitrations, or other court proceedings against any of the Parent Parties that would reasonably be expected to have a Parent material adverse effect;
•	the accuracy of the information supplied by the Parent Parties and their subsidiaries in this proxy statement;
•
the absence of any banking, broker’s, finder’s or similar fees or commissions payable by the Company in connection with the Mergers and the other transactions contemplated by the Merger Agreement based upon arrangements made by and on behalf of the Parent Parties, except for the fees and expenses payable to Citi, Truist, and Newmark;

•
the sufficiency of the Parent Parties’ and the Surviving Entity’s funds to pay all amounts required to be paid by them on the Closing Date in connection with the Mergers and the Financing Commitment Letters;

•	the Financing Commitments being (i) in full force and effect, (ii) legal, valid and binding obligations of Parent, and (iii) enforceable in accordance with its respective terms against Parent;
•	the solvency of Parent and the Surviving Entity as of the consummation of the transactions immediately after giving effect to the transactions contemplated by the Merger Agreement;
•
the absence of certain agreements or any commitments to enter into any such contracts between the Parent Parties or any of their respective controlled Affiliates, on the one hand, and any of the Company’s directors, officers, employees, partners or stockholders, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by the Merger Agreement;

•	the absence of any vote of the equityholders of Parent or Merger Sub or holders of any other securities required by applicable law; and
•	the absence of any agreement, arrangement, or understanding of any shares of Company Common Stock or other Company securities.
Conduct of the Company’s Business Pending the Merger
The Company has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered in connection therewith, from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms (the “Interim Period”), the Company will, and will cause each subsidiary of the Company to:
•	use commercially reasonable efforts to conduct its business in the ordinary course;
•
use its commercially reasonable efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside the control of the Company or any Company subsidiary are excepted);

•
use its commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with employees, customers, lenders, suppliers, tenants, and other significant third parties having material business relationships with the Company or Company subsidiaries; and

•	use its commercially reasonable efforts to maintain the status of the Company as a REIT.
The Company has also agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered in connection therewith, during the Interim Period, the Company will not, and will not cause or permit any subsidiary of the Company to, do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed, or conditioned):
•	amend the Company’s charter, bylaws, or such comparable organizational documents of any of the Company subsidiaries;
•	split, combine, reclassify or subdivide any shares or other equity securities or ownership interests of the Company or any Company subsidiary;
•
declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company subsidiary or other equity securities or ownership interests in the Company or any Company subsidiary, except for (A) the declaration and payment by the Company of two (2) regular dividends in accordance with past practice (including with respect to timing) at a rate not to exceed $0.40 per share per quarter, (B) the declaration and payment of dividends or other distributions by any directly or indirectly wholly owned Company subsidiary to its parent entity, (C) with respect to dividends otherwise permitted hereunder, the payment and crediting of accrued dividends and dividend equivalent rights with respect to Company Restricted Stock or Company Deferred Stock Units pursuant to the terms of such Company Equity Award, and (D) the payment of dividends; provided, that, notwithstanding this restriction on dividends and other distributions, the Company and any subsidiary of the Company may declare and pay dividends to its stockholders, in such amount determined by the Company, in the reasonable discretion of the Board exercised in good faith, on advice of counsel to the Company and after consultation with Parent, as reasonably required to be distributed in order for the Company to maintain its qualification as a REIT for such year and to avoid or to continue to avoid the incurrence of income or excise tax;

•
redeem, repurchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company, or a Company subsidiary, other than (A) the withholding of the Company Common Stock to satisfy withholding Tax obligations with respect to Company Equity Awards granted pursuant to the Company Equity Incentive Plan solely to the extent required under the terms of any Company Equity Incentive Plan or the applicable award agreement, (B) the acquisition by the Company in the ordinary course of business in connection with the forfeiture of awards pursuant to the terms of a Company Equity Incentive Plan or the applicable award agreement, and (C) the creation of new wholly owned Company subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement (including the other provisions of this section);

•
except as contemplated in the Merger Agreement, issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Company or any of the Company subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company or any of the Company subsidiaries’ capital stock or other equity interests; provided, however, that the Company may issue Company Common Stock (A) upon the vesting, exercise or settlement of any Company Equity Award outstanding as of the date of the Merger Agreement or as may be granted after the date of the Merger Agreement and (B) pursuant to a Company Equity Award, Company Equity Incentive Plan or other Company Benefit Plan to the extent required pursuant to the Merger Agreement, any such plan or the terms of the applicable award agreement with respect to the Company Equity Award, Company Equity Incentive Plan, or other Company Benefit Plan;

•
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, any corporation, partnership, limited liability company, or other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company, or any Company subsidiary of or from an existing Company subsidiary and (B) as otherwise described in the company disclosure letter;

•
sell, license, mortgage, pledge, lease, assign, transfer, dispose of or encumber, agree to or otherwise effect a deed or assignment in lieu of foreclosure with respect to, or otherwise dispose of any Company Properties (as defined in the Merger Agreement) (or real property that if owned by Company or any Company subsidiaries on the date of the Merger Agreement would be a Company Property) or any other material assets, except (A) leases of Company Properties in the ordinary course of business which do not grant any preferential purchase options and which comply with the eleventh bullet, (B) transfers by Company or any wholly-owned Company subsidiary to or from Company or any wholly-owned Company subsidiary, any pending sales or other dispositions described in the company disclosure letter, and (C) such other sales, transfers or dispositions of Company Properties with a value of no more than $2,000,000 individually and $10,000,000 in the aggregate in the ordinary course of business consistent with past practice;

•
incur, create, assume, refinance, replace or prepay any Indebtedness (as defined in the Merger Agreement) for borrowed money or issue any debt securities of the Company or any of the Company subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company subsidiary), except (A) Indebtedness incurred under the Company Credit Facilities (as defined in the Merger Agreement) that does not, in the aggregate at any given time, exceed $25,000,000; (B) refinancing of existing Indebtedness (excluding, for the avoidance of doubt, the Company Credit Facilities); provided, that the terms of such new Indebtedness shall not be materially more onerous on the Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not exceed the Indebtedness it is replacing or the aggregate repayment amount due at Closing; (C) Indebtedness that does not, in the aggregate, exceed $10,000,000; or (D) as otherwise described in the company disclosure letter;

•
make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a Company subsidiary to the Company or a Company subsidiary, (B) loans, advances or investments required to be made under any of the Company Leases (as defined in the Merger Agreement) pursuant to which any third party is a lessee or sublessee on any Company Property, (C) in connection with any Tenant Improvements (as defined in the Merger Agreement) (including, without limitation, obtaining any letters of credit in connection therewith including any related credit or reimbursement arrangements) at any of the Company Properties, and (D) investments described in the company disclosure letter;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (as defined in the Merger Agreement) (or any Contract that, if existing as of the date of the Merger Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company or any Company subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, similar instrument or related agreement to which the Company or any Company subsidiary is a party as required or necessitated by the Merger Agreement or transactions contemplated thereby, (C) in connection with any Tenant Improvements at the any of the Company Properties, (D) in connection with the planned development or redevelopment activities of Company and the Company subsidiaries, (E) surety or performance bonds, letters of credit or similar agreements entered into by Company or any Company subsidiary with respect to any environmental laws or Environmental Permits (as defined in the Merger Agreement) in the ordinary course of business consistent with past practice, or (F) as described in the company disclosure letter;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (as defined in the Merger Agreement) (or any lease of real property that, if existing as of the date of the Merger Agreement, would be a Material Company Lease) or Company Ground Lease (as defined in the Merger Agreement) (or any lease that, if existing as of the date of the Merger Agreement, would be a Company Ground Lease), except for (A) renewing or extending any Material Company Lease (including by entering into a modification or an amendment to effect such renewal or extension) in the ordinary course of business on market terms, or entering into any new lease that would have been a Company Lease if existing on the date of the Merger Agreement, and (B) any entry into, renewal, modification, amendment or termination in accordance with the terms of any such lease that (i) occurs without any required approval (other than notice of renewal or by amendment that does not change any material term of such lease) by the Company or any Company subsidiary, or (ii) would not otherwise be materially adverse to the Company or any Company subsidiary, or (C) as described in the company disclosure letter;
•
settle or compromise any claim or Action (as defined in the Merger Agreement), other than settlements or compromises that (A) with respect to the payment of monetary damages (including applicable deductibles), involve only any monetary damages that (x) are equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of the Company included in the Company SEC Documents (as defined in the Merger Agreement) filed and publicly available prior to the date of the Merger Agreement or (y) do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any Company subsidiary or the Surviving Entity, (C) do not provide for any admission of liability by the Company or any of the Company subsidiaries, excluding in each case any such matter relating to Taxes, or (D) are with respect to any Action involving any present, former, or purported holder or group of holders of Company Common Stock in its capacity as such;

•
hire or terminate (other than for “cause”) any employee, executive officer, or director of the Company or any Company subsidiary with a base salary or annualized hourly wage rate in excess of $200,000 per year or appoint any Person to a position of executive officer or director of the Company or any Company subsidiary;

•
(A) enter into, renew, modify or terminate any Collective Bargaining Agreement (as defined in the Merger Agreement) or recognize or certify any labor union, labor organization, works council, employee representative, or group of employees as the bargaining representative for any employees of the Company or any Company subsidiary, except as required by law; (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation, or other similar actions; or (C) waive or release any noncompetition, nonsolicitation, nondisclosure, or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any Company subsidiary;

•
except (x) as required by law, the terms of any Company Equity Incentive Plan, other Company Benefit Plan, including the applicable award agreement with respect to any Company Equity Award in effect as of the date of the Merger Agreement or entered into in accordance with the Merger Agreement, (y) as described in the company disclosure letter or (z) as expressly and specifically required by the terms of the Merger Agreement, (A) enter into, adopt, terminate or materially amend any Company Benefit Plan (or other benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof); (B) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or the benefits payable to or that may become payable to any current or former employee, officer, director or other individual service provider, other than payments of normal annual short-term incentive compensation in the ordinary course of business consistent with past practice; (C) grant, confer, or announce any cash or equity or equity-based compensation awards, bonus, retention, change in control, transaction, severance or other similar compensation, or modify the terms of any equity or equity-based compensation; or (D) enter into any new employment, retention, indemnification, severance, or similar agreement;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP (as defined in the Merger Agreement) or make any material change to its methods of accounting in effect at January 1, 2026, except as required by a change in GAAP or in applicable law (as defined in the Merger Agreement), or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;

•	enter into any new line of business;
•
enter into any Tax Protection Agreement (as defined in the Merger Agreement), make, change, or rescind any material election relating to Taxes (it being understood and agreed, for the avoidance of doubt, that nothing in the Merger Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return (as defined in the Merger Agreement), settle or compromise any material federal, state, local or non-U.S. Tax liability, audit, claim, or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company subsidiary as a disregarded entity or partnership for United States federal income tax purposes or to preserve the tax treatment or status of an existing Qualified REIT Subsidiary (as defined in the Merger Agreement) or an existing Taxable REIT Subsidiary (as defined in the Merger Agreement) under the applicable provisions of Section 856 of the Code, as the case may be;
•	take any action that would, or that would reasonably be expected to, cause the Company to fail to qualify as a REIT;
•
adopt a plan of merger, complete or partial liquidation, or resolutions providing for or authorizing such merger, liquidation, or a dissolution, consolidation, recapitalization, or bankruptcy reorganization, except in connection with any transaction expressly contemplated by the Merger Agreement, permitted by the Merger Agreement;

•
sell, assign, transfer, abandon, permit to lapse, license, sublicense, or otherwise dispose of any Company Intellectual Property (as defined in the Merger Agreement), or disclose any trade secret to any Person (other than in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

•
except pursuant to and in accordance with the Company Budget (as defined in the Merger Agreement) or as required by the terms of any Company Lease or Company Ground Lease, make or commit to make any capital expenditures in excess of $2,000,000 individually or $10,000,000 in the aggregate; or

•	authorize, or enter into any Contract, agreement, commitment, or arrangement to do any of the actions described above.
Notwithstanding anything to the contrary set forth in the Merger Agreement, nothing in the Merger Agreement will prohibit the Company or any Company subsidiary from taking any action, at any time or from time to time, that in the reasonable judgment of the Board, upon advice of outside counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with the Merger Agreement or otherwise as permitted pursuant to the Merger Agreement or to qualify or preserve the status of any Company subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, in each case, subject to the Merger Agreement.
Competing Proposals and Obligations of the Board with Respect to its Recommendation
No Solicitation of Transactions
Except as expressly permitted in the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company and the Company subsidiaries will, and will direct their respective Representatives to, immediately cease any solicitation, discussions, or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal, and not directly or indirectly:
•
solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, discussion, offer or request (an “Inquiry”) that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•
engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	approve or recommend an Acquisition Proposal; or
•
enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or other similar definitive agreement providing for or relating to an Acquisition Proposal or requiring the Company to abandon, terminate, or fail to consummate the transactions contemplated by the Merger Agreement (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), an “Alternative Acquisition Agreement”), take any action to make any takeover statute inapplicable to any transaction contemplated by an Acquisition Proposal.
The Company may release or waive standstill obligations in existing confidentiality agreements, but only to the extent necessary to allow the counterparty to make an Acquisition Proposal in accordance with the Merger Agreement.
Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company and the Company subsidiaries may, directly or indirectly through one or more of its Representatives, participate or engage in discussions or negotiations with, and furnish non-public information relating to the Company or the Company subsidiaries to, any person or group of persons that has made an unsolicited bona fide written Acquisition Proposal after the date of the Merger Agreement that did not result in whole or in part from a breach of the Company’s non-solicitation obligations under the Merger Agreement; provided, that:
•
the Company and its representatives may contact any person making a written Acquisition Proposal to request clarification of the terms and conditions thereof solely to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and may inform any person that has made or is considering making an Acquisition Proposal of the provisions of the non-solicitation section of the Merger Agreement;

•
the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

•
prior to furnishing any such non-public information to such person, the Company enters into an Acceptable Confidentiality Agreement with such person and any non-public information provided to such person that was not previously provided to Parent is provided or made available to Parent as promptly as practicable (and in any event within 24 hours thereafter).

From the date of the Merger Agreement until the earlier of the termination of the Agreement or the Effective Time, the Company must notify Parent promptly (and in no event later than 24 hours) after receipt of:
•	any Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;
•	any request for non-public information from a third party that informs the Company it is considering making, or has made, an Acquisition Proposal; or
•	any other inquiry from any person seeking to have discussions or negotiations regarding a possible Acquisition Proposal.
Obligations of the Board with Respect to its Recommendation
The Merger Agreement provides that, except as described below, neither the Board nor any committee thereof may (i) withhold, withdraw, modify, or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent) the Company Board Recommendation (as defined in the Merger Agreement), (ii) approve, adopt, or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the proxy statement, (iv) fail to publicly reaffirm the Company Board Recommendation within seven Business Days after Parent so requests in writing following the public announcement by any Person of an Acquisition Proposal or any amendment to the price of or any other material amendment to any such Acquisition Proposal (or, if the Company Stockholder Meeting is scheduled to be held within five Business Days, within three Business Days after Parent so requests in writing, but in any event not later than one Business Day prior to the Company Stockholder Meeting), (v) fail to publicly recommend against any tender offer or exchange offer constituting an Acquisition Proposal within ten Business Days after commencement of such offer (each of the actions listed above, is referred to as an “Adverse Recommendation Change” ), or (vi) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any Company subsidiary to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) entered into in accordance with the Merger Agreement).

Notwithstanding these restrictions, at any time prior to obtaining the Company Stockholder Approval and subject to compliance in all material respects with certain procedural requirements set forth in the Merger Agreement, the Board may effect an Adverse Recommendation Change if:
•
an Intervening Event has occurred and the Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; or

•
the Board receives an Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, the Company has complied in all material respects with its obligations under such provisions, and the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal. In such case, the Board may also enter into an Alternative Acquisition Agreement and terminate the Merger Agreement, subject to payment of the Company Termination Fee.

Before the Board may effect an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement and terminate the Merger Agreement (whether in response to a Superior Proposal or an Intervening Event), the Company must comply with the following procedural requirements:
•
The Company must first provide Parent with a prior written notice (a “Notice of Change of Recommendation”) stating that the Board intends to take such action. The notice must identify the person making the Superior Proposal and describe its material terms and conditions (and provide copies of all material documents and agreements), or describe the Intervening Event, as applicable.

•
During the four Business Day period following Parent’s receipt of the Notice of Change of Recommendation, the Company must negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms of the Merger Agreement so that the Superior Proposal ceases to constitute a Superior Proposal or, in the case of an Intervening Event, to obviate the need for an Adverse Recommendation Change.

•
Following the negotiation period, the Board must determine in good faith, after consultation with outside legal counsel and financial advisors, taking into account any proposed changes to the Merger Agreement by Parent, that (i) the Superior Proposal continues to constitute a Superior Proposal, or (ii) in the case of an Intervening Event, the failure to effect an Adverse Recommendation Change would be inconsistent with the Board’s fiduciary duties under applicable law.

•
If there is any material amendment to the financial terms or other material terms of a Superior Proposal, or any material change to the Intervening Event, a new Notice of Change of Recommendation is required and the Company must again comply with the procedural requirements described above, except that the negotiation period is reduced to three Business Days.

Nothing contained in the Merger Agreement prohibits the Company or the Board, directly or indirectly through its Representatives, from:
•	taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or
•
making any disclosure to the stockholders of the Company that the Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required under applicable law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change); provided, however, that (x) neither the Company nor the Board shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect an Adverse Recommendation Change with respect thereto, except as permitted by the Merger Agreement, and (y) any such disclosure that constitutes, or is reasonably likely to result in, an Adverse Recommendation Change shall require compliance with the procedures set forth in the Merger Agreement. The Company agrees that any action (or inaction) by any director, officer, financial advisor, or investment banker of the Company that, if taken or not taken, by the Company would be a breach of the non-solicitation provisions in the Merger Agreement shall be deemed to be a breach of the non-solicitation provisions by the Company.

As used in this proxy statement:
•
“Acquisition Proposal” means any bona fide proposal or offer from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, issuance, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of the Company and the Company subsidiaries that generate 25% or more of the net revenues or net income or that represent 25% or more of the consolidated total assets (based on the fair market value) of the Company and the Company subsidiaries, taken as a whole, immediately prior to such transaction, or (B) of 25% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of any class of voting securities of the Company, in each case other than the transactions contemplated by the Merger Agreement; provided, however, that the term “Acquisition Proposal” shall not include the Merger, or any of the other transactions, contemplated by the Merger Agreement.

•	“Company Stockholder Approval” means the affirmative vote of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter.
•
“Intervening Event” means any Effect that was neither known to the Board, nor reasonably foreseeable to the Board, as of or prior to the date of the Merger Agreement (and which does not relate to an Acquisition Proposal), which Effect becomes known to the Board before the Company Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Acquisition Proposal or any Inquiry that would reasonably be expected to lead to an Acquisition Proposal; (ii) any Effect resulting from a material breach of the Merger Agreement by the Company; or (iii) any (x) change after the date of the Merger Agreement in the market price or trading volume of the Company Common Stock or (y) the fact, in and of itself, that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (iii) in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clause (i) of this definition).

•
“Superior Proposal” means any Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to 50.1%) that (A) is made in writing by a third party, and (B) the Board determines in its good faith judgment, after consultation with its outside legal counsel and independent financial advisors, taking into account all legal, financial, financing, regulatory approvals, conditionality, the identity of the third party making the proposal, feasibility, certainty and likelihood of closing, the break up fee provisions and all other terms and conditions of the proposal and the Merger Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), that if consummated in accordance with its terms, would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions hereof proposed in writing by Parent).

Special Meeting
Under the Merger Agreement, the Company is required, as promptly as reasonably practicable following the clearance of the proxy statement by the SEC, in accordance with applicable law and the Company’s organizational documents, to set a record date for, duly call, give notice of, convene and hold a Special Meeting of the Company’s stockholders for the purpose of obtaining the stockholder approval no later than the 35th day following the first mailing of the proxy statement to the Company’s stockholders. The Company may not later change such record date without Parent’s prior written consent.
Notwithstanding the foregoing, if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the

Company Stockholder Approval, whether or not a quorum is present, the Company may (and, if requested by Parent on no more than two occasions, the Company will) make one or more successive postponements or adjournments (in each case, of no more than ten Business Days) of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated by the Merger Agreement; provided, that such postponements or adjournments shall not exceed 30 Business Days in the aggregate without the prior written consent of Parent.
Except in the case of an Adverse Recommendation Change (as discussed in the section of this proxy statement captioned “The Merger Agreement—Competing Proposals and Obligations of the Board with Respect to its Recommendation”), the Company, through the Board, will (i) recommend to its stockholders that they approve the Merger and (ii) include such recommendation in this proxy statement.
Efforts Obligations; Regulatory Approvals
Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the Company and Parent will and will cause the Company subsidiaries, Merger Sub and the Parent subsidiaries, respectively, and their respective Affiliates to use their respective reasonable best efforts to consummate and make effective, when required in accordance with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including (i) using reasonable best efforts to take all actions necessary to cause the other parties’ conditions to Closing to be satisfied, (ii) using reasonable best efforts to obtain all necessary or advisable actions or non-actions, waivers, waiting period expirations or terminations, consents and approvals from Governmental Authorities (as defined in the Merger Agreement) or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the giving of any notices to Governmental Authorities or other persons and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and using reasonable best efforts to take all steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including providing a reasonable response expeditiously to and substantially complying with any and all information and document requests by any Governmental Authority in connection with any investigation of the transactions contemplated by the Merger Agreement, (iii) using reasonable best efforts to defend through litigation on the merits any action, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including seeking to have any stay or restraining order entered by any court or other Governmental Authority vacated or reversed, under any antitrust, merger control, competition, or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur when required hereunder, and (iv) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement; provided, that notwithstanding anything in the Merger Agreement to the contrary (x) no Parent Party or any of their Affiliates will be required hereunder to take or commit to take (and in no event will the reasonable best efforts of any Parent Party or any of their affiliates be deemed or construed to require such person to take or commit to take) any action, or agree to any condition or restriction, in each case that is not conditioned upon the occurrence of the Closing or that would reasonably be expected to, individually or in the aggregate (A) have a Parent Material Adverse Effect or (B) prevent the utilization of the Financing at or after the Closing in connection with the Financing Commitments (and the definitive agreements contemplated thereby) and (y) no Company Entity will take any such action or agree to any such condition or restriction, in each case, without the prior written consent of Parent.
Each of Parent and the Company will also use its reasonable best efforts (or will cause Merger Sub or the Company subsidiaries and their applicable Affiliates, respectively), to give any material notices to third parties, and each of Parent and the Company will use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any other material third-party consents that are necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement; provided that, none of the Parent Parties will be required to make and without the prior written consent of Parent, no Company Entity will make (or promise to make) any payment or concession in order to obtain any such consent. Each of the parties will, and will cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to the Merger Agreement. To the extent reasonably practicable and legally permitted, the parties or their Representatives will have the right to review in advance, and each of the parties will consult the others on, all the information relating to such parties and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by the Merger Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The parties to the Merger Agreement may, as they deem advisable and necessary, designate any sensitive materials provided to the other in accordance with these provisions as “outside counsel only”. Such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. To the extent reasonably practicable, neither of the Company nor any of the Parent Parties will, nor will they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority (except to the extent that confidential, competitively sensitive business information is to be discussed at such a meeting or conversation).
The Parent Parties do not, directly or indirectly, have any right to control or direct the Company, or any of the Company’s or any Company subsidiary’s operations prior to the Effective Time, and prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and the Company subsidiaries’ operations.
Transaction Litigation
The Company and its Representatives will, to the extent legally permissible, give prompt notice to Parent, and Parent and its Representatives will, to the extent legally permissible, give prompt notice to the Company, of (i) any notice or other communication received by such party to the Merger Agreement from (x) any governmental authority in connection with the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Merger or the other transactions contemplated by the Merger Agreement, or (y) from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement, and (ii) any material Actions (as defined in the Merger Agreement) threatened or commenced against or otherwise affecting (x) in the case of the Company, any Company Entity, any of their Affiliates or any of their respective directors, officers, employees, stockholders or Representatives that are related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, and (y) in the case of Parent, any Parent Party, any of their Affiliates, or any of their respective directors, officers, employees, stockholders, or Representatives that are related to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement.
The Company and its Representatives will give Parent (i) the opportunity to reasonably participate in (at Parent’s sole cost and expense) the defense and settlement of any stockholder litigation against any Company Entity, any of their Affiliates or any of their respective directors or officers, relating to the Merger Agreement, the Merger and the other transactions contemplated thereby and no such settlement will be agreed to without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), and (ii) a reasonable opportunity to review and comment on material filings, or responses or settlements to be made or filed by or on behalf of the Company in connection with such litigation (and the Company will consider in good faith all reasonable comments). Company will control any such defense.
Employee Matters
For a period of 12 months following the Closing Date (or, if earlier, until the termination date of the applicable Company Employee), Parent will provide, or will cause the Surviving Entity or its subsidiaries to provide, each employee of the Company and any of the subsidiaries of the Company as of the Effective Time (each, a “Company Employee”, together the “Company Employees”) with (i) base salary or wage rates that are no less than the base salary or wage rates provided to each such Company Employee immediately prior to the Closing, (ii) target annual cash bonus opportunities (excluding equity incentive opportunities), if any, that are no less favorable than those provided to each such Company Employee immediately prior to the Closing, and (iii) retirement and welfare benefits and other employee benefits (excluding defined benefit pension, equity or equity-based opportunities, deferred compensation, change in control, transaction, retention, severance, bonus, long-term incentive or retiree or post-employment health or welfare benefits) that are substantially comparable, in the aggregate, to those provided to each Company Employee immediately prior to the Closing.
For purposes of eligibility to participate, vesting (other than vesting of future equity awards) and determination of level of paid time off and severance benefits under the compensation and benefit plans, programs, agreements and arrangements of Parent, the Surviving Entity, and any of their respective subsidiaries providing benefits to any Company Employees after the Effective Time, and in which the Company Employees did not participate prior to the Effective Time (collectively, the “New Plans”) (but excluding any New Plan that is a defined benefit pension plan), each Company Employee will be credited with his or her years of service with the Company and any of the subsidiaries of the Company (and any additional service with any predecessor employer) before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, during the plan year in which the Closing occurs, Parent, or its respective subsidiary will use its reasonable best efforts to: (i) cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under the New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time; and (ii) for purposes of each New Plan providing medical, dental, prescription drug or vision benefits to any Company Employee, (x) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Benefit Plan, and (y) cause any eligible expenses incurred and paid by such Company Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the New Plan as if such amounts had been paid in accordance with such New Plan.
Financing of the Merger
The Merger is not conditioned on any financing arrangements. The Parent Parties have represented in the Merger Agreement that Parent has delivered to the Company a true, correct, and complete copy of an executed Equity Funding Letter from the Equity Funding Sources (as defined in the Merger Agreement), and that as of the date of the Merger Agreement, no event had occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, or to cause any of the Financing Conditions (as defined in the Merger Agreement) not to be satisfied, or to cause the full amount of such funding not to be available to Parent on the Closing Date. The Parent Parties have also represented that, assuming the satisfaction or waiver of the closing conditions and the accuracy of the Company’s representations, the aggregate proceeds contemplated by the Financing, if and when funded in accordance with the terms of the Financing Commitments, will be sufficient for Parent to pay the Required Amount.
The Parent Parties have agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions set forth in the Financing Commitments (as defined in the Merger Agreement), including using reasonable best efforts to:
•
maintain in effect the Financing Commitments and negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions not materially less favorable to the Parent Parties than those set forth in the Financing Commitments (including any related flex provisions) (the “Financing Agreements”), and execute and deliver to the Company copies thereof concurrently with such execution;

•
satisfy on a timely basis all conditions applicable to, and to be satisfied by, any of the Parent Parties set forth in the Financing Commitments and the Financing Agreements and comply with their obligation thereunder; and

•	consummate the Financing contemplated by the Financing Commitments (as defined in the Merger Agreement).
Parent will (i) comply in all material respects with the Financing Commitments and each of the Financing Agreements and (ii) keep the Company informed on a timely basis, including by providing prompt notice of (A) any actual breach, default, termination, or written repudiation by any party of any Financing Commitment, (B) receipt of any notice or communication from any Financing Source (as defined in the Merger Agreement) with respect to any (x) actual or potential breach, default, termination, or written repudiation by any party to any Financing Commitment or any Financing Agreement of any provisions of any Financing Commitment or any Financing Agreement or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any Financing Agreement that would reasonably be expected to materially delay or prevent the Closing. Upon the request of the Company from time to time, Parent will provide the Company with updates regarding the status of its financing efforts.
None of the Parent Parties will, without the prior written consent of the Company, replace, permit, or consent to the assignment of commitments by any Financing Source, supplement, amend, modify, or permit to exist any waiver of any of the Financing Commitments and Financing Agreements if any such replacement financing, supplement, amendment, modification, or waiver (i) reduces the proceeds of the Financings available on the Closing Date from that contemplated in the Financing Commitments (after netting out original issue discount, upfront fees and other similar premiums and charges) unless, after giving effect to any available portion of the Financings, such amounts are sufficient to pay the Required Amount, (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions or contingencies to the receipt of the Financings or other terms as set forth in the Financing Commitments, in each case in a manner materially less favorable than those applicable to the original Financing, (iii) would reasonably be expected to materially delay or prevent the Closing or the funding of all or any portion of the Financings, (iv) would reasonably be expected to make the timely funding of all or any portion of the Financings or satisfaction of the conditions to obtaining the Financings materially less likely to occur, or (v) would reasonably be expected to materially adversely impact the ability of Parent to enforce any rights, including, if any, to specific performance, against the Financing Sources and any other parties to the Financing Commitments.
In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments (as defined in the Merger Agreement), Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable, alternative financing from alternative sources on terms and conditions (including with respect to conditionality) not materially less favorable to Parent than those contained in the Financing Commitments as of the date of the Merger Agreement, in an amount sufficient to pay the Required Amount.
Financing Cooperation
Prior to the Closing Date, at Parent’s sole expense (other than in respect to the Required Information (as defined in the Merger Agreement) and other information that would be prepared notwithstanding the assistance contemplated by the Merger Agreement), the Company will provide, and cause the Company subsidiaries and their respective Representatives (as defined in the Merger Agreement) to provide, commercially reasonable cooperation that is customary in connection with the arrangement of any Debt Financing and, if requested by Parent, facilitating Parent’s engagement with the Company’s lenders in connection with seeking the Change of Control Amendment, in each case, in connection with the transactions contemplated by the Merger Agreement as may be reasonably requested by the Parent Parties:
•
furnishing Parent and its financing sources with existing historical financial and other existing pertinent information regarding the Company and the Company subsidiaries that is necessary or customary for such Debt Financing or for Parent to obtain the Change of Control Amendment as may be reasonably requested by Parent, solely to the extent required to be delivered under the Company Credit Facilities;

•
permitting the Parent Parties and their Representatives to conduct surveys, appraisal and engineering inspections, and non-invasive environmental site assessments without any sampling or testing (e.g., a Phase I environmental site assessment), of each real estate property owned and, subject to obtaining required third party consents with respect thereto, if required (which the Company must use commercially reasonable efforts to obtain), leased by the Company or any of the Company subsidiaries;

•
delivering to Parent documentation and other information reasonably requested prior to the Closing Date by any Debt Financing Source under applicable “know-your-customer” and anti-money laundering rules and regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230); and

•
delivering to Parent (A) at least three Business Days prior to the Closing Date, drafts of payoff letters with respect to the Company Credit Facilities and (B) at least one Business Day prior to the Closing Date, such payoff letters.

Notwithstanding the foregoing, neither the Company nor any Company subsidiary will be required to provide cooperation to the extent that it would require the Company or any Company subsidiary to:
•
prior to the Closing have any responsibility for, or incur any liability to, any Person under, or in connection with the transactions contemplated by, any of the Financing Commitments, the Financing Agreements or the Change of Control Amendment (if any) and any certificate, document or instrument relating to the Financing, including giving any representations and warranties to any third parties (except for any customary authorization letter in connection with the Debt Financing) or indemnification thereof;

•	take any action that is not contingent upon the Closing Date;
•
take any action that would reasonably be expected to cause any manager, director, officer, or employee of the Company or any Company subsidiary to incur personal liability in connection with any Debt Financing;

•
take any action that would conflict with or violate its organizational documents, any Company Material Contract, or applicable laws, result in the loss of attorney-client privilege or other similar legal privilege or cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of the Merger Agreement;

•
the pre-Closing board of directors (or similar governing body) of the Company and any of the Company subsidiaries is not required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained (unless such directors will remain directors upon Closing);

•
execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financing that is effective prior to the Closing;

•	take any corporate actions that are effective prior to the Closing to permit the consummation of the Financing;
•	engage in any cooperation that would unreasonably and materially interfere with the normal ongoing operations of the Company and the Company subsidiaries;
•	consent to the pre-filing of any UCC-1 financing statements or the granting of any liens on any assets of any Company Entity (as defined in the Merger Agreement) prior to the Closing;
•
deliver any projections, pro forma financial information, or any other or forward-looking information to any third parties (provided that this does not limit the Company’s obligation to cooperate in the preparation of pro forma financial information by Parent);

•	deliver any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date of the Merger Agreement; and
•	deliver any legal opinions or accountants’ cold comfort letters or reliance letters.
The Parent Parties will, on a joint and several basis, indemnify and hold harmless the Company, the Company subsidiaries and their respective Representatives from and against any and all actual liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Company or any of its respective subsidiaries, including financial statements, or (ii) the gross negligence, bad faith, or willful misconduct of the Company, any of its subsidiaries, or any of their respective employees or Representatives.
The Company has agreed to provide, and to cause each Company subsidiary and their respective representatives to provide, if requested by Parent, commercially reasonable cooperation in facilitating Parent’s engagement with the Company’s lenders in connection with seeking an amendment to the Company Credit Facilities in form and substance reasonably acceptable to Parent that (i) expressly permits the consummation of the Merger and the other transactions contemplated by this Agreement, including the change of control of the Company resulting therefrom, without giving rise to any default, event of default or termination event under the Company Credit Facilities, (ii) makes other modifications agreed to by Parent and the lenders party to the Company Credit Facilities, and (iii) remains in full force and effect immediately following the Effective Time (a “Change of Control Amendment”). Parent has agreed that in no event is the receipt or availability of any Change of Control Amendment a condition to any obligations of the Parent Parties to consummate the Merger under the Merger Agreement.

As used in this proxy statement:
“Company Credit Facilities” means, collectively, (i) that certain Credit Agreement dated as of February 18, 2025 by and among Sila Realty Trust, Inc., as the borrower, Bank of America, N.A., as administrative agent and the other parties party thereto, (ii) that certain Amended and Restated Term Loan Agreement dated as of March 20, 2024 by and among Sila Realty Trust, Inc., as borrower, Truist Bank, as administrative agent and the other parties party thereto, and (iii) that certain Term Loan Agreement dated as of May 17, 2022 by and among Sila Realty Trust, Inc., as borrower, Truist Bank, as administrative agent and the other parties party thereto, in each case, as amended or modified from time to time.
Certain Other Covenants
The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:
•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC regarding this proxy statement;
•
giving Parent and its representatives reasonable access during normal business hours and upon reasonable advance written notice to the Company and its subsidiaries’ properties, offices, books contract, personnel, records, and other information, subject to certain exceptions;

•	confidentiality;
•	the consultation regarding any press releases or other public statements or filings with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement;
•
a requirement that Company provide prompt notice to Parent regarding certain communications received by Company, including from Governmental Authority or anyone claiming a material action against any Company Entity.

•
the indemnification of the Company and its subsidiaries’ trustees, directors and officers, as further described in the section of this proxy statement captioned “The Merger—Indemnification; Directors’ and Officers’ Insurance”;

•	the interim operations of Parent and Merger Sub;
•	certain matters related to Section 16 of the Exchange Act;
•	actions necessary to eliminate or minimize the effects any applicable anti-takeover statutes on the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement;
•	certain tax matters;
•
a requirement that the Company and its subsidiaries use reasonable best efforts to provide cooperation and assistance to Parent regarding modifications to the structure of the transactions contemplated by the Merger Agreement that Parent reasonably requests, including to (a) convert or cause the conversion of one or more wholly-owned Company subsidiaries that are organized as corporations into limited partnerships or limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) any assets owned, directly or indirectly, by the Company (or any Company subsidiary), or any stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly owned Company subsidiaries, in each case, at a price and on such other terms as designated by Parent (including to the Company or any other wholly-owned Company subsidiary), or (c) exercise any right of the Company or a wholly-owned Company subsidiary to terminate or cause to be terminated any contract to which the Company or a wholly-owned Company subsidiary is a party;

•
the declaration and payment of dividends or other distributions by the Company or its subsidiaries to its stockholders in order for the Company to maintain its qualification as a REIT or avoid incurring entity level income or excise taxes under the Code;

•	the delisting of Company Common Stock from the NYSE and the deregistration of Company Common Stock under the Exchange Act; and

•
any action or transaction described in clause (a) through (c), a “Parent-Approved Transaction”; provided that (i) neither the Company nor any of its subsidiaries will be required to take any action in contravention of (A) any organizational document of the Company or any of the Company subsidiaries, (B) any Company Material Contract (as defined in the Merger Agreement), or (C) applicable law, (ii) the consummation of any Parent-Approved Transaction or other obligations of the Company or any of the Company subsidiaries to incur any liabilities with respect thereto, will be contingent upon all of the conditions set forth in the Merger Agreement having been satisfied or waived and receipt by the Company of a written notice from Parent stating that the Parent Parties are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Merger set forth in the Merger Agreement have not been satisfied (other than delivery by the Company at the Closing of the certificate specified in the Merger Agreement and the opinion specified in the Merger Agreement, together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), and (c) will be deemed to have occurred prior to the Closing)), (iii) such actions (or the inability to complete such actions) will not affect or modify in any respect the obligations of the Parent Parties under the Merger Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Merger in accordance with the terms of the Merger Agreement, (iv) neither the Company nor any of the Company subsidiaries shall be required to take any such action that could adversely affect the classification as a REIT of the Company or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any of the Company subsidiaries will be required to take any such action that could result in any Tax being imposed on, or any material adverse Tax consequences to any shareholder or other equity interest holder of the Company (in such person’s capacity as a shareholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of the Merger Agreement in the absence of such action taken pursuant to this bullet point, and (vi) neither the Company nor any of the Company subsidiaries will be required to provide any material non-public information to a Company third party other than Parent and its affiliates or their respective representatives. Such actions or transactions must be undertaken in the manner (including in the order) specified by Parent and subject to the limits set forth above. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company subsidiaries will be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this bullet point. The consummation of any Parent-Approved Transaction will not constitute consummation of an Acquisition Proposal or Superior Proposal for any purposes thereunder.

Conditions to the Merger
The obligations of each party to the Merger Agreement to effect the Merger and to consummate certain other transactions contemplated by the Merger Agreement are subject to the satisfaction or, to the extent permitted by law, valid waiver by each of the parties, at or prior to the Closing, of the following conditions:
•	the Company Stockholder Approval has been obtained; and
•
no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated is in effect, and no law has been enacted, entered, promulgated or enforced by any Governmental Authority after the date of the Merger Agreement that, in any case, makes illegal the consummation of the Merger.

The obligations of the Parent Parties to effect the Merger and to consummate certain other transactions contemplated by the Merger Agreement at the Closing are subject to the satisfaction or, to the extent permitted by law, waiver by Parent, at or prior to the Closing, of the following additional conditions:
•
the Company’s representations and warranties regarding certain fundamental representations (organization and qualification, most of capital structure, authority, opinion of financial advisor, required approvals, and brokers) must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, as though made as of the Closing Date;

•
certain of the representations and warranties of the Company regarding the capitalization of the Company (specifically, the number of outstanding shares and equity interests) must be true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the Closing Date, as though made as of the Closing Date;

•
the representation and warranty that no Company Material Adverse Effect has occurred since the December 31, 2025 must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as though made as of the Closing Date;

•
each of the other representations and warranties of the Company must be true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made as of the Closing Date, except (a) in each case, representations and warranties that are made as of a specific date will be true and correct (subject to the applicable standard) only on and as of such date, and (b) in the case of this bullet point, where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth in the Merger Agreement), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect;

•	since the date of the Merger Agreement through the Closing Date, there must not have occurred any Company Material Adverse Effect;
•
the Company must have delivered to Parent a certificate, dated as of the Closing Date, signed on the Company’s behalf by the chief executive officer and chief financial officer of the Company, certifying that the conditions specified in the first, second, third, fourth and fifth bullet points above have been satisfied; and

•
the Company and Parent must have received the written opinion of Venable LLP, or such other law firm as may be reasonably approved by Parent, on which Parent is entitled to rely and dated as of the Closing Date, in substantially the form attached to the Merger Agreement, with such changes thereto as are mutually agreeable to Parent, Merger Sub, and the Company, such agreement not to be unreasonably withheld, to the effect that for all taxable periods commencing with the taxable year ended December 31, 2019 through and including its short taxable year that ends on the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter in substantially the form attached to the Merger Agreement).

The obligations of the Company to effect the Merger and to consummate certain other transactions contemplated by the Merger Agreement are subject to the satisfaction or, to the extent permitted by law, waiver by the Company, at or prior to the Closing, of the following additional conditions:
•
the representations and warranties of Parent regarding certain fundamental representations (organization and qualification, authority, brokers, available funds and guarantee, solvency, and no vote of Parent equityholders required) must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date, as though made as of the Closing Date;

•
each of the other representations and warranties of Parent must be true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made as of the Closing Date, except (a) in each case, representations and warranties that are made as of a specific date will be true and correct only on and as of such date, and (b) in the case of this bullet, where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect (as defined in the Merger Agreement) qualifications set forth in the Mer-ger Agreement), individually or in the aggregate, does not have and would not reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement);

•
each of the Parent Parties must have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the Closing Date;

•
Parent must have delivered to the Company a certificate, dated as of the Closing Date, signed on behalf of Parent by its duly authorized officer of Parent, certifying that the conditions specified in the first, second and third bullet points above have been satisfied; and

•
on the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Parent Material Adverse Effect.

Termination of the Merger Agreement
The Company and Parent may mutually agree to terminate the Merger Agreement and abandon the Merger at any time prior to the Closing, even after the Company has obtained the Company Stockholder Approval.
Termination by Either the Company or Parent
In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement upon prior written notice to the other party at any time prior to the Closing, even after the Company has obtained the Company Stockholder Approval, if:
•
the Merger has not occurred on or before the Outside Date; provided, that the right to terminate the Merger Agreement under this bullet point is not available to any party to the Merger Agreement if the failure of such party to comply with any provision of the Merger Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Outside Date;

•
any Governmental Authority of competent jurisdiction has issued an Order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate the Merger Agreement under this bullet point shall not be available to any party to the Merger Agreement if the failure of such party to comply with any provision of the Merger Agreement shall have been the primary cause of, or primarily resulted in, the issuance of such final, non-appealable Order or taking of such other action by such Governmental Authority; or

•
the Company Stockholder Approval has not been obtained upon a vote taken at the Company Stockholders Meeting (or any postponement or adjournment thereof) at which a vote on the approval of the Merger Agreement and the Merger was taken.

Termination by Parent
Parent may also terminate the Merger Agreement, upon prior written notice to the Company, at any time prior to the Closing, if:
•
the Company has breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in a Company Terminating Breach, and (B) is not cured by, and has not been satisfied or waived by, the earlier of (A) 30 days following the delivery of written notice thereof from Parent to the Company and (B) two Business Days prior to the Outside Date; provided, that Parent shall not have the right to terminate the Merger Agreement pursuant to the Merger Agreement if a Parent Terminating Breach has occurred and be continuing at the time Parent delivers notice of its election to terminate the Merger Agreement; or

•
prior to obtaining the Company Stockholder Approval, the Board or any committee thereof has effected an Adverse Recommendation Change (as discussed in the section of this proxy statement captioned “The Merger Agreement—Obligations of the Board with Respect to its Recommendation—Obligations of the Board with Respect to its Recommendation”).

Parent Termination Fee
Parent has agreed to pay the Company the Parent Termination Fee if the Company terminates the Merger Agreement pursuant to the provision described in the first or third bullet points in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company” or if Parent or the Company terminates the Merger Agreement for failure to close by the Outside Date and the Company was then entitled to terminate the Merger Agreement pursuant to the provision described in the first or third bullet points in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”.
Termination by the Company
The Company may also terminate the Merger Agreement, upon prior written notice to Parent, at any time prior to the Closing, if:
•
any of the Parent Parties have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in a Parent Terminating Breach, and (B) is not cured by, and has not been satisfied or waived by, the earlier of (x) 30 days following the delivery of written notice thereof from the Company to Parent and (y) two Business Days prior to the Outside Date; provided, that the Company will not have the right to terminate the Merger Agreement if a Company Terminating Breach has occurred and be continuing at the time the Company delivers notice of its election to terminate the Merger Agreement pursuant to the Merger Agreement;
•
prior to obtaining the Company Stockholder Approval, if the Board determines to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance, and subject to compliance in all material respects, with certain non-solicitation provisions in the Merger Agreement; provided, however, substantially concurrently with the occurrence of such termination, the payment required by the Merger Agreement will be made in full to Parent and the Alternative Acquisition Agreement will be entered into with respect to such Superior Proposal, and in the event that such payment is not substantially concurrently made and such Alternative Acquisition Agreement is not substantially concurrently entered into, such termination will be null and void; or

•
(A) all of the conditions set forth in the Merger Agreement related to the Company Stockholder Approval, the absence of injunctions or as are required to be satisfied by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in the following bullet if the Closing were to occur on the date of such notice) have been satisfied or, to the extent permitted by applicable law and the Merger Agreement, expressly and specifically waived by Parent in writing (B) on or after the date the Closing should have occurred pursuant to the Merger Agreement, the Company has irrevocably confirmed in a written notice to Parent that all of such conditions set forth in the Merger Agreement have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is prepared to consummate the Closing, and (C) the Parent Parties fail to consummate the Closing on or before the third Business Day after delivery of the notice referenced in this bullet, and the Company was prepared to consummate the Closing through the end of such three Business Day period.

Company Termination Fee
The Company has agreed to pay Parent the Company Termination Fee if:
•
Parent terminates the Merger Agreement pursuant to the provision described in the second bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”;

•
the Company terminates the Merger Agreement pursuant to the provision described in the second bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”; or

•
(A)(x) the Merger Agreement is terminated by Parent pursuant to the provision described in the first bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”, and after the date of the Merger Agreement and prior to the breach giving rise to such right of termination, an Acquisition Proposal (with, for all purposes of this bullet point, all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Board and not withdrawn prior to the date of any such termination of the Merger Agreement, or (y) the Merger Agreement is terminated by the Company or Parent pursuant to the provision described in the third bullet point in the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement—Termination by either the Company or Parent”, and after the date of the Merger Agreement and prior to the Special Meeting, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Company’s stockholders and not withdrawn prior to the date of the Special Meeting, and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or the Company enters into an Alternative Acquisition Agreement that is later consummated.

Limited Guarantee
On April 19, 2026, in connection with the execution of the Merger Agreement, the Guarantors delivered to the Company an executed limed guarantee (the “Limited Guarantee”) in the Company’s favor to guarantee, subject to the terms and limitations contained therein, Parent’s payment obligations with respect to the Parent Termination Fee and certain expenses, reimbursement and indemnification obligations of Parent under the Merger Agreement as set forth in the Limited Guarantee. The maximum aggregate liability of the Guarantors and Parent Parties under the Merger Agreement and the Limited Guarantee will not exceed the Parent Termination Fee of $152,035,142 plus Enforcement Expenses (as defined in the Merger Agreement) of up to $3,000,000.
Specific Performance; Remedies
The parties to the Merger Agreement have agreed that except as otherwise provided in the Merger Agreement, any and all remedies conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by the Merger Agreement, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties have agreed that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached (including if any of the parties fail to take any action required of them by the Merger Agreement to consummate the transactions contemplated by its terms), and that monetary damages, even if available, would not be an adequate remedy.
Accordingly, the parties to the Merger Agreement have agreed that, prior to the valid termination of the Merger Agreement pursuant to certain of its terms, each such party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or a remedy at law (including the parties’ obligations to consummate the Merger and the obligation of any of the Parent Parties to pay, and the right of the holders of Company Common Stock and Company Equity Awards to receive, the merger consideration and the aggregate Share Award Payments pursuant to the Merger Agreement), in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties to the Merger Agreement has waived (i) any defense in an action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security to obtain equitable relief.
Each party to the Merger Agreement agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Merger Agreement and without that right neither the Company, on the one hand, nor any of the Parent Parties, on the other hand, would have entered into the Merger Agreement. The parties have agreed that they may pursue both a grant of specific performance or other equitable remedies to the extent permitted by certain terms of the Merger Agreement and the payment of damages as contemplated and permitted by the Merger Agreement, but will not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and will not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.
Under no circumstances will (x) the collective monetary damages or other amounts payable by or liability of the Parent Parties and the other Parent-Related Parties for breaches (including any willful and material breach or fraud) in connection with, relating to or arising out of the Merger Agreement (including any payment of the Parent Termination Fee or Enforcement Expenses and the Limited Guarantee) exceed an aggregate amount for all such breaches equal to the amount of the Parent Termination Fee plus Enforcement Expenses not to exceed $3,000,000.
Except for claims for knowing and intentional fraud in the making of any representations or warranties in the Merger Agreement, the Equity Funding Letter or the Limited Guarantee, the parties to the Merger Agreement have agreed that in no event will the Company, whether prior to or after termination of the Merger Agreement, seek or obtain, nor will it permit any of its representatives to seek or obtain, nor will any person be entitled in connection with the Merger Agreement to seek or obtain, any monetary recovery or monetary award against any Investor/Parent Affiliate (excluding each of the Guarantor, Parent and Merger Sub) with respect to the Merger Agreement, the Equity Funding Letter or the Limited Guarantee or the transactions contemplated by such agreements (including any breach by any Guarantor, Parent or Merger Sub), the termination of the Merger Agreement, the failure to consummate the transactions contemplated by the Merger Agreement or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in the Merger Agreement or from the Guarantors to the extent expressly provided for in the Limited Guarantee and the Equity Funding Letter.

Third Party Beneficiaries
Nothing in the Merger Agreement, express or implied, is intended to confer upon any person (other than the parties to the Merger Agreement) any rights or remedies of any nature whatsoever under or by reason of the Merger Agreement, other than (i) the provisions discussed in the sections of this proxy statement captioned “Treatment of Company Common Stock”, “Treatment of Company Restricted Stock Awards”, and “Treatment of Company Deferred Stock Unit Awards”, which, from and after the Effective Time, will be for the benefit of holders of Company Common Stock and Company Equity Awards immediately prior to the Effective Time, (ii) the provisions discussed in the sections of this proxy statement captioned “Indemnification; Directors’ and Officers’ Insurance”, which, from and after the Effective Time, will be for the benefit of the parties described therein, (iii) the provisions discussed in the section of this proxy statement captioned “Specific Performance; Remedies”, which, in each case, will be enforceable by the Company as agent for the benefit of the stockholders of the Company and holders of Company Equity Awards, (iv) each consent, waiver and modification to the Nondisclosure Agreement (as defined in the Merger Agreement) set forth in the Merger Agreement, which Blue Owl Real Estate Capital LLC is a third-party beneficiary of, and (v) the Debt Financing Sources, Parent-Related Parties and Investor/Parent Affiliates (each as defined in the Merger Agreement), who will be third party beneficiaries of, and will be entitled to enforce liability limitation provisions of the Merger Agreement.
Amendment and Waiver
The Merger Agreement may be amended by mutual agreement of the parties by action taken or authorized by the Board and the Parent Members, respectively, at any time before or after receipt of the Company Stockholder Approval and prior to the Closing. After the Company Stockholder Approval has been obtained, the Merger Agreement may not be amended in any way that (i) changes the amount or the form of the consideration to be delivered under the Merger Agreement to the holders of the Company Common Stock, or (ii) by applicable law requires the further approval of the stockholders of the Company, unless such further approval of such stockholders is obtained. In any case, the Merger Agreement may not be amended except by an instrument in writing signed by the Company and Parent.
At any time prior to the Effective Time, the parties may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

MARKET PRICE OF COMPANY COMMON STOCK
The Company Common Stock is listed on the NYSE under the trading symbol “SILA”. On May 19, 2026, there were approximately 7,843 holders of record of shares of Company Common Stock. Certain shares of Company Common Stock are held in “street” name and accordingly, the number of beneficial owners of such shares of Company Common Stock is not known or included in the foregoing number. The table below sets forth the quarterly high and low intra-day sales prices of shares of Company Common Stock on the NYSE for the periods indicated and the dividends paid by the Company with respect to the periods indicated.

Year	High	Low	Cash Dividends per Share
Fiscal Year Ended December 31, 2024
Second Quarter (from June 13, 2024)(1)	$26.05	$20.20	$0.00
Third Quarter	$26.50	$20.43	$0.40
Fourth Quarter	$26.75	$23.50	$0.40
Fiscal Year Ended December 31, 2025
First Quarter	$26.94	$22.52	$0.40
Second Quarter	$27.50	$23.26	$0.40
Third Quarter	$26.27	$23.18	$0.40
Fourth Quarter	$25.36	$21.94	$0.40
Fiscal Year Ending December 31, 2026
First Quarter	$26.63	$22.84	$0.40
Second Quarter (through May 21, 2026)(2)	$30.63	$23.43	$0.00

(1)	Company Common Stock began trading on the NYSE on June 13, 2024.
(2)
On May 6, 2026, the Board authorized a quarterly cash dividend of $0.40 per share of Company Common Stock payable on June 4, 2026, to the Company’s stockholders of record as of the close of business on May 20, 2026.

On April 17, 2026, the last trading day before the Company publicly announced the execution of the Merger Agreement, the reported closing price per share of Company Common Stock on the NYSE was $25.53. On May 21, 2026, the last trading day before the date of this proxy statement, the reported closing price per share of Company Common Stock on the NYSE was $30.25. You are encouraged to obtain current market quotations for shares of Company Common Stock.
Under the terms of the Merger Agreement, the Company is permitted to issue up to two of its regular quarterly dividends, up to $0.40 per share of Company Common Stock, during the pendency of the Merger. In addition, the Merger Agreement permits the Company to declare and pay dividends to its stockholders as may be reasonably required in order for the Company to maintain its qualification as a REIT or to avoid or to continue to avoid incurring entity level income or excise taxes, provided that any such dividends will result in an offsetting decrease to the Merger Consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information regarding the beneficial ownership of shares of Company Common Stock as of May 14, 2026, with respect to:
•	each person known by the Company to beneficially own more than 5% of shares of Company Common Stock;
•	each of the Company’s directors;
•	each of the Company’s named executive officers; and
•	all of the Company’s current executive officers and directors as a group.
Beneficial ownership of shares and units is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, the Company believes based on the information provided to it that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them. Shares of Company Common Stock that a person has the right to acquire within 60 days of May 14, 2026, are deemed to be outstanding and beneficially owned by the person having the right to acquire such shares or units for purposes of the table below, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
As of May 14, 2026, there were 55,241,098 shares of Company Common Stock outstanding.
Unless otherwise indicated, all shares are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 1001 Water St., Suite 800, Tampa, Florida 33602.

	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of All Common Stock
Name of Beneficial Owner
BlackRock, Inc.(2)	5,582,302	10.11%
Vanguard Capital Management(3)	2,860,115	5.18%
Vanguard Portfolio Management(4)	2,797,133	5.06%
Michael A. Seton(5)	290,310	*
Jonathan Kuchin(6)	30,376	*
Z. Jamie Behar(7)	14,795	*
Adrienne Kirby(8)	17,053	*
Verett Mims(9)	14,795	*
Roger Pratt(10)	22,442	*
Kay C. Neely(11)	131,297	*
Christopher K. Flouhouse(12)	—	—
All directors and executive officers as a group (7 persons)	521,068	0.94%
*	Represents less than 1% of outstanding Company Common Stock.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following the Record Date. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by them.

(2)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on October 2, 2025. BlackRock reported that, as of September 30, 2025, it had sole voting power over 5,383,794 and sole dispositive power over 5,582,302 shares of Company Common Stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(3)
Based solely on information contained in a Schedule 13G filed by Vanguard Capital Management (“VCM”) on April 30, 2026. VCM reported that, as of March 31, 2026, it had sole voting power over 454,793 and sole dispositive power over 2,860,115 shares of Company Common Stock. The address for VCM is 100 Vanguard Blvd, Malvern, PA 19355.

(4)
Based solely on information contained in a Schedule 13G filed by Vanguard Portfolio Management (“VPM”) on April 29, 2026. VPM reported that, as of March 31, 2026, it had sole voting power over 21,400 and sole dispositive power over 2,797,133 shares of Company Common Stock. The address for VPM is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	Includes 111,627 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(6)	Includes 4,260 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(7)	Includes 4,260 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(8)	Includes 4,260 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(9)	Includes 4,260 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(10)	Includes 4,260 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(11)	Includes 53,499 restricted shares of Company Common Stock granted under the Restricted Share Plan that had not vested as of May 14, 2026.
(12)	Mr. Flouhouse’s employment with the Company ended on October 15, 2025. The information presented is based on the Company’s latest records as of February 13, 2026.

STOCKHOLDER PROPOSALS
We will not hold an annual meeting of stockholders in 2026 if the Merger is completed because Company Common Stock will no longer be held by public stockholders. However, if the Merger Agreement is terminated for any reason, we expect to hold an annual meeting of stockholders in 2026, and the Company’s stockholders will continue to be entitled to attend and participate in the Company’s stockholder meetings.
Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2026 Annual Meeting of Stockholders, if we were to hold one, the proposal would have to be received at our principal executive offices by the deadline we set forth in our public announcement that we intend to hold the 2026 Annual Meeting of Stockholders. Nothing in this paragraph will be deemed to require the Company to include in its proxy statement and proxy relating to the 2026 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.
If a stockholder wished to present a proposal at the 2026 Annual Meeting of Stockholders, whether or not the proposal was intended to be included in the 2026 proxy materials, our current bylaws required that the stockholder give advance written notice to our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Kay C. Neely, at our offices no earlier than the 150th day prior to the date of the 2026 Annual Meeting of Stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2026 Annual Meeting of Stockholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made.
Any stockholder proposals not received by us by the applicable date in the previous sentence will be considered untimely. Rule 14a-4(c) promulgated under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits with respect to such untimely proposals. Stockholders are advised to review the Company’s bylaws, which contain other requirements, including requirements pursuant to Rule 14a-19(b) under the Exchange Act, with respect to advance notice of stockholder proposals and director nominations.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted a rule concerning the delivery of disclosure documents that allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus, notice of availability of proxy materials, or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding”. This rule benefits both you and the Company. It reduces the volume of duplicative information received at your household and helps the Company reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy or voting instructions unless the Company has received contrary instructions from one or more of the stockholders sharing the address. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was previously delivered. If you received a single set of disclosure documents, but you would prefer to receive your own copy, you may direct requests for separate copies to D.F. King by (i) calling (866) 416-0577, or (ii) sending an email to SILA@dfking.com. If sending an email, please include your control number in the subject line. If you are a stockholder that receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent.

OTHER MATTERS
Pursuant to the Bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.
NO DISSENTERS’ RIGHTS OF APPRAISAL
As permitted under Maryland law, our Third Articles of Amendment and Restatement provides that holders of shares of Company Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of their shares of Company Common Stock in connection with a merger unless the Board determines that such rights apply. The Board has made no such determination. In addition, because our shares of Company Common Stock are listed on the NYSE as of the Record Date for determining stockholders entitled to vote at the Special Meeting, our stockholders who object to the Merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under Maryland law in connection with the Merger.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Available Information
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings, including this proxy statement, are also available to you on the SEC’s website at www.sec.gov.
The SEC allows the Company to “incorporate by reference” the information it files with the SEC, which means that the Company can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about the Company, its business and its finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document the Company subsequently files with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. The Company incorporates by reference the following documents the Company filed with the SEC:
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 25, 2026;
•	the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2025, filed on April 27, 2026;
•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;
•	the Company’s Current Report on Form 8-K filed with the SEC on April 20, 2026 (excluding the information disclosed pursuant to Item 7.01 and Exhibit 99.1 thereto); and
•	all documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting.
To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.
The Company will provide without charge to each person, including any beneficial owner of shares of Company Common Stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents the Company is incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request for a copy of any such report should be directed to Sila Realty Trust, Inc., 1001 Water St., Suite 800, Tampa, Florida 33602 Attention: Secretary or can be made via telephone by calling (813) 287-0101. In addition, any such report is available, free of charge, on the Company’s website at www.silarealtytrust.com. The information found on, or otherwise accessible through, the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document the Company files with or furnishes to the SEC.

If you have any questions about this proxy statement, the Special Meeting or the Merger and the other transactions contemplated by the Merger Agreement, or if you would like additional copies of this proxy statement, please contact the Company’s proxy solicitor, D.F. King, at:
D.F. King & Co., Inc.
28 Liberty Street, FL 53
New York, NY 10005
Toll-Free: (866) 416-0577
Banks and brokers may call collect: 646-759-4549
Email: SILA@dfking.com
If your broker holds your shares, you should also contact your broker for additional information.
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 22, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMPANY STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUNSHINE ULTIMATE PARENT LLC,

SUNSHINE HOLDING REIT LLC,

AND

SILA REALTY TRUST, INC.

DATED AS OF APRIL 19, 2026

A-i

A-ii

EXHIBITS

Exhibit A –	Form of Company Tax Representation Letter
Exhibit B –	Form of Company REIT Qualification Opinion

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2026 (this “Agreement”), is by and among Sila Realty Trust, Inc., a Maryland corporation (the “Company”), Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), and Sunshine Holding REIT LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). Each of Parent, Merger Sub and the Company is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.
WHEREAS, the Parties wish to effect a business combination in which the Company will merge with and into Merger Sub (such merger transaction, the “Merger”), with Merger Sub being the surviving entity (the “Surviving Entity”) in the Merger, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), and pursuant to which each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Per Share Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the DLLCA;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement, (c) authorized the execution, delivery and performance of this Agreement, (d) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of the Company Common Stock, and (e) resolved to recommend that the holders of the Company Common Stock vote in favor of approval of the Merger and the other transactions contemplated by this Agreement;
WHEREAS, the requisite members of Parent (the “Parent Members”) have (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its members, and (b) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement on substantially the terms and subject to the conditions set forth herein;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken, or caused to be taken, all actions required for the execution of this Agreement by Merger Sub to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement; and
WHEREAS, concurrently with the execution hereof, as a condition of and inducement for the Company to enter into this Agreement, certain Affiliates of Parent have executed and delivered to the Company a limited guarantee (the “Guarantee,” and such Affiliates of Parent that are party thereto, the “Guarantors”) pursuant to which the Guarantors are guaranteeing certain obligations of the Parent Parties under this Agreement.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions
(a) For purposes of this Agreement:
“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, inquiry, investigation, interference, audit, assessment, hearing or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal) brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.
“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that, other than the Guarantors and their respective direct or indirect Subsidiaries involved in the Merger and the other transactions contemplated by this Agreement (including Parent and Merger Sub), none of the Affiliates of any Guarantor shall be deemed to be “Affiliates” of Parent or Merger Sub (or, following the Closing, the Surviving Entity or any of its Subsidiaries).

“Book-Entry Share” means a book-entry share registered in the transfer books of the Company.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.
“Certificate” means any certificate evidencing the Company Common Stock.
“Change of Control Amendment” means an amendment to the Company Credit Facilities in form and substance reasonably acceptable to Parent that (A) expressly permits the consummation of the Merger and the other transactions contemplated by this Agreement, including the change of control of the Company resulting therefrom, without giving rise to any default, event of default or termination event under the Company Credit Facilities, (B) makes other modifications agreed to by Parent and the lenders party to the Company Credit Facilities and (C) remains in full force and effect immediately following the Effective Time; provided, that the Change of Control Amendment may be effective as of, or conditioned solely upon, the occurrence of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Budget” means the 2026 budget of the Company, a correct and complete copy of which has been made available to Parent prior to the date hereof.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended and in effect on the date of this Agreement.
“Company Charter” means the Third Articles of Amendment and Restatement of the Company filed with the Maryland SDAT on August 15, 2022, as amended, supplemented and in effect on the date of this Agreement.
“Company Credit Facilities” means (i) that certain Credit Agreement dated as of February 18, 2025 by and among SILA Realty Trust, Inc., as the borrower, Bank of America, N.A., as administrative agent and the other parties party thereto, (ii) that certain Amended and Restated Term Loan Agreement dated as of March 20, 2024 by and among SILA Realty Trust, Inc., as borrower, Truist Bank, as administrative agent and the other parties party thereto and (iii) that certain Term Loan Agreement dated as of May 17, 2022 by and among SILA Realty Trust, Inc., as borrower, Truist Bank, as administrative agent and the other parties party thereto, in each case, as amended or modified from time to time.
“Company Deferred Stock Unit” means a deferred stock unit with respect to a share of Company Common Stock, whether granted under a Company Equity Incentive Plan (including any dividend equivalent units credited with respect thereto).
“Company Deferred Stock Unit Award” means any award of Company Deferred Stock Units granted under a Company Equity Incentive Plan.
“Company Employment Agreement” means each written agreement, including offer letters, of the Company or any Company Subsidiary with any individual who is rendering or has rendered services thereto as an employee or officer of the Company or any Company Subsidiary, pursuant to which the Company or any Company Subsidiary has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services, including without limitation, any and all agreements entered into with the individuals listed on Schedule 1.1(c), and each of the Company agreements that provide change in control payments to an employee or officer of the Company, in each case, that are in effect as of the date hereof and have been made available to Parent or filed with the SEC.
“Company Equity Award” means any award of Company Deferred Stock Units or Company Restricted Stock, as applicable.
“Company Equity Incentive Plan” means the Company Amended and Restated 2014 Restricted Share Plan (as amended and restated effective as of April 2, 2025).
“Company Entity” means, individually, the Company or any Company Subsidiary.

“Company Ground Leases” means each ground lease or ground sublease in effect as of the date of this Agreement to which the Company or the Company Subsidiaries are parties as lessees or sublessees with respect to the use or occupancy of any Company Property (together with all guaranties, letters of credit, amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).
“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company or Company Subsidiaries.
“Company Leases” means each lease (including ground leases) or sublease in effect as of the date of this Agreement to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to the use or occupancy by any third-party of any Company Property (or portion thereof) (together with all guaranties, letters of credit, amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).
“Company Material Adverse Effect” means any event, circumstance, change, effect, development or occurrence (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to (i) be material and adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevent or materially impair the ability of the Company to consummate the Merger before the Outside Date; provided, that solely for purposes of the foregoing clause (i), in determining whether there is, or would reasonably be expected to be, a “Company Material Adverse Effect,” such determination shall not include any Effect to the extent arising out of or resulting from (A) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet any internal or publicly announced projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any Effect giving rise to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (B) any Effect that affect the real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war (whether or not declared), civil disobedience, sabotage, military or para-military actions or armed hostilities or the occurrence of acts of terrorism or sabotage (including cyberattacks), (F) the negotiation, execution, delivery, performance or consummation of this Agreement, or the public announcement or anticipation of the Merger or the other transactions contemplated hereby, (G) any impact on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors (including stockholders and unitholders), or venture partners or employees arising out of or relating to the announcement of this Agreement and the transactions contemplated hereby, (H) the taking of any action expressly required by this Agreement, the taking of any action at the written request or with the prior written consent of Parent or the failure to take any action at the written request of Parent or expressly prohibited by this Agreement (other than Section 6.1) (provided, that the foregoing clauses (F) and (G) and this clause (H) do not apply in the context of any representation or warranty of the Company which is intended to address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction, including for purposes of determining whether the condition set forth in Section 8.2(c) has been satisfied (to the extent such condition relates to any such representation and warranty)), (I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity or outbreak of epidemic, pandemic, disease or other public health event or any restrictions to the extent relating to, or arising out of, any such outbreak of epidemic, pandemic or other public health event or any material worsening of any of the foregoing, (J) changes in Law or GAAP (or the interpretation or enforcement thereof), or (K) any Action including any derivative claims arising out of or relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and made or initiated by any holder of Company Common Stock or any holder of shares, capital stock, units or other equity interest in any Company Subsidiary, which in the case of each of foregoing clauses (B), (C), (D), (E), (I) and (J) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry in which the Company Entities operate in the United States, in which case, the disproportionate adverse effect may be taken into account (and only to the extent thereof) in determining whether there has been a Company Material Adverse Effect.

“Company Permitted Liens” means any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable, or the amount of which is being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) statutory mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s, cashier’s, landlord’s, worker’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (A) for amounts not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company financial statements in accordance with GAAP or (B) in connection with construction in progress for amounts not yet due and payable; (iii) Liens that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 6.1; (iv) (A) rights of tenants under Company Leases, as tenants only together with any rights of first refusal, rights of first option or other offer to purchase any Company Properties (or any portions thereof) in favor of any such tenants set forth or referenced in any Company Leases, and (B) other than as set forth in the Material Company Leases in existence on the date hereof, rights of other parties in possession, without any right of first refusal, right of first offer or other option to purchase any Company Properties (or any portion thereof); (v) Liens, rights or obligations created by or resulting from the acts or omission of any of the Parent Parties or any of their respective Affiliates and their respective investors, lenders, employees, officers, directors, members, stockholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing; (vi) any Lien that is a zoning regulation, utility easement, building code, entitlement or other land use or environmental regulation by any Governmental Authority which does not materially impair the current use or occupancy of the applicable Company Properties; (vii) Lien that is securing liabilities reflected or reserved against in the most recent consolidated balance sheet of the Company or any Company Subsidiaries prepared in accordance with GAAP to the extent so reflected or reserved; (viii) Liens that are (A) recorded in a public record or (B) disclosed on existing title policies or surveys made available to Parent prior to the date of this Agreement (including any survey exception, utility easement and right way or right of use) that do not materially impair the current use or occupancy of the applicable Company Properties or materially adversely affect the value or marketability of the Company Property affected thereby; (ix) restrictions on sales or transfer of Company Properties under applicable Law; (x) Lien that is a limitation, title defect, covenant, restriction or reservation of interests in title that does not and would not reasonably be expected to, interfere materially with the current use or occupancy of the property affected thereby (assuming its continued use or occupancy in the manner in which it is currently used or occupied) or materially adversely affect the value or marketability of such property; (xi) Liens set forth on Schedule 1.1(d); and (xii) the terms of any Company Ground Leases.
“Company Properties” means each real property owned, leased (including ground leased) as a lessee, sublessee or in a similar capacity by the Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“Company Restricted Stock” means a restricted share of Company Common Stock granted pursuant to an award under a Company Equity Incentive Plan (including any dividend shares issued or credited with respect thereto).
“Company Stockholder Meeting” means the meeting of the holders of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) the Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) the Company or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, operating member, director or the equivalent, or (iii) the Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Contract” shall mean any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy or legally-binding commitment or undertaking of any nature (whether written or oral).

“Data Protection Requirements” means all (i) applicable Laws (including any applicable Laws of jurisdictions where personal information is collected), and any other Laws applicable to the collection, storage or processing of Personal Data, including state data protection Laws, state and federal consumer protection Laws, state data breach notification Laws and applicable Laws governing telephonic and electronic marketing, (ii) binding industry standards applicable to the industry in which the Company or Company Subsidiaries operate, (iii) Contracts to which the Company is bound which impose obligations on the processing of Personal Data by the Company, and (iv) the Company’s published, public policies to the extent relating to the privacy, data protection, security breach notification requirements, or the collection, use, storage and disposal of Personal Data collected, used or held for use by the Company or Company Subsidiaries in the conduct of their business.
“Debt Financing Deliverables” means executed payoff letters (“Payoff Letters”) with respect to the Company Credit Facilities, which Payoff Letters are in form and substance reasonably acceptable to Parent and authorize, upon repayment of the amounts set forth in such Payoff Letters, the termination of guarantees provided in respect of the Company Credit Facilities, in each case, in form and substance reasonably satisfactory to the Parent Parties and each executed by or on behalf of the holders of such Company Credit Facilities.
“Debt Financing Sources” means the Persons that provide or arrange all or any part of the Debt Financing (but excluding, for the avoidance of doubt, the Parent Parties).
“Environmental Law” means any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (solely as such matters relate to exposure to Hazardous Substances or environmental impacts), including Laws relating to the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Substances.
“Environmental Permit” means any permit, approval, license, certificate, registration or other authorization required or issued under any Environmental Law.
“Equity Financing” means the equity financing to be provided pursuant to the Equity Funding Letter.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts, consultants and other advisors to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC, NYSE and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Paying Agent, any other filings with the SEC and NYSE and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.
“Financing Conditions” means with respect to the Equity Financing, the conditions precedent set forth in the Equity Funding Letter.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitrator or similar entity.
“Hazardous Substances” means any (i) “hazardous substance” as that term is defined under the Comprehensive Environmental Response, Compensation and Liability Act, any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, (ii) any other material, substance, chemical, contaminant, pollutant or waste regulated by, or for which liability or standards of conduct may be imposed, under any Environmental Law, and (iii) petroleum and petroleum products or byproducts, including crude oil and any fractions thereof, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead, per- and polyfluoroalkyl substances, toxic mold, radiation, radioactive materials and radon.
“Indebtedness” means, with respect to any Person and without duplication, (i) the unpaid principal of and premium (if any) of all indebtedness, bonds, debentures, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of surety, bonds, bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing; provided, that for purposes of clarity, “Indebtedness” shall not include (A) trade debt or payables constituting current liabilities in the ordinary course of business, (B) any liability for Taxes and (C) any Indebtedness from the Company to a wholly-owned Company Subsidiary (or vice versa) or between wholly-owned Company Subsidiaries. For purposes of the foregoing clauses (i) and (vi) of this definition of “Indebtedness”, such obligations shall be valued at the termination value thereof.
“Intellectual Property” means all intellectual property and proprietary rights of any kind, including United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, social media accounts and handles, and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights, works of authorship and copyrightable works, (iv) trade secrets, know-how and methodologies, and data and compilations of data (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.
“Intervening Event” means any Effect that was neither known to the Company Board, nor reasonably foreseeable to the Company Board, as of or prior to the date of this Agreement (and which does not relate to an Acquisition Proposal), which Effect becomes known to the Company Board before the Company Stockholder Approval is obtained; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Acquisition Proposal or any Inquiry that would reasonably be expected to lead to an Acquisition Proposal; (ii) any Effect resulting from a material breach of this Agreement by the Company; or (iii) any (x) change after the date of this Agreement in the market price or trading volume of the Company Common Stock or (y) the fact, in and of itself, that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (iii) in determining whether an “Intervening Event” has occurred if not otherwise falling into the foregoing clause (i) of this definition).
“IT Systems” means the software, computers, workstations, servers, routers, hubs, switches, and all other information technology equipment, hardware or systems used for or relating to the transmission, storage, processing or analysis of data and information, that are owned, leased, or used by the Company or any of the Company Subsidiaries.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service or any successor agency.
“Knowledge” means, with respect to the Company, the actual knowledge of the Persons set forth on Schedule 1.1(a) after reasonable inquiry of such individual’s direct reports regarding the matter at issue, and with respect to Parent, the actual knowledge of the Persons set forth on Schedule 1.1(b) after reasonable inquiry of such individual’s direct reports regarding the matter at issue.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, ordinances, rules, regulations, acts, and Orders promulgated by any Governmental Authority.
“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Maryland SDAT” means the State Department of Assessments and Taxation of the State of Maryland.
“Merger Consideration” means the aggregate consideration that all holders of the Company Common Stock and shares of Company Restricted Stock are entitled to receive as determined pursuant to Section 3.1.
“Nondisclosure Agreement” means the Nondisclosure Agreement, dated as of February 6, 2026, between an affiliate of Parent and the Company.
“Order” means a judgment, writ, order, injunction, award, stipulation, directive, determination or decree of any Governmental Authority.
“Organizational Documents” means, (i) with respect to the Company, the Company Charter and the Company Bylaws and (ii) with respect to any Company Subsidiary, any similar organizational documents or agreements, in each case, that have been made available to Parent.
“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement prior to the Outside Date.
“Parent Parties” means, collectively, Parent and Merger Sub.
“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, director or the equivalent or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, real estate investment trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).
“Personal Data” means all information (i) relating to, describing, reasonably capable of being associated with or that could be reasonably linked to an individual or household or (ii) that is defined as “personal information,” “sensitive personal information,” “personally identifiable information,” “personal data” or any similar terms Law.
“Property Permit” means any certificate, variance, permit, approval, license or other authorization required from any Governmental Authority having jurisdiction over the applicable Company Property.
“Proxy Statement” means a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting, together with any amendments or supplements thereto.
“Representative” means, with respect to any Person, one or more of such Person’s directors, trustees, members, managers, partners, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Award Payments” means the Restricted Stock Merger Consideration, the Deferred Stock Merger Consideration and the Accrued Dividends.
“Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) a Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) any Person that is a Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Subsidiary” is a general partner, manager, managing member, operating member, trustee, director or the equivalent or (iii) a Person, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.
“Tax” or “Taxes” means any federal, state, local and non-U.S. income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges in the nature of a tax, together with penalties, interest or additions imposed with respect to such amounts, in each case, imposed by and payable to, any Governmental Authority.
“Tax Protection Agreements” means any Contract or arrangement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of equity of a Company Subsidiary relating to Taxes may arise and give rise to an indemnity obligation by the Company or any Company Subsidiary, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of equity of a Company Subsidiary, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt or allow a partner or member to guarantee any debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) only dispose of assets in a particular manner, (F) use (or refrain from using) a specific method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more properties, or (G) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Tenant Improvement(s)” means the construction, improvement or alteration of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties.
(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition
Acceptable Confidentiality Agreement	Section 7.3(b)(i)
Accrued Dividends	Section 3.2(c)
Acquisition Proposal	Section 7.3(h)(i)
Adverse Recommendation Change	Section 7.3(d)(i)
Agreement	Preamble
Alternate Financing	Section 7.17(d)
Alternative Acquisition Agreement	Section 7.3(a)
Articles of Merger	Section 2.3
Chosen Courts	Section 10.9
Claim	Section 7.5(a)
Claim Expenses	Section 7.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble

Company Benefit Plans	Section 4.13(a)
Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article 4
Company Employee	Section 7.15(b)
Company Insurance Policies	Section 4.21
Company Material Contract	Section 4.19(b)
Company Parties	Section 9.3(b)
Company Permits	Section 4.6(a)
Company Preferred Stock	Section 4.3(a)
Company SEC Documents	Section 4.7(a)
Company Stockholder Approval	Section 4.23
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(b)
Company Third Party	Section 4.18(g)
Company Title Insurance Policy(ies)	Section 4.18(h)
Debt Commitment Letter	Section 5.7(b)
Debt Financing	Section 5.7(b)
Effective Time	Section 2.3
Employer Contributions	Section 7.15(b)
Enforcement Expenses	Section 9.3(d)
Existing Policies	Section 7.5(c)
Financing Agreements	Section 7.17(a)
Financing Commitments	Section 5.7(b)
Financing Lenders	Section 5.7(b)
Financing Notice Event	Section 7.17(d)
Defined Terms	Location of Definition
Financing Sources	Section 5.7(b)
Financings	Section 5.7(b)
Indemnified Parties	Section 7.5(a)
Inquiry	Section 7.3(a)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.4(e)
Material Company Leases	Section 4.18(f)
Merger	Recitals
Merger Sub	Preamble
MGCL	Recitals
New Commitment Letter	Section 7.17(d)
New Plans	Section 7.15(c)
Notice of Change Period	Section 7.3(e)
Notice of Change of Recommendation	Section 7.3(e)
NYSE	Section 4.5(b)
Outside Date	Section 9.1(b)(i)
Outside Limited Partners	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Letter	Article 5
Parent Terminating Breach	Section 9.1(d)
Party(ies)	Preamble
Paying Agent	Section 3.4(a)

Paying Agent Agreement	Section 3.4(b)
Payment Fund	Section 3.4(c)
Per Share Merger Consideration	Section 3.1(a)(ii)
Qualified REIT Subsidiary	Section 4.12(d)
REIT	Section 4.12(b)
Special Pre-Closing Dividend	Section 7.10
Superior Proposal	Section 7.3(h)(ii)
Surviving Entity	Recitals
SOX Act	Section 4.7(b)
Takeover Statutes	Section 4.26
Taxable REIT Subsidiary	Section 4.12(d)
Transfer Taxes	Section 7.16
willful and material breach	Section 9.2

Section 1.2 Interpretation and Rules of Construction.
In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;
(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(e) the phrases “transactions contemplated by this Agreement,” “transactions contemplated hereby” and words or phrases of similar import, when used in this Agreement, refer to the Merger and the other transactions contemplated by this Agreement;
(f) when a reference is made in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter, to information or documents being “provided,” “made available” or “disclosed” by a Party to another Party or its Affiliates, such information or documents shall include any information or documents (i) posted by the Company or any of its Representatives in the Company’s electronic data rooms hosted by Venue titled “Project Sunshine – Round 1” and “Project Sunshine – Round 2” or (ii) filed or furnished by the Company with, and available through the SEC’s Electronic Data Gathering and Retrieval System, in each case at least one (1) Business Day prior to the execution and delivery of this Agreement;
(g) the word “extent” in the phrase, “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”;
(h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws;
(i) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein;
(j) except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”;
(k) where this Agreement states that a Party “shall,” “will” or “must” perform in some manner, it means that the Party is obligated to do so under this Agreement;

(l) any period of time hereunder ending on a day that is not a Business Day shall be extended to the next succeeding Business Day;
(m) all terms defined in this Agreement have the defined meanings when used in any certificate, instrument or other document made or delivered pursuant hereto, unless otherwise defined therein;
(n) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term;
(o) references to a Person are also to its successors and permitted assigns; and
(p) all uses of currency or the symbol “$” in this Agreement refer to U.S. dollars, unless otherwise indicated.
ARTICLE 2
THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Sunshine Holding REIT LLC” (or such other name that Parent selects) as the Surviving Entity. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.
Section 2.2 Closing. Unless this Agreement shall have been terminated in accordance with Article 9 hereof, the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures by electronic means, on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is extended by mutual written agreement of the Parties (the actual date of Closing being referred to herein, the “Closing Date”).
Section 2.3 Effective Time. Prior to the Closing, the Company, Parent and Merger Sub shall prepare and, on the Closing Date, the Company, Parent and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the Maryland SDAT as provided under the MGCL and Delaware Secretary of State under the DLLCA and (ii) make any other filings, recordings or publications required to be made by the Company, Parent or Merger Sub under the MGCL and DLLCA in connection with the Merger. The Merger shall become effective upon the later of such time as the Articles of Merger have been accepted for record by the Maryland SDAT, or such later time which the Parties shall have agreed upon and designated in the Articles of Merger in accordance with the MGCL and DLLCA as the effective time of the Merger (the “Effective Time”).
Section 2.4 Governing Documents. Subject to Section 7.5(b), at the Effective Time and by virtue of the Merger, the charter and bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter and bylaws.
Section 2.5 Directors and Officers of the Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity immediately after the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately after the Effective Time, each to serve until such time as his or her resignation or removal or such time as his or her successor shall be duly elected and qualified, in each case in accordance with the charter and bylaws of the Surviving Entity.

ARTICLE 3
EFFECTS OF THE MERGER
Section 3.1 Effects on Company Common Stock.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:
(i) each share of Company Common Stock then held by Parent, any wholly owned subsidiary of Parent or any wholly owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;
(ii) except as provided in Section 3.1(a)(i), each share of Company Common Stock then outstanding shall be cancelled and retired and automatically converted into the right to receive (in the case of any Certificate, if any, upon the proper surrender of such Certificate) an amount in cash equal to $30.38 (the “Per Share Merger Consideration”). The Per Share Merger Consideration shall be subject to adjustments as contemplated by Section 3.3; and
(iii) each unit of limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as limited liability company interests of the Surviving Entity and such units of limited liability company interests shall be owned by Parent.
(b) From and after the Effective Time, the share transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, Persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares of Company Common Stock, except as otherwise provided for in this Agreement. On or after the Effective Time, any Certificates or Book-Entry Shares of the Company presented to the Paying Agent, the Surviving Entity or the transfer agent by a Person who held shares of Company Common Stock immediately prior to the Effective Time shall be exchanged for the Per Share Merger Consideration with respect to each share of Company Common Stock formerly represented thereby.
Section 3.2 Effect on Company Equity Awards
All of the provisions of this Section 3.2 shall be effectuated without any action on the part of the holder of any Company Equity Award:
(a) Immediately prior to the Effective Time, all shares of Company Restricted Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested) shall (i) automatically become fully vested and all restrictions with respect thereto shall lapse as of immediately prior to the Effective Time and (ii) as of the Effective Time shall be considered (to the extent that such share of Company Restricted Stock are not otherwise considered to be outstanding) an outstanding share of Company Common Stock for all purposes of this Agreement, including the right to receive an amount per share of Company Restricted Stock equal to the Per Share Merger Consideration (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) (the “Restricted Stock Merger Consideration”). As of the Effective Time, each holder of the Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Merger Consideration for each share of Company Restricted Stock, and the certificates evidencing the Company Restricted Stock (if any) so surrendered shall be forthwith cancelled and have no further force or effect.
(b) Immediately prior to the Effective Time, all Company Deferred Stock Units that are outstanding and unvested immediately prior to the Effective Time, shall (i) vest at the greater of (A) the target number of Company Common Stock subject to each such Company Deferred Stock Unit and (B) the number of Company Common Stock earned based on the actual achievement of the applicable performance goals as of the Effective Time (or such other time as set forth in Section 3.2(b) of the Disclosure Schedules) (as determined by the Company Board in its reasonable discretion) in connection with the Merger and (ii) as of the Effective Time, be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld) an amount in cash equal to the product of (A) the Per Share Merger Consideration, multiplied by (B) the total number of vested shares of Company Common Stock subject to such Company Deferred Stock Unit as determined in accordance with the immediately preceding clause (i), rounded up to the nearest whole cent (the “Deferred Stock Merger Consideration”). As of the Effective Time, each holder of a Company Deferred Stock Unit Award shall cease to have any rights with respect thereto, except the right to receive the Deferred Stock Merger Consideration described in this Section 3.2(b).
(c) As of the Effective Time, each holder of a Company Equity Award that becomes fully vested in accordance with this Section 3.2 shall be entitled to receive a cash lump sum payment equal to the sum of any accrued but unpaid cash dividends or dividend equivalent rights and other distributions from the applicable date of grant of such Company Equity Award (which, for the avoidance of doubt, for any Company Equity Award issued immediately prior to the Effective Time, shall mean the date of the applicable award) to immediately prior to the Effective Time with respect to the total number of Company Equity Awards that become fully vested or are deemed earned as set forth in this Section 3.2 as of immediately prior to the Effective Time (but which have not yet been distributed to the holder), which dividends, dividend equivalent rights, or distributions shall, to the extent not vested, automatically become fully vested in accordance with the terms governing such Company Equity Award (“Accrued Dividends”).
(d) At or immediately after the Effective Time, Parent shall cause to be deposited with the Surviving Entity the aggregate Share Award Payments described in this Section 3.2 for the benefit of the former holders of the Company Equity Awards. Promptly after the Effective Time (but in any event within five (5) Business Days after the Effective Time), the Surviving Entity shall pay without interest via standard payroll (other than with respect to former holders for which the Surviving Entity has no Tax withholding obligations or is otherwise not liable to account for Tax) to each of the former holders of the Company Equity Awards, as applicable, the amount of the Share Award Payments payable to such holder pursuant to this Section 3.2. To the extent that any payments due under this Section 3.2 cannot be paid at the time specified in this Section 3.2 without causing the imposition of additional Taxes and penalties under Section 409A of the Code, such payments shall instead be paid at the earliest time after the Effective Time that would not result in the imposition of such Taxes and penalties.
(e) Prior to the Effective Time, the Company, the Company Board and Parent, as applicable, shall take all actions necessary to effectuate the provisions of this Section 3.2.
Section 3.3 Adjustment to the Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company occurs as a result of any merger, business combination, reclassification, recapitalization, share split (including a reverse share split) or subdivision or combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period, the Per Share Merger Consideration and the Share Award Payments will be equitably adjusted following consultation with Parent, without duplication, to reflect such change, except that nothing in this Section 3.3 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 3.4 Payment Fund; Paying Agent.
(a) Prior to the mailing of the Proxy Statement, Parent will designate a bank or trust company reasonably acceptable to the Company to act as a paying agent in the Merger (the “Paying Agent”), and the Paying Agent will administer the payments of Merger Consideration described in Section 3.1 (with the Surviving Entity administering the payments of Share Award Payments pursuant to Section 3.2).
(b) Not less than five (5) Business Days prior to the Effective Time, Parent will enter into an exchange and paying agent and nominee agreement with the Paying Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.4.
(c) At the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash amount deposited with the Paying Agent, the “Payment Fund”), in each case, for the sole benefit of the holders of the Company Common Stock; provided, that the aggregate Share Award Payments shall be deposited by Parent with the Surviving Entity in accordance with Section 3.2(d) and not this Section 3.4(c). Parent and the Surviving Entity shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Merger Consideration out of the Payment Fund in accordance with this Agreement (it being understood that the aggregate Share Award Payments shall instead be paid by the Surviving Entity in accordance with Section 3.2(d)). The Payment Fund shall not be used for any other purpose.
(d) The Payment Fund shall be invested by the Paying Agent as directed by Parent, on behalf of the Surviving Entity; provided, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in investment-grade commercial paper obligations, and that no such investment or loss thereon will affect the amounts payable to holders of the Company Common Stock pursuant to this Article 3. Interest and other income on the Payment Fund shall be the sole and exclusive property of the Surviving Entity and shall be paid to the Surviving Entity. No investment of the Payment Fund shall relieve Parent, the Surviving Entity or the Paying Agent from making the payments required by this Article 3, and following any losses from any such investment, Parent and the Surviving Entity shall promptly provide additional funds to the Paying Agent to the extent necessary to satisfy the Surviving Entity’s obligations hereunder for the benefit of the holders of the Company Common Stock, which additional funds will be deemed to be part of the Payment Fund.
(e) Promptly after the Effective Time (but in any event within three (3) Business Days after the Effective Time), Parent and the Surviving Entity shall cause the Paying Agent to mail (and to make available for collection by hand) to each Person who was the holder of record of a Certificate immediately prior to the Effective Time, if any: (i) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Parent and the Surviving Entity and reasonably acceptable to the Company (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates, if any, shall pass, only upon proper delivery of the Certificates, if any (or affidavits of loss in lieu thereof in accordance with Section 3.5), to the Paying Agent), and (ii) instructions for use in effecting the surrender of the Certificates, if any, in exchange for the Per Share Merger Consideration into which each share of the Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 3.1 of this Agreement.
(f) Upon surrender of a Certificate, if any (or affidavit of loss in lieu thereof in accordance with Section 3.5), to the Paying Agent together with a properly completed and validly executed Letter of Transmittal and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of the Company Common Stock formerly represented by such Certificate, by mail or by wire transfer, for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article 3. After the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.5), the Certificate so surrendered shall be forthwith cancelled, and promptly after such surrender or transfer, Parent and the Surviving Entity shall cause the Paying Agent to pay to such former holder the Per Share Merger Consideration for each share of the Company Common Stock formerly represented by such Certificate, and such surrendered Certificate shall have no further force or effect. Until surrendered or transferred as contemplated by this Section 3.4, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Per Share Merger Consideration for each share of the Company Common Stock formerly represented by such Certificate as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates, if any, on the Per Share Merger Consideration payable upon the surrender of such Certificates.
(g) Any holder of Book-Entry Shares shall not be required to deliver a Letter of Transmittal or other evidence to the Paying Agent to receive the Per Share Merger Consideration or other amounts pursuant to the provisions of this Article 3. Promptly after the Effective Time (but in any event within five (5) Business Days after the Effective Time), Parent and the Surviving Entity shall cause the Paying Agent to pay, by mail or by wire transfer, to each holder of Book-Entry Shares as of immediately prior to the Effective Time the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Shares, automatically without any action on the part of such holder or delivery of any certificate, Letter of Transmittal or other evidence to the Paying Agent, and upon payment thereof such Book-Entry Shares shall be forthwith cancelled and have no further force or effect.
(h) Any portion of the Payment Fund that remains undistributed to the former holders of the Company Common Stock for twelve (12) months after the Closing Date shall be delivered to the Surviving Entity upon demand, and any former holders of the Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Entity (and only as general creditors thereof) for payment of the Per Share Merger Consideration for each share of the Company Common Stock.
(i) None of Parent, the Company, the Surviving Entity, the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration if the Payment Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Certificates immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.
Section 3.6 Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders, shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.
Section 3.7 Withholding of Tax. Each of Parent, the Surviving Entity, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amount as Parent, the Surviving Entity, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Entity, any Affiliate thereof or the Paying Agent and withheld amounts are paid over to the applicable Governmental Authority in accordance with applicable Law, then for all purposes of this Agreement such amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.8 Tax Consequences. The Parties intend that for U.S. federal, and applicable state, income tax purposes the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub (or, if Merger Sub is a disregarded entity for U.S. federal income tax purposes, to the regarded owner of Merger Sub) in exchange for the applicable Merger Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the shareholders of the Company in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The Parties agree not to take any position on any Tax Return that is inconsistent with the foregoing for all U.S. federal, and, if applicable, state and local tax purposes.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the disclosure letter prepared by the Company and delivered by the Company to Parent prior to the execution and delivery of this Agreement, including the documents attached to such disclosure letter (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Letter to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other sections or subsections be cross-referenced); provided, that the Company Disclosure Letter shall not be construed as constituting separate representations, warranties, covenants or agreements of the Company made herein or any Company Subsidiary or broadening the scope of any representation, warranty, covenant or agreement of the Company made herein or any Company Subsidiary, and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material for purposes of this Agreement or otherwise, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter as an exception to a representation or warranty herein or (iii) any breach or violation of applicable Laws or any Contract, agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available or filed with the SEC on or after January 1, 2023 and at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures (other than factual statements) contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters (other than factual statements) included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 4), the Company hereby represents and warrants to each of the Parent Parties that:
Section 4.1 Organization and Qualification; Subsidiaries.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary (with respect to jurisdictions that recognize such concept), except for such failures to be so qualified, licensed or in good standing that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b) Each Company Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority is not, individually or in the aggregate, be material to such Company Subsidiary. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary and (iii) the classification for U.S. federal income Tax purposes of each Company Subsidiary (including a list of each Company Subsidiary that is a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”)).
(d) Neither the Company nor any Company Subsidiary, directly or indirectly, owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and money-market accounts that may investment in short-term investment securities).
Section 4.2 Organizational Documents. The Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws in effect as of the date of this Agreement and together with all amendments thereto. The Company has made available to Parent copies of the Organizational Documents of each significant Company Subsidiary (as defined in Rule 12b-2 of the Exchange Act) as in effect on the date of this Agreement. The Organizational Documents of each Company Entity described in the preceding sentences are in full force and effect, except with respect to the Company Subsidiaries, as would not have a Company Material Adverse Effect.
Section 4.3 Capital Structure.
(a) The authorized capital stock of the Company consists of 510,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”). At the close of business on April 17, 2026, (i) 55,241,098 shares of Company Common Stock (including 286,751 shares of Company Restricted Stock) were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 198,549 shares of Company Common Stock were subject to issuance upon settlement and vesting of Company Deferred Stock Units (assuming target levels of performance are achieved), and (iv) 1,516,640 shares of Company Common Stock were reserved for issuance of future awards under the Company Equity Incentive Plan. From such date through the date of this Agreement, the Company has not issued any shares of Company Common Stock or other equity interests of the Company or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of Company Common Stock or other equity interests of the Company, except for the issuance of shares of Company Common Stock upon settlement of Company Equity Awards outstanding on such date in accordance with the terms thereof. No Company Subsidiary owns any shares of Company Common Stock.
(b) (i) All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and were issued in accordance with the Organizational Documents of the Company, were issued in all material respects in compliance with applicable Law and were not issued in violation of any preemptive rights, rights of first refusal or similar rights, (ii) no class of capital stock is entitled to preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights; (iii) all shares of Company Common Stock reserved for issuance pursuant to awards outstanding under the Company Equity Incentive Plan, shall be, when issued, in all material respects, issued in accordance with the Organizational Documents of the Company and the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, were issued in all material respects in compliance with applicable Law and free of preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights; and (iv) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of the Company Common Stock may vote or other equity holders of any Company Subsidiary may vote.
(c) Section 4.3(c) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Equity Awards as of April 17, 2026 on an individual-by-individual basis, including the name of the Person to whom such Company Equity Awards have been granted, the number of shares of Company Common Stock subject to each Company Equity Award (for Company Deferred Stock Units, reflected at target and maximum levels), the date on which such Company Equity Award was granted, and the amount of any accrued but unpaid dividend equivalent rights relating to such Company Equity Award. All shares of Company Common Stock to be issued pursuant to, or in respect of, any Company Equity Award shall be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than the Company Equity Awards set forth on Section 4.3(b) of the Company Disclosure Letter, there are no other equity or equity-based awards or other rights with respect to the Company Common Stock issued and outstanding under the Company Equity Incentive Plan or otherwise, and no such awards or rights have been promised or authorized, in each case, as of the date hereof. All Company Equity Awards were (i) granted, accounted for, reported and disclosed in accordance with applicable Law and accounting rules and (ii) granted in accordance with the terms of the Company Equity Incentive Plan.
(d) All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable and were issued in accordance with the Organizational Documents of such Company Subsidiary and were not issued in violation of any preemptive rights, rights of first refusal or similar rights. All equity interests in each of the Company Subsidiaries that is a limited partnership or limited liability company, are duly authorized and validly issued and were issued in accordance with the Organizational Documents of such Company Subsidiary and were not issued in violation of any preemptive rights, rights of first refusal or similar rights. The Company owns, directly or indirectly, beneficially and of record, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all Liens and transfer restrictions, except for Company Permitted Liens and for Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.
(e) Other than the Company Equity Awards and pursuant to the Company Equity Incentive Plan (including in connection with the satisfaction of withholding Tax obligations pursuant to certain awards outstanding under a Company Equity Incentive Plan in the event that the grantees fail to satisfy withholding Tax obligations) and the Organizational Documents of the Company and the Company Subsidiaries, there are no securities convertible or exchangeable into, or the value of which is measured by reference to, equity securities of the Company or any Company Subsidiary, including any outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, share appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to (i) issue, deliver, transfer or sell or create, or cause to be issued, delivered, transferred, sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.
(f) Other than pursuant to the Organizational Documents of the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary is a party to or, to the Knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) or registration of any capital stock or other equity interest of the Company or any of the Company Subsidiaries. The Company has no accrued and unpaid dividends with respect to any outstanding capital stock (other than with respect to Company Equity Awards as disclosed on Section 4.3(b) of the Disclosure Schedule).
(g) None of the Company nor any Company Subsidiary has any “poison pill” or similar stockholder rights plan or similar Contracts in effect.
(h) All outstanding Company Equity Awards were validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company’s financial statements in accordance with GAAP.
Section 4.4 Authority.
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to (i) the receipt of the Company Stockholder Approval and (ii) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the Maryland SDAT. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of the Parent Parties, constitutes a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).
(b) The Company Board at a duly held meeting has unanimously (i) declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the holders of the Company Common Stock, (ii) approved and adopted this Agreement, on substantially the terms and subject to the conditions set forth herein, (iii) authorized the execution, delivery and performance of this Agreement, (iv) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the holders of the Company Common Stock and (v) resolved to recommend that the holders of the Company Common Stock vote in favor of approval of the Merger and the other transactions contemplated by this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in a manner adverse to Parent, except as may be permitted after the date of this Agreement by Section 7.3.
Section 4.5 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) assuming receipt of the Company Stockholder Approval, the Company Charter and the Company Bylaws or (B) any equivalent Organizational Document of any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (iii) require any consent or approval under, result in any breach of any obligation or any loss of any benefit or increase in any cost or obligation of the Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both, would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to any Company Material Contract, Material Company Lease or Company Ground Lease to which the Company or any Company Subsidiary is a party, except, as to the immediately preceding clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the Company Properties, taken as a whole.
(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”), (iv) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the Maryland SDAT pursuant to the MGCL and DLLCA, (v) such filings as may be required in connection with state and local Transfer Taxes, (vi) such filings as may be required by applicable antitrust, merger control, competition, national security or trade regulation Laws and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a material effect on the Company Properties, taken as a whole.
Section 4.6 Permits; Compliance with Law.
(a) Except for the Environmental Permits and the Property Permits, which are addressed in Section 4.17 and Section 4.18, respectively, the Company and each Company Subsidiary hold all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of all Governmental Authorities and accreditation and certification agencies, bodies or other organizations necessary for the lawful conduct of their respective businesses (such permits, excluding Environmental Permits and Property Permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice from a Governmental Authority asserting a failure, or possible failure, to comply with any Company Permit, the subject of which written notice has not been resolved prior to the date of this Agreement as required thereby or otherwise to the satisfaction of the Governmental Authority sending such notice, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any Company Subsidiary is, or in the past three (3) years has been, in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (ii) any Company Permits, except, in the case of clauses (i) and (ii), for any such conflicts, defaults, non-compliances or violations that, individually or in the aggregate, are not or would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, neither the Company nor any Company Subsidiaries make any representation or warranty (pursuant to this Section 4.6(b)) regarding the effect of the applicable antitrust, merger control, competition, national security or trade regulation Laws on their respective ability to execute, deliver, or perform their respective obligations under the Agreement or to consummate the transactions contemplated by this Agreement as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust, merger control, competition, national security or trade regulation Law with respect to the consummation of the transactions contemplated by this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, neither the Company nor any Company Subsidiary, nor any of its respective owners, directors, officers, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), employees, or independent contractors (x) has knowingly and willfully offered, paid, solicited or received anything of value in cash or in kind, in order to induce business or otherwise illegally obtain business or payments, including any bribes, kickback payments or other similar payments of cash or other consideration, for the purpose of doing business with any Person that would be a violation of applicable Law or (y) is or has been debarred, excluded or suspended from participating in any governmental healthcare program or listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.
Section 4.7 SEC Documents; Financial Statements.
(a) The Company has timely filed with or furnished (on a publicly available basis), as applicable, to the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by the Company under the Securities Act and the Exchange Act since January 1, 2023 (the material forms, documents, statements and reports filed under the Securities Act and the Exchange Act since January 1, 2023 including any amendments thereto, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other applicable Company SEC Documents), the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Company SEC Documents, at the time of filing or being furnished, did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company. The Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents. As of the date of this Agreement, no Company Subsidiary is required to file or furnish any form or report or other documents with the SEC pursuant to the Exchange Act.
(b) The Company has made available to Parent complete and correct copies of all comment letters and material written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2023. At all applicable times, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time, and the applicable listing and corporate governance rules and regulations of the NYSE.
(c) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents in the past three (3) years, including the related notes and schedules, (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such financial statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and (iii) fairly presented, in all material respects, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal and recurring adjustments, none of which are material), the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of the Company and the Company Subsidiaries for the periods presented therein, in each case, except as otherwise noted therein or to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.
(d) The Company maintains, and at all times in the past three (3) years has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and includes policies and procedures that: (i) provide for the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company in all material respects; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. In the past three (3) years, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; or (B) any fraud, whether or not material, that involves the management or other employees of any Company Entity who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Entities. The Company has established and maintains disclosure controls and procedures (as defined in and required by Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure by each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e) Neither the Company nor any Company Subsidiary is a party to, or has any obligation or commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1934 Act) or similar Contract, where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiaries, taken as a whole, in its published financial statements or other Company SEC Documents.
Section 4.8 Absence of Certain Changes or Events. From the date of the Company’s most recent balance sheet included in the Company SEC Documents through the date of this Agreement (a) the Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business (except for the matters with respect to the negotiation of this Agreement), (b) there has not been any Company Material Adverse Effect and (c) no Company Entity has taken or committed or agreed to take any material action that would be prohibited by Section 6.1(b)(viii), (x), (xi) or (xii), in each case, if such action were taken on or after the date hereof without the consent of Parent.
Section 4.9 No Undisclosed Liabilities. There are no liabilities of the Company or any of the Company Subsidiaries of any nature, other than: (a) liabilities disclosed, reflected or reserved against on the Company’s most recent consolidated balance sheet (or in the notes thereto) included in the Company SEC Documents, (b) liabilities incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business since the Company’s most recent consolidated balance sheet (none of which is a liability resulting from noncompliance with any applicable Law, breach of contract, breach of warranty, tort, infringement or misappropriation), (d) liabilities to perform under Contracts entered into by the Company or any Company Subsidiary (none of which is a liability resulting from breach of contract) or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.10 No Default. Neither the Company nor any of the Company Subsidiaries is in default or violation of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws or (ii) except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, the Organizational Documents of any Company Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.11 Litigation. Except as individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect or as set forth on Section 4.11 of the Company Disclosure Letter, (a) there is, and in the past three (3) years there has been, no Action pending or threatened in writing or, to the Knowledge of the Company, threatened orally against the Company or any Company Subsidiary and (b) neither the Company nor any Company Subsidiary, nor any of their respective Company Properties or any director or officer of any of the foregoing in their capacity as such, is subject to any outstanding Order of any Governmental Authority.
Section 4.12 Taxes.
(a) Each of the Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them.
(b) The Company (i) for all taxable periods commencing with the taxable year ended December 31, 2019 through its taxable year ended December 31, 2025, has been organized and operated in conformity for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”); (ii) has operated since January 1, 2026 to the date of this Agreement, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT through the Effective Time; and (iii) has not taken or omitted to take any action that could reasonably be expected to result in Company’s failure to qualify as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or threatened in writing, or to the Knowledge of the Company, threatened orally.
(c) (i) There are no audits, investigations or other proceedings by any Governmental Authority ongoing or to the Knowledge of the Company, threatened in writing with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary; (ii) no material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year, other than any extensions or waivers automatically granted; (iv) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return other than any extensions automatically granted; and (v) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) No Company Subsidiary is a corporation for U.S. federal income Tax purposes, other than (i) a corporation that qualifies as a REIT, (ii) a corporation that qualifies as a Qualified REIT Subsidiary or (iii) a corporation that qualifies as a Taxable REIT Subsidiary. Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for U.S. federal income Tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for U.S. federal income Tax purposes.
(e) Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.
(f) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and non-U.S. Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(g) There are no Tax Liens upon any property or assets of the Company, or any Company Subsidiary, except (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) the Company Permitted Liens.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary (other than customary arrangements entered into in the ordinary course of business not primarily related to Taxes).
(i) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.
(j) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than customary arrangements entered into in the ordinary course of business not primarily related to Taxes), or otherwise by operation of Law.
(k) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
(l) Neither of the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(m) Neither the Company nor any Company Subsidiary has granted any written power of attorney (other than to the Company or a Company Subsidiary) that currently is in force with respect to any matter relating to Taxes.
(n) Notwithstanding any other provision of this Agreement, this Section 4.12 contains the exclusive representations and warranties of the Company with respect to Taxes.
(o) There are no Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to Company’s Knowledge threatened orally to raise, a material claim against the Company or any Company Entity for any breach of any Tax Protection Agreements.
(p) The Company’s aggregate tax basis in its assets exceeds its aggregate liabilities for U.S. federal income tax purposes (including its allocable share thereof under Section 752 of the Code).
Section 4.13 Benefit Plans.
(a) Section 4.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all material Company Benefit Plans; provided, however, that (i) to the extent that the terms of an individual equity award are substantially similar to the award agreements scheduled on Section 4.13(a) of the Company Disclosure Letter, individual equity award agreements will not be separately scheduled, and (ii) individual offer letters that do not (A) provide for severance or termination pay, (B) grant (or promise to grant) any equity-based awards which grant has not been made as of the date of this Agreement and (C) have any unpaid material sign-on bonus, are not required to be set forth on Section 4.13(a) of the Company Disclosure Letter. “Company Benefit Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA (whether or not subject to ERISA)) and all bonus, stock option, share purchase, restricted share, other equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, employment, retention, transaction bonus, termination, change in control, severance, health, life, or disability insurance or other benefit or compensation plans, programs, policies, arrangements, Contracts or agreements, including the Company Employment Agreements, in each case, to which the Company or any Company Subsidiary is a party, or with respect to which the Company or any Company Subsidiary has any current or future obligation or liability (contingent or otherwise). The Company has made available to Parent, to the extent applicable, copies, which are correct and complete in all material respects, of the following with respect to each material Company Benefit Plan: (i) the Company Benefit Plans to the extent in written form (or, if unwritten, a summary of the material terms), (ii) the annual reports (Form 5500s) filed with the Department of Labor for the most recent plan year, if any, relating to a Company Benefit Plan, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (iv) any related trust agreement, stop-loss insurance contract or other funding instrument and (v) all material non-routine correspondence with the Department of Labor, the IRS or any other Governmental Authority with respect to any Company Benefit Plan for the last three (3) plan years.
(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been established, funded and operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and neither the Company nor any Company Subsidiary has incurred any Tax or other liability (whether or not assessed) pursuant to Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and, except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, no fact or event has occurred since the date of such determination letter or opinion letter from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. There is no Action or claim (other than routine claims for benefits) pending or threatened in writing with respect to any Company Benefit Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.
(d) Neither the Company nor any of its ERISA Affiliates has within the last six (6) years, sponsored, maintained or had any obligation with respect to any Company Benefit Plan that is, and neither the Company nor any Company Subsidiary has any current or contingent liability or obligation under or with respect to any plan that is or was, subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code or a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur any liability pursuant to Title IV of ERISA, whether contingent or otherwise, or has any current or contingent liability or obligation on account of at any time being considered a single employer with any other Person under Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any Company Subsidiary has any obligation with respect to any Company Benefit Plan or any other plan or arrangement that provides for any post-employment, post-service, post-ownership or post-retirement health or medical or life insurance or other welfare benefits for any Person, including former or current employees of the Company or any Company Subsidiary, except as required by Section 4980B of the Code or similar state Law for which the recipient pays the full cost of coverage. No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code).
(e) Except as set forth in Section 4.13(e) of the Company Disclosure Letter or as otherwise specifically contemplated by this Agreement with respect to the Company Equity Awards, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby could (either alone or in conjunction with any other event (whether contingent or otherwise)) (i) increase the amount or value of, any payment, compensation, right or other benefit due or payable to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary thereof); (ii) entitle any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary to any payment (whether in cash or property); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any Company employee or other Company service provider; or (iv) result in the forgiveness of any loan to any Company employee or other Company service provider.
(f) No payment or benefit, individually or together with any other payment or benefit, that would be received (whether in cash, property or the vesting of property), as a result of the transactions contemplated by this Agreement, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of the Company would reasonably be expected to not be deductible by reason of Section 280G of the Code or would reasonably be expected to be subject to an excise tax under Section 4999 of the Code. The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(g) Each Company Benefit Plan (as defined below) that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.
Section 4.14 Labor and Employment Matters.
(a) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor related Contract with a union, works council, labor organization or other employee representative (each a “Collective Bargaining Agreement”). There is no Collective Bargaining Agreement applicable to any Persons employed by the Company or any Company Subsidiary, and none is currently being negotiated, and no Persons employed by the Company or any Company Subsidiary are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company or any Company Subsidiary. To the Knowledge of the Company, within the last three (3) years (i) no union organizing efforts involving Persons employed by the Company or any Company Subsidiary have been conducted or are now being conducted, and (ii) there has been no pending, nor to the Knowledge of the Company, threatened unfair labor practice charge, strike, slowdown, work stoppage, lockout, material labor grievance or other material labor dispute against or affecting the Company or any Company Subsidiary.
(b) The Company and each Company Subsidiary is, and in the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.
(c) The Company and the Company Subsidiaries have reasonably investigated all sexual harassment or other unlawful harassment or discrimination or retaliation allegations against officers, directors, partners or employees of the Company or the Company Subsidiaries that have been reported to them.
(d) To the Knowledge of the Company, no Person currently employed by the Company or any Company Subsidiary with annualized compensation at or above $200,000, intends to terminate his or her employment with the Company or the Company Subsidiaries prior to the one-year anniversary of the Closing Date.
(e) To the Knowledge of the Company, no current or former employee or independent contractor of the Company or the Company Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, fiduciary duty, noncompetition agreement or restrictive covenant obligation: (i) owed to the Company or any Company Subsidiary; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company or any Company Subsidiary.
Section 4.15 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by any Company Entity or any Representative or Affiliate of any Company Entity for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent Parties or any of their Affiliates or Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement.
Section 4.16 Intellectual Property. Section 4.16 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of (i) all Company Intellectual Property that is registered (or pending applications to register) before a Governmental Authority and (ii) all domain names. The Company or a Company Subsidiary exclusively owns all right, title, and interest in and to all Company Intellectual Property, including the items set forth on Section 4.16 of the Company Disclosure Letter, free and clear of all Liens other than Company Permitted Liens. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company does not infringe, misappropriate or otherwise violate, and in the past three (3) years has not infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person, and has not received any notices alleging same. To the Knowledge of the Company, no Person is infringing any Company Intellectual Property in a manner that is or would be material to the operation of the business of the Company. Except as, individually or in the aggregate, would not reasonably be expected to material to the Company and the Company Subsidiaries, the Company and each Company Subsidiary owns or otherwise possesses rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted. The Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect its Intellectual Property.
Section 4.17 Environmental Matters. (a) Except as set forth in Section 4.17 of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:
(i) The Company and each Company Subsidiary are, and in the past three (3) years have been, in compliance with all Environmental Laws.
(ii) The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their operations as presently conducted and to own and occupy each Company Property, and are, and in the past three (3) years have been, in compliance with such Environmental Permits.
(iii) During the last three (3) years (or earlier to the extent unresolved), neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim, or other written information alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law, and there is no Action pending or threatened in writing against the Company and any Company Subsidiary under any Environmental Law.
(iv) During the last three (3) years (or earlier to the extent unresolved), neither the Company nor any Company Subsidiary has entered into or agreed to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.
(v) (A) Neither the Company nor any Company Subsidiary has caused any treatment, storage, disposal or release of, or exposure of any Person to, any Hazardous Substance at any Company Property or any other property, and (B) in the past three (3) years (or earlier to the extent unresolved), neither the Company nor any Company Subsidiary has received any written notice that it has released, or is otherwise responsible for release of, any Hazardous Substance, in each case (A) and (B) that require investigation or remediation by, or that would reasonably be expected to give rise to liability for, the Company or any Company Subsidiary under any Environmental Law.
(vi) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the rules and regulations promulgated thereunder.
Section 4.18 Properties.
(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and correct list of the address of each Company Property. Section 6.1 of the Company Disclosure Letter sets forth a full and complete list of each real property which, as of the date of this Agreement, is under Contract by the Company or a Company Subsidiary for purchase by the Company or such Company Subsidiary.
(b) Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, either the Company or a Company Subsidiary owns good and valid fee simple title (as applicable) or valid leasehold title to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens.
(c) The Company and each Company Subsidiary has in effect all Property Permits or agreements, easements or other rights that are necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties, except for such failures to have in effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received (i) written notice that any Property Permit or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties issued by any Governmental Authority which violations would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole.
(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, no condemnation, eminent domain or similar proceeding is pending with respect to any owned Company Property and, to the Knowledge of the Company, any Company Property subject to a Company Ground Lease, and neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property, except with respect to each of clauses (i) and (ii) as would not be reasonably expected to be material to the Company or the Company Subsidiaries, taken as a whole.
(e) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the information set forth in the most recent rent roll for the Company Properties, as of the date set forth in such rent roll, which rent roll has previously been made available by or on behalf of Company or any Company Subsidiary to Parent, is true and correct as of such date. Other than the Company Leases related to the tenancies set forth in the rent rolls, to the Knowledge of Company, none of the Company or any Company Subsidiary is a party to any material leases, subleases or other agreements which grant any party any right to occupy or use any Company Property.
(f) True, correct and complete (in all material respects) copies of all the Company Leases, in each case in effect as of the date of this Agreement, have been made available to Parent. Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole or as set forth in Section 4.18(f) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has given or received written notice of any breach or violation of, or default under, any Company Lease (A) for leased space equal to or exceeding 25,000 square feet or (B) by and between a Company Entity and PAM Health or an Affiliate thereof (clauses (A) and (B), collectively, the “Material Company Leases”), which violation or breach remains outstanding and uncured, and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in a breach or violation of, or a default under, any Material Company Lease by Company, any Company Subsidiary, or, to the Knowledge of Company, any other party thereto (in each case, with or without notice or lapse of time); (ii) no tenant under a Material Company Lease is in monetary default under such Material Company Lease, which default remains outstanding and uncured; and (iii) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(g) True and complete (in all material respects) copies of all the Company Ground Leases, in each case in effect as of the date of this Agreement, have been made available to Parent. Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole or as set forth in Section 4.18(g) of the Company Disclosure Letter, (w) neither the Company nor any Company Subsidiary has given or received written notice of any breach or violation of, or default under, any Company Ground Lease, which violation or breach remains outstanding and uncured; (x) neither the Company nor any Company Subsidiary is in monetary default under and Company Ground Lease, which default remains outstanding and uncured; (y) to the Knowledge of the Company no event has occurred that would reasonably be expected to result in a breach or violation of, or a default under, any Company Ground Lease by Company, or any Company Subsidiary (in each case, with or without notice or lapse of time); and (z) each Company Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(h) Except for the Company Permitted Liens, as set forth in the Company Leases and the Company Title Insurance Policies (and all documents referenced therein) provided or otherwise made available to Parent prior to the date of this Agreement, as set forth in the Organizational Documents of the Company Subsidiaries and other entities in which the Company or the Company Subsidiaries own an interest, as, individually or in the aggregate, would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole, or as set forth in Section 4.18(h) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights or options to purchase or otherwise acquire any Company Property or any portion thereof and (ii) there are no other outstanding rights or agreements to enter into any Contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, or to lease any Company Property which lease (if executed) would constitute a Company Lease, which, in each case, is in favor of any party other than the Company or a Company Subsidiary.
(i) For each Company Property, policies of (i) title insurance have been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Company Subsidiary with respect to the Company Properties that are not subject to a Company Ground Lease, and (ii) leasehold title insurance have been issued insuring, as of the effective date of each such insurance policy, the leasehold interest that the Company or the applicable Company Subsidiary holds with respect to each Company Property that is leased to the Company or a Company Subsidiary pursuant to a Company Ground Lease (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the Company’s possession has been made available to Parent. No written claim has been made against any Company Title Insurance Policy which, individually or in the aggregate, would be material to any Company Property.
(j) Except as set forth in Section 4.18(j) of the Company Disclosure Letter, neither Company nor any Company Subsidiary is a party to any agreement pursuant to which Company or any Company Subsidiary manages the development of any real property for any third party.
(k) Section 4.18(k) of the Company Disclosure Letter lists each Company Property that is (i) under material development or construction as of the date hereof (other than normal repair and maintenance), or (ii) subject to a binding agreement for material development or construction by Company or a Company Subsidiary, in each case other than those pertaining to Tenant Improvements, customary capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.
(l) Section 4.18(l) of the Company Disclosure Letter lists the parties (other than Company or a Company Subsidiary) currently providing third-party property management services to Company or a Company Subsidiary and identifies the Company Properties currently managed by each such party. True and correct copies (in all material respects) of all agreements providing for such services have been provided to Parent prior to the date hereof.
(m) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not reasonably be expected to be material to the Company or the Company Subsidiaries taken as a whole. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for the Company Permitted Liens, except as would not reasonably be expected to be material to the Company or the Company Subsidiaries taken as a whole.
(n) Except as would not reasonably be expected to be material to the Company or the Company Subsidiaries, as a whole, neither the Company nor any Company Subsidiary has received written notice (i) that the Company or any Company Subsidiary is in violation or default under any material reciprocal easement agreement or other similar agreements to which the Company or any Company Subsidiary is a party, (ii) of any structural defects, or violation of Law, relating to any Company Property, or (iii) of any physical damage to any Company Property for which there is not insurance in effect covering the full cost of the restoration and the loss of revenue, subject to deductibles reasonably carried by prudent owners of properties similar to and located in the same area as the applicable Company Property. Neither the Company nor any Company Subsidiary has delivered a written default notice to a party under any reciprocal easement agreement or other similar agreements to which a member of the Company or any Company Subsidiary is a party, except for defaults that have been cured or which would not reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole.
Section 4.19 Material Contracts.
(a) Except (i) for Contracts filed as exhibits to the Company SEC Documents, (ii) as set forth in Section 4.19(a) of the Company Disclosure Letter and (iii) any Contract that is a Company Benefit Plan, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that, as of the date of this Agreement:
(i) is required to be filed as an exhibit to the Company Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act (but, for the avoidance of doubt, no Company Benefit Plan);
(ii) obligates (a) the Company or any Company Subsidiary that is not an owner of any Company Property to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $5,000,000 or (b) any Company Subsidiary that is an owner of Company Property to make non-contingent aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $5,000,000, except in each case for (x) any Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property or (y) any agreement entered into in connection with any capital expenditure project set forth in the budget previously provided to Parent by the Company;
(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Company or any Company Subsidiary, except for (a) radius restrictions that may be contained in the Company Leases entered into in the ordinary course of business, (b) any exclusivity provisions that relate to a single Company Property and (c) Contracts that are terminable without penalty upon sixty (60) days’ notice or less;
(iv) is an agreement (other than the Company Charter, Company Bylaws, or Organizational Document of a Company Subsidiary) that obligates the Company or any Company Subsidiary to indemnify any past or present, directors, officers, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or a Company Subsidiary is the indemnitor;
(v) constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date of this Agreement greater than $10,000,000 other than (a) any Contract in respect of a ground lease or real property lease or obligations thereunder, (b) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon and (c) any Contract solely among or between Company and its wholly owned Subsidiaries;
(vi) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease pursuant to which any third party is a lessee or sublessee on any Company Property) with a fair market value in excess of $5,000,000 or that contains other obligations required to be performed following the date hereof;
(vii) is a Company Lease for leased space equal to or exceeding 70,000 square feet or a Company Ground Lease;
(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract or agreement relating to a hedging transaction;
(ix) is an agreement (a) pursuant to which the Company or any of the Company Subsidiaries grants or is granted a material license or other right to Intellectual Property (other than non-exclusive licenses entered into in the ordinary course of business), (b) for the assignment to, divestiture by, or development of any material Intellectual Property, or (c) arising out of any Intellectual Property-related dispute;
(x) is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any Company Subsidiary will have any material outstanding obligation after the date of this Agreement;
(xi) constitutes a joint venture or partnership agreement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand; or

(xii) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances or rent relief made in connection with or pursuant to the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of the Company Properties or the funding of improvements to the Company Properties) in an amount in excess of $5,000,000.
Each Contract in any of the categories set forth in Section 4.19(a)(i) through Section 4.19(a)(xii), to which the Company or any Company Subsidiary is a party or by which it is bound as of the date of this Agreement is referred to herein as a “Company Material Contract.” For the avoidance of doubt, the term “Company Material Contract” does not include any Company Leases.
(b) (i) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to Enforceability Exceptions, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No event has occurred that, pursuant to any Company Material Contract, would permit the termination or modification thereof or permit the acceleration or maturity of performance thereof, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no Company Entity has received written notice from any other party to a Company Material Contract that such other party intends to terminate or renegotiate in any material respect the terms of any of the Company Material Contracts. The Company has made available to Parent a true and complete copy of each Company Material Contract as in effect as of the date of this Agreement.
Section 4.20 Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of the Company Subsidiaries, the Company and each Company Subsidiary is in compliance, and has since January 1, 2023 complied, with all applicable Data Protection Requirements. Since January 1, 2023, there have not been any non-permitted disclosures, security incidents or material breaches of security, involving the IT Systems, the Company, the Company Subsidiaries or any of its or their respective agents, employees or contractors, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of the Company Subsidiaries. Since January 1, 2023, there has been no failure, or any phishing incident, ransomware or malware attack, unauthorized intrusions or breach of security with respect to the IT Systems owned or controlled by the Company or any of the Company Subsidiaries that has resulted in a material disruption or material interruption in the operation of its business. The IT Systems are sufficient for the operation of the business of the Company and the Company Subsidiaries, and, to the Knowledge of the Company, are free from any malicious or disabling code or instructions, viruses, worms, ransomware, spyware, or similar software.
Section 4.21 Insurance. The Company has made available to Parent prior to the date of this Agreement true and complete copies of all material insurance policies (a) held by or for the benefit of any Company Entity and (b) that provide coverage for all Company Properties ((a) and (b) together, the “Company Insurance Policies”). Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Insurance Policy is in full force and effect, is valid and enforceable, all premiums due and payable under all Company Insurance Policies have been paid, the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all Company Insurance Policies, and there is no existing default or event which (with the giving of notice or lapse of time or both) would constitute a default thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company has not received written notice of cancellation or termination with respect to any such policy other than in connection with ordinary renewals or which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no material claims pending under any Company Insurance Policy for which coverage has been denied by the applicable insurance carrier (other than pursuant to a customary reservation of rights).
Section 4.22 Opinion of Financial Advisor. The Company Board has received the written opinion of BofA Securities, Inc., to the effect that, as of the date of such opinion, subject to the assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock (excluding the Company, Parent and their respective Affiliates), is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, rescinded or modified in any way.
Section 4.23 Approval Required. The affirmative vote of the holders of Company Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter (the “Company Stockholder Approval”) is the only vote of holders of securities of the Company required to approve the Merger and the other transactions contemplated by this Agreement.
Section 4.24 Brokers. Except for the fees and expenses payable to those Persons set forth on Section 4.24 of the Company Disclosure Letter, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 4.25 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company within the meaning of the Investment Company Act.
Section 4.26 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.11, the Company Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and the restrictions contained in Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 4.27 Related Party Transactions. Other than the Company Benefit Plans, there are no, and since January 1, 2023 there have not been any transactions, agreements, Contract, arrangements or understandings between any Company Entity, on the one hand, and any members, managers, directors, officers, employees, agents or Affiliates (other than the Company Subsidiaries) of a Company Entity, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that has not been disclosed.
Section 4.28 No Other Representations and Warranties. Except for the representations and warranties in this Article 4 (including the Company Disclosure Letter) or in any document or certificate delivered by a Company Entity in connection with this Agreement and the transactions contemplated hereunder, neither the Company nor any Person on behalf of the Company makes, or has made, any other express or implied representation or warranty to any of the Parent Parties, with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and the other Company Subsidiaries or with respect to any other information provided or made available to any of the Parent Parties or their respective Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to any of the Parent Parties or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and each of the Parent Parties acknowledges the foregoing. The Company hereby acknowledges that, except for the representations and warranties expressly set forth in Article 5 (including the Parent Disclosure Letter) or in any document or certificate delivered by a Parent Party in connection with this Agreement and the transactions contemplated hereunder, none of the Parent Parties nor any of their respective Affiliates, nor any other Person on behalf of any of them, makes or has made any other express or implied representation or warranty to the Company with respect to any of the Parent Parties or any of their respective Affiliates or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article 5 (including the Parent Disclosure Letter)

or in any document or certificate delivered by a Parent Party in connection with this Agreement and the transactions contemplated hereunder or any breach of any covenant or other agreement of the Parent Parties contained herein, the Company hereby acknowledges that no Parent Party nor any of their respective Affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to the Company or any of their respective Affiliates on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Company or any of their respective Affiliates or Representatives, or the use by the Company or any of their respective Affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company or their respective Affiliates and Representatives. Notwithstanding the foregoing, the provisions of this Section 4.28 do not limit the express representations of the Guarantors contained in the Guarantee.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES
Except as set forth in the disclosure letter prepared by Parent with numbering corresponding to the numbering of this Article 5 delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Parent Disclosure Letter to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other sections or subsections be cross-referenced)); provided, that the Parent Disclosure Letter shall not be construed as constituting separate representations, warranties, covenants or agreements of the Parent Parties made herein or broadening the scope of any representation, warranty, covenant or agreement of the Parent Parties made herein, and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (i) such item or other matter is material for purposes of this Agreement or otherwise, (ii) such item or other matter is required to be referred to in the Parent Disclosure Letter as an exception to a representation or warranty herein or (iii) any breach or violation of applicable Laws or any Contract, agreement, arrangement or understanding to which any of the Parent Parties is a party exists or has actually occurred, each of the Parent Parties, jointly and severally, hereby represents and warrants to the Company that:
Section 5.1 Organization and Qualification. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware. Each of the Parent Parties has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement (including with respect to the Financings), and Merger Sub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (including with respect to the Financings) and thereby and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement (including with respect to the Financings).
Section 5.2 Authority.
(a) Each of the Parent Parties has the requisite corporate, limited liability company or partnership, as the case may be, power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to which such Parent Party is a party, including the Merger. The execution and delivery of this Agreement by each of the Parent Parties and the consummation by each of the Parent Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company or partnership, as applicable, action, and no other corporate, limited liability company or partnership, as applicable, proceedings on the part of any of the Parent Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the Maryland SDAT. This Agreement has been duly executed and delivered by each of the Parent Parties and assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of such Parent Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
(b) The Parent Members at a duly held meeting have (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and its equity holders and (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement on substantially the terms and subject to the conditions set forth herein, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. In addition, Parent, in its capacity as the sole direct or indirect equity holder of Merger Sub, has approved this Agreement and the Merger and determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and to consummate the Merger on the terms and subject to the conditions set forth herein.
Section 5.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by each of the Parent Parties does not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of any organizational or governing document of such Parent Party, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Parent Party or by which any property or asset of such Parent Party is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of such Parent Party under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of such Parent Party pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which such Parent Party is a party except, as to the immediately foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the Parent Parties does not, and the performance of this Agreement by each of the Parent Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) for any filings required by any state securities or “blue sky” Laws, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Articles of Merger with, and the acceptance of the Articles of Merger for record by, Maryland SDAT pursuant to the MGCL and DLLCA, (v) such filings as may be required in connection with state and local Transfer Taxes and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 5.4 Litigation. Except as individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or threatened in writing, or to the Knowledge of Parent, threatened orally against any of the Parent Parties, or any Parent Subsidiary, and (b) none of the Parent Parties or any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.
Section 5.5 Information Supplied. None of the information supplied or to be supplied by the Parent Parties or any of their Representatives specifically for inclusion (or incorporation by reference) in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc., Truist and Newmark, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Parties.
Section 5.7 Sufficient Funds; Guarantee.
(a) Assuming the satisfaction or waiver of the conditions in Section 8.1 and Section 8.2 and the accuracy of the representations in Article 4, the aggregate proceeds contemplated by the Financings, if and when funded in accordance with the terms of the Financing Commitments, will be sufficient for Parent to pay, without duplication, (i) the Merger Consideration, (ii) the aggregate Share Award Payments, and (iii) all fees, costs and expenses required to be paid at Closing by Parent, Merger Sub and the Surviving Entity in connection with the Merger or Financing (collectively, the “Required Amount”).
(b) Parent has delivered to the Company a true, correct and complete copy of an executed equity commitment letter dated as of the date hereof (the “Equity Funding Letter” or the “Financing Commitments”) from the investors party thereto (each, an “Equity Funding Source” or “Financing Source”) to provide Parent with equity financing in an aggregate amount up to the Equity Commitment (as defined in the Equity Funding Letter) (the “Equity Funding” or the “Financing”), pursuant to which, and subject to (and only to) the terms and conditions expressly set forth therein, the Financing Source has committed to provide Parent with the Equity Funding. The Financing Commitments are legal, valid and binding obligations of Parent and, to the Knowledge of Parent, each of the other parties thereto except as such enforceability may be limited by the Enforceability Exceptions. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated by any Parent Party, and the respective commitments and obligations contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect and there are no other agreements, side letters or arrangements relating to the Financing Commitments other than as set forth in the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, and to the Knowledge of Parent, any other parties thereto whose breach or default would reasonably be expected to materially impair or adversely affect the Financing and the timely receipt of the proceeds under the Financing Commitments or to cause any of the Financing Conditions not to be satisfied, or to cause the full amount of such funding not to be available, to Parent on the Closing Date. The provisions of this Section 5.7(b) do not limit the express representations of the Equity Funding Sources contained in the Equity Funding Letter. As of the date of this Agreement, Parent reasonably believes that it will be able to satisfy the Financing Conditions and that the Financing will be made available to Parent on the Closing Date. Without in any way expanding or amending the remedies available under Article 9 or Section 10.12, in no event shall the receipt or availability of the Financing or Debt Financing by Parent or any of its Affiliates or any other financing transactions be a condition to any of the obligations of the Parent Parties hereunder.
(c) Concurrently with the execution of this Agreement, Parent has delivered to the Company a Guarantee executed by the Guarantors in favor of the Company with respect to certain obligations of the Parent Parties in connection with this Agreement. The Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantors enforceable against the Guarantors in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. Assuming compliance by the Company with its representations, warranties and obligations pursuant to this Agreement, as of the date hereof, to the Knowledge of Parent, no event has occurred, which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Guarantors under such Guarantee. The provisions of this Section 5.7(c) do not limit the express representations of Guarantors contained in the Guarantee.
Section 5.8 Solvency. Assuming (a) the satisfaction of the conditions to the obligations of the Parent Parties to consummate the Merger and the other transactions contemplated by this Agreement and (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement, immediately after the consummation of the Merger and immediately after giving effect to the transactions contemplated by this Agreement (including any financing arrangements entered into in connection therewith and the payment of any amounts (including the Merger Consideration) required to be paid in connection with consummating such transactions and the payment of all related fees and expenses), each of Parent and the Surviving Entity and the Surviving Entity’s Subsidiaries, taken as a whole on a consolidated basis, (i) will be able to pay their respective indebtedness as it becomes due in the usual course of business, (ii) will own total assets whose value exceeds the sum of its total liabilities and (iii) will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged.
Section 5.9  Absence of Certain Arrangements. Other than this Agreement and the Nondisclosure Agreement, as of the date of this Agreement, there are no agreements or commitments to enter into any agreement between the Parent Parties or any of their respective controlled Affiliates, on the one hand, and any director, officer, employee, partner or stockholder of the Company, on the other hand, relating to (a) (i) this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) the businesses or operations of the Surviving Entity or any of its subsidiaries (including as to continuing employment) after the Effective Time or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration in respect of such holder’s Company Common Stock, (ii) such holder of Company Common Stock has agreed to vote against any Superior Proposal or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, any equity investment to the Parent Parties or the Company to finance any portion of the Merger.
Section 5.10 No Vote of Parent Equityholders. Except for the adoption of the Agreement by Parent as the sole equityholder of Merger Sub, no vote of the equityholders of Parent or Merger Sub, or the holders of any other securities of any of them (equity or otherwise), is required by any applicable Law, the organizational documents of Parent or Merger Sub or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the Merger and other transactions contemplated by this Agreement that has not been obtained prior to the date of this Agreement.
Section 5.11 Ownership of Company Common Shares. As of the date hereof, none of Parent, Merger Sub, or any of their respective subsidiaries owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of Company Common Stock or other securities of the Company (other than as contemplated by this Agreement).
Section 5.12 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties in this Article 5 (including the Parent Disclosure Letter) or in any document or certificate delivered by a Parent Party in connection with this Agreement and the transactions contemplated hereunder, no Parent Party nor any Person on behalf of any Parent Party makes any other express or implied representation or warranty to the Company, with respect to any Parent Party. The Parent Parties hereby acknowledge that, except for the representations and warranties expressly set forth in Article 4 (including the Company Disclosure Letter) or in any document or certificate delivered by a Company Entity in connection with this Agreement and the transactions contemplated hereunder, neither the Company nor any of its Affiliates, nor any other Person on behalf of the Company, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Affiliates or their respective business or operations, including with respect to any information provided or made available to the Parent Parties or any of their respective Affiliates or Representatives. Except with respect to the representations and warranties expressly set forth in Article 4 (including the Company Disclosure Letter) or in any document or certificate delivered by a Company Entity in connection with this Agreement and the transactions contemplated hereunder or any breach of any covenant or other agreement of the Company contained herein, the Parent Parties hereby acknowledge that neither the Company nor any of their respective Affiliates, nor any other Person on their behalf, will have or be subject to any liability or indemnification obligation to the Parent Parties or any of their respective Affiliates on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) based upon the delivery, dissemination or any other distribution to the Parent Parties or any of their respective Affiliates or Representatives, or the use by the Parent Parties or any of their respective Affiliates or Representatives, of any information, documents, projections, forecasts, estimates, predictions or other material made available to the Parent Parties or their respective Affiliates and Representatives, including in “data rooms,” management presentations or due diligence sessions, in expectation of the Merger or the other transactions contemplated by this Agreement. Each of the Parent Parties and their respective Affiliates and Representatives have relied on the results of their own independent investigation and the representations and warranties expressly set forth in Article 4 (including the Company Disclosure Letter) or in any document or certificate delivered by a Company Entity in connection with this Agreement and the transactions contemplated hereunder. Notwithstanding the foregoing, the provisions of this Section 5.12 do not limit the express representations of the Guarantors contained in the Guarantee.

ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1 Conduct of Business by Company.
(a) The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of (x) the Closing and (y) the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by applicable Law, the regulations or requirements of any stock exchange or regulatory organization or Organizational Documents (including any limitations therein) applicable to Company or any Company Subsidiary, (ii) as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, expressly required or expressly permitted pursuant to this Agreement or (iv) as set forth in Schedule 6.1, the Company shall, and shall cause each of the Company Subsidiaries to, (A) use commercially reasonable efforts to conduct their respective businesses in the ordinary course and (B) use commercially reasonable efforts to (i) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company or any Company Subsidiary’s control excepted), (ii) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with employees, customers, lenders, suppliers, tenants and other significant third parties having material business relationship with the Company or the Company Subsidiaries (provided, that none of the Company or any Company Subsidiary shall be required to make any payments to such third parties, beyond that paid in the ordinary course of business in order to maintain such business relationships), and (iii) maintain the status of the Company as a REIT.
(b) Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except (i) to the extent required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent regarding Company Leases if, within three (3) Business Days after Company provides written notice in accordance with Section 10.2 requesting Parent’s consent pursuant to this Section 6.1(b), Parent has not either affirmatively provided or withheld consent or reasonably requested additional information from the Company with respect to such request, then the Company may provide a second notice requesting such consent, which notice shall specifically state that it is a second notice under this Section 6.1(b), and to the extent no response is received from Parent within one (1) Business Day after Company delivers such second notice, Parent’s consent shall be deemed given)), (iii) as may be expressly contemplated, expressly required or expressly permitted pursuant to this Agreement, or (iv) as set forth in Schedule 6.1, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:
(i) amend the Company Charter, the Company Bylaws, or such comparable Organizational Documents of any of the Company Subsidiaries;
(ii) split, combine, reclassify or subdivide any shares or other equity securities or ownership interests of the Company or any Company Subsidiary;
(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of two (2) regular dividends in accordance with past practice (including with respect to timing) at a rate not to exceed $0.40 per share per quarter, (B) the declaration and payment of dividends or other distributions by any directly or indirectly wholly owned Company Subsidiary to its parent entity, (C) with respect to dividends otherwise permitted hereunder, the payment and crediting of accrued dividends and dividend equivalent rights with respect to Company Restricted Stock or Company Deferred Stock Units pursuant to the terms of such Company Equity Award, and (D) the payment of dividends in accordance with Section 7.10; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code in accordance with, and subject to, Section 7.10;
(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any capital stock or other equity interests of the Company, or a Company Subsidiary, other than (A) the withholding of the Company Common

Stock to satisfy withholding Tax obligations with respect to Company Equity Awards granted pursuant to the Company Equity Incentive Plan solely to the extent required under the terms of any Company Equity Incentive Plan or the applicable award agreement, (B) the acquisition by the Company in the ordinary course of business in connection with the forfeiture of awards pursuant to the terms of a Company Equity Incentive Plan or the applicable award agreement and (C) the creation of new wholly owned Company Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement (including the other provisions of this Section 6.1(b));
(v) except as otherwise contemplated in Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(vi) or Section 6.1(b)(xv), issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Company or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company or any of the Company Subsidiaries’ capital stock or other equity interests; provided, however, that the Company may issue Company Common Stock (A) upon the vesting, exercise or settlement of any Company Equity Award outstanding as of the date of this Agreement or as may be granted after the date of this Agreement and (B) pursuant to a Company Equity Award, Company Equity Incentive Plan or other Company Benefit Plan to the extent required pursuant to this Agreement, any such plan or the terms of the applicable award agreement with respect to the Company Equity Award, Company Equity Incentive Plan or other Company Benefit Plan;
(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, any corporation, partnership, limited liability company or other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company, or any Company Subsidiary of or from an existing Company Subsidiary and (B) any pending acquisitions set forth on Section 6.1 of the Company Disclosure Letter;
(vii) sell, license, mortgage, pledge, lease, assign, transfer, dispose of or encumber, agree to or otherwise effect a deed or assignment in lieu of foreclosure with respect to, or otherwise dispose of any Company Properties (or real property that if owned by Company or any Company Subsidiaries on the date of this Agreement would be a Company Property) or any other material assets, except (A) leases of Company Properties in the ordinary course of business which do not grant any preferential purchase options and which comply with Section 6.1(b)(xi), (B) transfers by Company or any wholly-owned Company Subsidiary to or from Company or any wholly-owned Company Subsidiary, any pending sales or other dispositions set forth on Section 6.1 of the Company Disclosure Letter (which, for the avoidance of doubt, shall set forth the purchase price for such sale or disposition and the material terms of the same, and any material modifications to such terms shall require the prior written consent of Parent, in Parent’s reasonable discretion), and (C) such other sales, transfers or dispositions of Company Properties with a value of no more than $2,000,000 individually and $10,000,000 in the aggregate in the ordinary course of business consistent with past practice;
(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue any debt securities of the Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company Credit Facilities that does not, in the aggregate at any given time, exceed $25,000,000; (B) refinancing of existing Indebtedness (excluding, for the avoidance of doubt, the Company Credit Facilities); provided, that the terms of such new Indebtedness shall not be materially more onerous on the Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not exceed the Indebtedness it is replacing or the aggregate repayment amount due at Closing); (C) Indebtedness that does not, in the aggregate, exceed $10,000,000; or (D) as otherwise set forth in Section 6.1 of the Company Disclosure Letter;
(ix) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a Company Subsidiary to the Company or a Company Subsidiary, (B) loans, advances or investments required to be made under any of the Company Leases pursuant to which any third party is a lessee or sublessee on any Company

Property, (C) in connection with any Tenant Improvements (including, without limitation, obtaining any letters of credit in connection therewith including any related credit or reimbursement arrangements) at any of the Company Properties and (D) investments permitted pursuant to Section 6.1(b)(vi);
(x) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action (other than notice of renewal) by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, similar instrument or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or transactions contemplated hereby, (C) in connection with any Tenant Improvements at the any of the Company Properties, (D) in connection with the planned development or redevelopment activities of Company and the Company Subsidiaries, (E) surety or performance bonds, letters of credit or similar agreements entered into by Company or any Company Subsidiary with respect to any Environmental Laws or Environmental Permits in the ordinary course of business consistent with past practice or (F) as permitted pursuant to Section 6.1 (including Section 6.1(b)(xi));
(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease of real property that, if existing as of the date of this Agreement, would be a Material Company Lease) or Company Ground Lease (or any lease that, if existing as of the date of this Agreement, would be a Company Ground Lease), except for (A) renewing or extending any Material Company Lease (including by entering into a modification or an amendment to effect such renewal or extension) in the ordinary course of business on market terms, or entering into any new lease that would have been a Company Lease if existing on the date of this Agreement, and (B) any entry into, renewal, modification, amendment or termination in accordance with the terms of any such lease that (i) occurs without any required approval (other than notice of renewal or by amendment that does not change any material term of such lease) by the Company or any Company Subsidiary, or (ii) would not otherwise be materially adverse to the Company or any Company Subsidiary (it being acknowledged and agreed that the participation of the Company or any Company Subsidiary in any fair market determination or similar process required by any lease shall not constitute a violation of this Section 6.1(b)(xi)), or (C) as set forth in Section 6.1(b)(xi) of the Schedules to this Agreement;
(xii) settle or compromise any claim or Action, other than settlements or compromises that (A) with respect to the payment of monetary damages (including applicable deductibles), involve only any monetary damages that (x) are equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (y) do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any Company Subsidiary or the Surviving Entity, (C) do not provide for any admission of liability by the Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)) or (D) are with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock in its capacity as such;
(xiii) hire or terminate (other than for “cause”) any employee, executive officer or director of the Company or any Company Subsidiary with a base salary or annualized hourly wage rate in excess of $200,000 per year or appoint any Person to a position of executive officer or director of the Company or any Company Subsidiary;
(xiv) (A) enter into, renew, modify or terminate any Collective Bargaining Agreement or recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary, except as required by Law; (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions; or (C) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company or any Company Subsidiary;

(xv) except (x) as required by Law, the terms of any Company Equity Incentive Plan, other Company Benefit Plan, including the applicable award agreement with respect to any Company Equity Award in effect as of the date of this Agreement or entered into in accordance with this Section 6.1, (y) as set forth on Section 6.1 of the Company Disclosure Letter or (z) as expressly and specifically required by the terms of this Agreement, (A) enter into, adopt, terminate or materially amend any Company Benefit Plan (or other benefit or compensation plan, program, policy, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date hereof); (B) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or the benefits payable to or that may become payable to any current or former employee, officer, director or other individual service provider, other than payments of normal annual short-term incentive compensation in the ordinary course of business consistent with past practice; (C) grant, confer, or announce any cash or equity or equity-based compensation awards, bonus, retention, change in control, transaction, severance or other similar compensation, or modify the terms of any equity or equity-based compensation; or (D) enter into any new employment, retention, indemnification, severance or similar agreement;
(xvi) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at January 1, 2026, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP, the SEC or the Financial Accounting Standards Board or any similar organization;
(xvii) enter into any new line of business;
(xviii) enter into any Tax Protection Agreement, make, change or rescind any material election relating to Taxes (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or non-U.S. Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or to preserve the tax treatment or status of an existing Qualified REIT Subsidiary or an existing Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or that would reasonably be expected to, cause the Company to fail to qualify as a REIT;
(xx) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction expressly contemplated by this Agreement, permitted by Section 6.1(b)(vi) or Section 6.1(b)(viii) or as permitted by Section 7.3;
(xxi) sell, assign, transfer, abandon, permit to lapse, license, sublicense, or otherwise dispose of any Company Intellectual Property, or disclose any trade secret to any Person (other than in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality restrictions);
(xxii) except pursuant to and in accordance with the Company Budget or as required by the terms of any Company Lease or Company Ground Lease, make or commit to make any capital expenditures in excess of $2,000,000 individually or $10,000,000 in the aggregate; or
(xxiii) authorize, or enter into any Contract, agreement, commitment or arrangement to do any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xxii).
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any Company Subsidiary from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of outside counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii) or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, in each case, subject to Section 7.10.
Section 6.2 Other Actions. During the Interim Period, the Parent Parties shall not, and shall cause their respective Affiliates not to, acquire or enter into a definitive transaction agreement to agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or enter into a definitive transaction agreement to agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to satisfy the conditions to the consummation of the transactions contemplated by Article 8 of this Agreement or the expiration or termination of any applicable waiting period; (b) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement resulting in the failure to satisfy any of the conditions set forth in Article 8; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 6.3 No Control of Business. Without limiting Section 6.1 and the other covenants of the Parties herein, nothing shall give any of the Parent Parties, directly or indirectly, the right to control or direct the Company, or any of the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.
ARTICLE 7
ADDITIONAL COVENANTS
Section 7.1 Preparation of the Proxy Statement; Stockholders Meeting.
(a) As promptly as reasonably practicable (and in any event, no later than thirty (30) days) following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form. The Company shall use its reasonable best efforts so that the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the MGCL and the rules and regulations of the SEC and the NYSE. The Company shall use its reasonable best efforts to mail or deliver the definitive Proxy Statement to its stockholders entitled to vote at the Company Stockholder Meeting as promptly as reasonably practicable (and in any event, no later than ten (10) days) following clearance from the SEC. Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the Company and provide such other assistance and information, in each case, as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide Parent with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to and provide Parent a reasonable opportunity to participate in any substantive discussions with the SEC regarding the Proxy Statement. Notwithstanding the foregoing, prior to any filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent. Notwithstanding the foregoing, the Company assumes no responsibility hereunder with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
(b) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.15, Section 5.5 and this Section 7.1, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.
(c) As promptly as reasonably practicable following the date that the Proxy Statement is cleared (or deemed cleared) by the SEC, the Company shall, in accordance with applicable Law, the rules of the NYSE and the Company Charter and the Company Bylaws, establish (and shall not change without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed) a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting no later than the thirty-fifth (35th) day following the first mailing of the Proxy Statement to the Company’s stockholders. The Company shall, through the Company Board, (i) recommend to its stockholders that such stockholders provide the Company Stockholder Approval, (ii) include such recommendation in the Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 7.3. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to (and, if requested by Parent on no more than two (2) occasions, the Company shall) make one or more successive postponements or adjournments (in each case, of no more than ten (10) Business Days) of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that such postponements or adjournments shall not exceed thirty (30) Business Days in the aggregate without the prior written consent of Parent. The Company shall use its reasonable best efforts to conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act promptly following the date hereof. The Company shall use reasonable best efforts to cooperate with Parent with respect to its proxy solicitation efforts, and shall keep Parent reasonably informed on a reasonably current basis or as otherwise reasonably requested by Parent with respect to the proxy voting results and any substantive communication from any proxy voting advisory firm in connection with the Merger (and the parties shall cooperate with each other in connection with any material correspondence with any such proxy voting advisory firm in connection with the Merger). Unless this Agreement is validly terminated in accordance with Article 9, (x) the Company shall not submit to the vote of its stockholders any Acquisition Proposal and (y) the obligation of the Company to duly call, give notice of and convene the Company Stockholder Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by applicable Law) to the Company’s stockholders shall not be affected by any Adverse Recommendation Change. Without the prior written consent of Parent, the approval of the Merger and adoption of the Merger Agreement shall be the only matter (other than matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger or the transactions contemplated by a merger agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.
Section 7.2 Access to Information; Confidentiality.
(a) During the Interim Period, to the extent permitted by applicable Law, subject to the reasonable restrictions and procedures as the Company may establish, and solely for the purposes of furthering the Merger and the other transactions contemplated by this Agreement (including Financing) or integration, post-closing operations or post-closing structuring planning, related thereto, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice, to all of their respective properties, offices, books, Contracts, personnel, records, and other information; provided that in no event shall Parent or its Representatives have the right to conduct environmental sampling or testing of any kind, except with the Company’s prior written consent (which consent may be withheld, conditioned or delayed in the Company’s sole and absolute discretion). No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2(a) is made, and

Parent may not rely on the accuracy of such information, in each case except to the extent expressly set forth in the representations and warranties included in Article 4 (including the Company Disclosure Letter) or in any document or certificate delivered by a Company Entity in connection with this Agreement and the transactions contemplated hereunder, and no investigation under this Section 7.2(a) shall affect any of the representations and warranties of the Company contained in this Agreement or in any document or certificate delivered by a Company Entity in connection with this Agreement and the transactions contemplated hereunder. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2(a) to provide Parent or its Representatives with access to or to disclose information (A) the disclosure of which would violate any Law applicable to the Company, the Company Subsidiaries or any of their Representatives, or (B) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a loss of privilege to the Company or the Company Subsidiaries; provided, that the Company shall use its reasonable best efforts to disclose such documents or information (or as much of it as possible) in a manner that does not contravene applicable Law or result in a loss of attorney-client, attorney work product or other legal privilege. Parent will use its reasonable best efforts to minimize any disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Effective Time, Parent shall not, and shall cause its Representatives and Affiliates not to, contact or otherwise communicate with parties with which Parent knows the Company or any Company Subsidiary has a business relationship (including tenants/subtenants) regarding the business of the Company or any Company Subsidiary or this Agreement and the transactions contemplated hereby without the prior written consent of the Company (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent or its Representatives or Affiliates from contacting such parties in connection with pursuing the business of Parent and its Affiliates in the ordinary course). Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above with respect to the provision of access to information or personnel by electronic means if, and to the extent, physical access would not be permitted under applicable Law. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.2 for any competitive purpose in violation of applicable Law or other purpose unrelated to the transaction contemplated by this Agreement.
(b) Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Nondisclosure Agreement, which shall remain in full force and effect pursuant to the terms thereof until the Closing (at which point it shall automatically terminate) notwithstanding the execution and delivery of this Agreement or the termination thereof; provided, that the disclosure and use of information in connection with the taking by Parent or any of its Representatives of any actions contemplated by this Agreement (including any actions in furtherance of the matters contemplated by Section 7.6), shall, in each case, not constitute a breach of this Section 7.2 or the Nondisclosure Agreement. Notwithstanding the foregoing or anything to the contrary in the Nondisclosure Agreement, Parent will be permitted to make disclosures to any financing sources or prospective financing sources, including Parent’s investors, that reasonably require such information in order to, directly or indirectly, become parties to the Financing (including any Debt Financing Sources) (and, in each case, to their respective Representatives who reasonably need to know such information in connection with the Financing) so long as such Persons are bound by the Nondisclosure Agreement in the same capacity as Representatives thereunder.
Section 7.3 No Solicitation; Company Acquisition Proposals.
(a) Except as expressly permitted by this Section 7.3, during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article 9 and the Effective Time, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and shall direct its and their other Representatives not to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiry, discussion, offer or request (an “Inquiry”) that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) approve or recommend an Acquisition Proposal, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, expense reimbursement agreement, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement providing for or relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any of the foregoing referred in this clause (iv), other than an Acceptable Confidentiality Agreement, an “Alternative Acquisition Agreement”), or (v) agree to do any of the foregoing; provided, that the Company shall be permitted to release or waive any standstill obligations in any existing confidentiality agreements but only to the extent necessary to allow the applicable counterparty thereof to make an Acquisition Proposal in accordance with this Agreement. In addition, the Company shall, and shall cause each of the Company Subsidiaries and its and their officers and directors to, and shall direct its and their other Representatives to, immediately cease any existing solicitation, discussions or negotiations with any Person with respect to any Acquisition Proposal and promptly (and in any event within five (5) Business Days of this Agreement) request the return or destruction of any non-public information provided to any such Person or its Representatives in connection with any Acquisition Proposal within the twelve (12) months prior to the date of this Agreement, and promptly (and in any event within five (5) Business Days of this Agreement) terminate all physical and electronic data room access granted to any such Person or its Representatives. The Company shall not enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing to Parent any information required to be provided to Parent pursuant to this Agreement.
(b) Notwithstanding anything to the contrary in this Agreement, at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company and the Company Subsidiaries may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Acquisition Proposal by a third party made after the date of this Agreement that did not result in whole or in part from a breach of this Section 7.3 (it being agreed that the Company may contact any Person making such a written Acquisition Proposal to request clarification of the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) (i) provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and the Company Subsidiaries to such third party (and such third party’s Representatives, including potential financing sources) making such Acquisition Proposal (provided, however, that (A) prior to so providing such information, the Company receives from the third party an executed confidentiality agreement on customary terms no more favorable in any material respect to such Person than the Nondisclosure Agreement, it being understood that such confidentiality agreement (x) may not prohibit the Company or any Company Subsidiary from providing any information required to be provided to Parent in accordance with this Agreement within the time periods contemplated hereby and (y) need not contain any “standstill” or similar provisions that would prohibit the making or amendment of any non-public Acquisition Proposal to the Company Board (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any third party given such access that was not previously made available to Parent and Merger Sub as promptly as practicable after providing it to such third party (and in any event within twenty-four (24) hours thereafter)), and (ii) engage in, enter into or otherwise participate in discussions or negotiations with such third party (and such third party’s Representatives, including potential financing sources) with respect to the Acquisition Proposal if, in the case of each of the immediately foregoing clauses (i) and (ii), the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.
(c) During the period from the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Article 9 and the Effective Time, the Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by any Company Entity or any of its Representatives of any Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or any request for nonpublic information regarding the Company or any Company Subsidiary by any third party that informs the Company that it is considering making, or has made, an Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or any other Inquiry from any Person seeking to have discussions or negotiations with the Company regarding a possible Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Such notice shall be made in writing and shall identify the Person or group making such Acquisition Proposal or Inquiry and the material terms and conditions of any such Acquisition Proposals or Inquiries, to the extent known (including, if applicable, providing copies of any written Acquisition Proposals or Inquiries that constitute, or would reasonably be expected to lead to, an Acquisition Proposal and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information (which information is proprietary to such

Person or group and does not relate to the terms of such Acquisition Proposal or Inquiries or agreements and is not relevant to the evaluation thereof) of the Person or group making such Acquisition Proposal or Inquiry to the extent required by the terms thereof or a Contract to which the Company is a party as of the date hereof). The Company shall also keep Parent reasonably informed of the status and terms of any Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or related negotiations on a reasonably current basis, including by providing a copy of all written amendments or supplements to such Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or proposed agreements related thereto (which may be redacted to the extent necessary to protect confidential information (which information is proprietary to such Person or group and does not relate to the terms thereof or the Company’s evaluation thereof) of the Person or group making such Acquisition Proposal or Inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal to the extent required by the terms thereof or a Contract to which the Company is a party as of the date hereof).
(d) Except as permitted by this Section 7.3(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify in any manner adverse to Parent (or publicly propose to withhold, withdraw, modify or qualify in a manner adverse to Parent) the Company Board Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) fail to publicly reaffirm the Company Board Recommendation within seven (7) Business Days after Parent so requests in writing following the public announcement by any Person of an Acquisition Proposal or any amendment to the price of or any other material amendment to any such Acquisition Proposal (or, if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, within three (3) Business Days after Parent so requests in writing, but in any event not later than one (1) Business Day prior to the Company Stockholder Meeting); provided that, other than any reaffirmation following receipt of an Acquisition Proposal or any amendment to the price of or any other material amendment to any such Acquisition Proposal, Parent may only make such a request on one occasion with respect to each such Acquisition Proposal or such amendment, (v) fail to publicly recommend against any tender offer or exchange offer for Company Common Stock subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (or, if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, within three (3) Business Days after Parent so requests in writing, but in any event not later than one (1) Business Day prior to the Company Stockholder Meeting) (any of the actions described in clauses (i), (ii), (iii), (iv) or (v) of this Section 7.3(d), an “Adverse Recommendation Change”), or (vi) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company or any Company Subsidiary to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 7.3). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, subject to compliance in all material respects with Section 7.3(e), the Company Board may (A) effect an Adverse Recommendation Change if an Intervening Event has occurred and the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with any of its duties under applicable Law, or (B) effect an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement and terminate this Agreement pursuant to and to the extent permitted by Section 9.1(d)(ii) if the Company Board receives an Acquisition Proposal, which Acquisition Proposal did not result from a breach of this Section 7.3 and the Company has otherwise complied in all material respects with the terms of Sections 7.3(a) through (d), and the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal.
(e) The Company Board shall only be entitled to effect an Adverse Recommendation Change or enter into an Alternative Acquisition Agreement and terminate this Agreement pursuant to Section 9.1(d)(ii) as permitted under Section 7.3(d) if (i) the Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Parent that the Company intends to take such action, identifying the Person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or describing the Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of all material and relevant documents and agreements relating to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute an Adverse Recommendation Change), (ii) during the four (4) Business Day period following Parent’s receipt of the Notice of Change of Recommendation and the documents contemplated by the foregoing clause (i) and ending at 11:59 p.m. (New York City time) on such fourth (4th) Business Day (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Adverse Recommendation Change; and (iii) following the end of the Notice of Change Period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent, and not withdrawn, in response to the Notice of Change of Recommendation or otherwise, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Company Board to effect an Adverse Recommendation Change would be inconsistent with any of its duties under applicable Law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal or any material change to the event or circumstances constituting the Intervening Event shall require a new Notice of Change of Recommendation, and the Company shall be required to comply again with the requirements of this Section 7.3(e); provided, however, that the Notice of Change Period shall be reduced to three (3) Business Days following receipt by Parent of any such new Notice of Change of Recommendation and ending at 11:59 p.m. (New York City time) on such third (3rd) Business Day.
(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board determines in good faith, after consultation with outside legal counsel, that such disclosure is required under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change); provided, however, that (x) neither the Company nor the Company Board shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender offer or exchange offer that is an Acquisition Proposal or otherwise effect an Adverse Recommendation Change with respect thereto, except as permitted by Section 7.3(d), and (y) any such disclosure that constitutes, or is reasonably likely to result in, an Adverse Recommendation Change shall require compliance with the procedures set forth in Section 7.3(e). The Company agrees that any action (or inaction) by any director, officer, financial advisor or investment banker of the Company that, if taken or not taken, by the Company would be a breach of this Section 7.3 shall be deemed to be a breach of this Section 7.3 by the Company.
(g) Other than in furtherance of the consummation of the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall not take any actions to exempt any person from the “Aggregate Share Ownership Limit” or “Common Share Ownership Limit” or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 9.1(d)(i).
(h) For purposes of this Agreement:
(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, issuance, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of the Company and the Company Subsidiaries that generate 25% or more of the net revenues or net income or that represent 25% or more of the consolidated total assets (based on the fair market value) of the Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) of 25% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of any class of voting securities of the Company, in each case other than the transactions contemplated by this Agreement; provided, however, that the term “Acquisition Proposal” shall not include the Merger, or any of the other transactions, contemplated by this Agreement.
(ii) “Superior Proposal” means any Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to 50.1%) that (A) is made in writing by a third party, (B) the Company Board determines in its good faith judgment, after consultation with its outside legal counsel and independent financial advisors, taking into account all legal, financial, financing, regulatory approvals, conditionality, the identity of the third party making the proposal, feasibility, certainty and likelihood of closing, the break up fee provisions and all other terms and conditions of the proposal and this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal), that if consummated in accordance with its terms, would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions hereof proposed in writing by Parent).
(iii) References in this Section 7.3 to the Company Board shall mean the board of directors of the Company or a duly authorized committee thereof.
Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing with respect to this Agreement or any of the transactions contemplated by this Agreement as may be required by applicable Law, Order or the applicable rules of any stock exchange, in which case such Party shall consult with the other Party before making such public statement or filing and provide such other Party an opportunity to review and comment thereon, except to the extent it is not reasonably practicable to do so. Notwithstanding the foregoing: (i) each of Parent and the Company may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make disclosures in documents required to be filed or furnished by the Company with the SEC, make internal announcements to employees or make other public statements, in each case, so long as such statements or announcements are consistent with (and not materially expansive of) (A) the Proxy Statement, previous press releases, public disclosures or public statements or announcements made jointly by the parties (or individually, if approved by the other party) or (B) employee communications plans that have been mutually agreed by the parties in accordance with this Section 7.4; (ii) the Company may, without prior consultation, make public disclosures in the ordinary course of business that do not relate to this Agreement or the transactions contemplated by this Agreement; (iii) the Company Board may, without prior consultation, make a “stop, look and listen” communication pursuant to Section 7.3(f); (iv) each of Parent and the Company may, without such consultation, make public disclosures as reasonably necessary in any Action among the parties or their respective Affiliates related to the transactions contemplated by this Agreement; and (v) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make disclosure and communication to existing or prospective direct or indirect general or limited partners, equity holders, lenders, members, managers and investors of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and as reasonably required in connection with the consummation of the transactions contemplated by this Agreement.
Section 7.5 Indemnification; Directors’ and Officers’ Insurance.
(a) For a period of six (6) years following the Closing, to the fullest extent permitted by applicable Law and required under (x) any indemnification or similar agreement or Company Employment Agreement or (y) the Organizational Documents of the Company or any Company Subsidiary, in each case, as in effect as of the date hereof and made available to Parent, in connection with any Claim with respect to acts or omissions occurring prior to the Effective Time, each of Parent and the Surviving Entity shall jointly and severally: (i) indemnify and hold harmless each Person who is at the date of this Agreement, was previously, or was during the period from the date of this Agreement through the Closing Date, serving as a manager, director or officer of the Company or any of the Company Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”), and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement

(including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; (ii) use their reasonable best efforts to assist in the defense of any such Claim; and (iii) promptly pay on behalf of or, advance to each of the Indemnified Parties, to the fullest extent required by such indemnification agreements and Organizational Documents, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, that Parent and the Surviving Entity shall not be liable for any amounts paid in settlement effected without its prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent an Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable). The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.5(a) shall extend solely to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a manager, director or officer of the Company or any of the Company Subsidiaries after the date of this Agreement and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.5(a), unless otherwise defined in the applicable indemnification agreement or Organizational Document, (i) the term “Claim” means any threatened, asserted, pending or completed Action, whether instituted by any Party, any Governmental Authority or any other Person or that any Indemnified Party in good faith believes might lead to the institution of any Action, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer or trustee of the Company or any of the Company Subsidiaries or, to the extent such Person is or was serving at the request or for the benefit of the Company or any of the Company Subsidiaries, any other entity or any Company Benefit Plan maintained by any of the foregoing at or prior to the Closing, and (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (ii) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable and documented costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees and printing, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.5(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Parent and the Surviving Entity, as applicable, shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto in writing.
(b) Without limiting the foregoing, each of Parent and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the Indemnified Parties as provided in the Organizational Documents as of the date hereof, the Company Employment Agreements and indemnification or similar agreements of the Company and the Company Subsidiaries in effect as of the date hereof shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Closing, the organizational documents of the Surviving Entity and any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of managers, directors or officers, agents, employees, fiduciaries, advisors or Persons acting in similar capacities than are set forth in the Organizational Documents of each of the Company and the Company Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing with the intent to or in any manner that would affect adversely the rights thereunder of Persons who, at or prior to the Closing, were managers, directors or officers of the Company or any of the Company Subsidiaries, in each case, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.
(c) For a period of six (6) years after the Closing, as applicable, Parent and the Surviving Entity shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance as of the date hereof covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Closing (a true and complete copy of which has been made available to Parent) (the “Existing Policies”); provided, that in lieu of such obligation, (i) Parent or the Surviving Entity, as applicable, may substitute therefor policies of an insurance company with the same or better rating as the Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Existing Policies as of the date of this Agreement and which substitute policies are reasonably acceptable to the Company, or (ii) the Company may obtain extended reporting period coverage under the Existing Policy insurance programs (to be effective as of the Closing) or purchase a “tail” policy for a period of six (6) years after the Closing; provided, further, that in no event shall Parent or the Surviving Entity be required to pay premiums for insurance under this Section 7.5(c) in excess of 300% of the most recent annual premiums paid by or on behalf of the Company prior to the date of this Agreement for such purpose, it being understood that if the premiums of such insurance coverage exceed such amount, Parent and the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.
(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 7.5. Parent and the Surviving Entity shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any subsidiary of Parent or the Surviving Entity, as applicable, in a manner that would reasonably be expected to render Parent or the Surviving Entity unable to satisfy their obligations under this Section 7.5.
(e) Parent and the Surviving Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.5; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under applicable Law.
(f) The provisions of this Section 7.5 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.5), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Entity and shall not be amended in a manner that is adverse to any Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of such Indemnified Party (including such successors, assigns and heirs) affected thereby, except to the extent otherwise required by applicable Law. The exculpation and indemnification provided for by this Section 7.5 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise. Nothing in this Agreement, including this Section 7.5, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to, or in substitution for, any such claims under any such policies. The provisions of this Section 7.5 shall survive the consummation of the Merger.
Section 7.6 Appropriate Action; Consents; Filings.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause the Company Subsidiaries, Merger Sub and the Parent Subsidiaries, respectively, and their respective Affiliates to use their respective reasonable best efforts to consummate and make effective, when required in accordance with this Agreement, the Merger and the other transactions contemplated by this Agreement, including (i) using reasonable best efforts to take all actions necessary to cause the other Parties’

conditions to Closing set forth in Article 8 to be satisfied, (ii) using reasonable best efforts to obtain all necessary or advisable actions or non-actions, waivers, waiting period expirations or terminations, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, the giving of any notices to Governmental Authorities or other Persons and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and using reasonable best efforts to take all steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including providing a reasonable response expeditiously to and substantially complying with any and all information and document requests by any Governmental Authority in connection with any investigation of the transactions contemplated hereby, (iii) using reasonable best efforts to defend through litigation on the merits any Action, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or restraining order entered by any court or other Governmental Authority vacated or reversed, under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur when required hereunder, and (iv) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that notwithstanding anything herein to the contrary (x) no Parent Party or any of their Affiliates shall be required hereunder to take or commit to take (and in no event shall the reasonable best efforts of any Parent Party or any of their affiliates be deemed or construed to require such Person to take or commit to take) any action, or agree to any condition or restriction, in each case that is not conditioned upon the occurrence of the Closing or that would reasonably be expected to, individually or in the aggregate (A) have a Parent Material Adverse Effect or (B) prevent the utilization of the Financing at or after the Closing in connection with the Financing Commitments (and the definitive agreements contemplated thereby) and (y) no Company Entity shall take any such action or agree to any such condition or restriction, in each case, without the prior written consent of Parent.
(b) In connection with and without limiting the foregoing Section 7.6(a), each of Parent and the Company shall use its reasonable best efforts (or shall cause Merger Sub or the Company Subsidiaries and their applicable Affiliates, respectively), to give any material notices to third parties, and each of Parent and the Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any material third-party consents not covered by Section 7.6(a) that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided that, none of the Parent Parties shall be required to make and without the prior written consent of Parent, no Company Entity will make (or promise to make) any payment or concession in order to obtain any such consent. Each of the Parties shall and shall cause their respective Affiliates to furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and legally permitted, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to such Parties and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.6 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials. To the extent reasonably practicable, neither of the Company nor any of the Parent Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in Person) in any such meeting with such Governmental Authority (except to the extent that confidential, competitively sensitive business information is to be discussed at such a meeting or conversation).
Section 7.7 Notification of Certain Matters.
(a) The Company and its Representatives shall, to the extent legally permissible, give prompt notice to Parent, and Parent and its Representatives shall, to the extent legally permissible, give prompt notice to the Company, of (i) any notice or other communication received by such Party from (x) any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Merger or the other transactions contemplated by this Agreement, or (y) from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and (ii) any material Actions threatened or commenced against or otherwise affecting (x) in the case of the Company, any Company Entity, any of their Affiliates or any of their respective directors, officers, employees, stockholders or Representatives that are related to this Agreement, the Merger or the other transactions contemplated by this Agreement, and (y) in the case of Parent, any Parent Party, any of their Affiliates or any of their respective directors, officers, employees, stockholders or Representatives that are related to this Agreement, the Merger or the other transactions contemplated by this Agreement.
(b) The Company and its Representatives shall give Parent (i) the opportunity to reasonably participate in (at Parent’s sole cost and expense) the defense and settlement of any stockholder litigation against any Company Entity, any of their Affiliates or any of their respective directors or officers, relating to this Agreement, the Merger and the transactions contemplated hereby and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) a reasonable opportunity to review and comment on material filings, or responses or settlements to be made or filed by or on behalf of the Company in connection with such litigation (and the Company shall consider in good faith all reasonable comments). Without limiting the foregoing, this Section 7.7(b) shall not give Parent the right to control such defense, and that the Company shall control such defense.
Section 7.8 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps to cause any dispositions of Company Common Stock (including Company Equity Awards and any other derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.9 Delisting and Deregistering of Company Securities. Parent and the Surviving Entity shall use their reasonable best efforts, and the Company shall cooperate with Parent, to cause the Company Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Effective Time.
Section 7.10 Dividends. In the event that a distribution with respect to the Company Common Stock is expressly permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Common Stock on the Closing Date immediately prior to the Effective Time. Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, the Company may declare and pay a dividend to its shareholders distributing cash in such amounts determined by the Company, in the reasonable discretion of the Company Board exercised in good faith, on advice of counsel to the Company (in consultation with Parent) reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code (a “Special Pre-Closing Dividend”). If the Company declares a Special Pre-Closing Dividend to its shareholders pursuant to this Section 7.10 or Section 6.1, the Merger Consideration shall be decreased by an amount equal to such Special Pre-Closing Dividend.
Section 7.11 Voting of Shares. Parent shall vote all Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting, if any, in favor of approval of this Agreement.
Section 7.12 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.
Section 7.13 Tax Representation Letter. The Company shall deliver to Venable LLP (or other counsel to the Company) a tax representation letter, in substantially the form attached hereto as Exhibit A (with such changes thereto as are mutually agreeable to the Parent Parties and the Company, such agreement not to be unreasonably withheld), dated as of the Closing Date and signed by an officer of the Company, in form and substance reasonably acceptable to such counsel, containing representations of the Company for purposes of rendering the opinion described in Section 8.2(e).
Section 7.14 Merger Subs; Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.
Section 7.15 Employee Benefit Matters.
(a) For a period of twelve (12) months following the Closing Date (or, if earlier, until the termination date of the applicable Company Employee), Parent shall provide, or shall cause the Surviving Entity or its Subsidiaries to provide, each employee of the Company and any of the Company Subsidiaries as of the Effective Time (each, a “Company Employee”, together the “Company Employees”) with (i) base salary or wage rates that are no less than the base salary or wage rates provided to each such Company Employee immediately prior to the Closing, (ii) target annual cash bonus opportunities (excluding equity incentive opportunities), if any, that are no less favorable than those provided to each such Company Employee immediately prior to the Closing, and (iii) retirement and welfare benefits and other employee benefits (excluding defined benefit pension, equity or equity-based opportunities, deferred compensation, change in control, transaction, retention, severance, bonus, long-term incentive or retiree or post-employment health or welfare benefits) that are substantially comparable, in the aggregate, to those provided to each such Company Employee immediately prior to the Closing under the Company Benefit Plans set forth on Section 4.13(a) of the Company Disclosure Letter (subject to the same exclusions).
(b) For purposes of eligibility to participate, vesting (other than vesting of future equity awards) and determination of level of paid time off and severance benefits under the compensation and benefit plans, programs, agreements and arrangements of Parent, the Surviving Entity and any of their respective subsidiaries providing benefits to any Company Employees after the Closing, and in which such Company Employees did not participate prior to the Effective Time (collectively, the “New Plans”) (but excluding any New Plan that is a defined benefit pension plan), each Company Employee shall be credited with his or her years of service with the Company and any of the Company Subsidiaries (and any additional service with any predecessor employer) before the Closing, to the same extent and for the same purpose as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, during the plan year in which the Closing occurs, Parent, or its respective Subsidiary shall use its reasonable best efforts to: (i) cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Closing; and (ii) for purposes of each New Plan providing medical, dental, prescription drug or vision benefits to any Company Employee, (x) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Benefit Plan, and (y) cause any eligible expenses incurred and paid by such Company Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the New Plan as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained herein shall be construed as requiring the Company, any Company Subsidiary, Parent, the Surviving Entity or its Affiliates to continue the employment of any specific Person. Nothing contained herein shall be construed as an amendment to or establishment of any Company Benefit Plan, any New Plan or any other compensation or benefit plan or arrangement for any purpose.
(d) No later than twenty (20) Business Days prior to the Effective Time (the “Notification Date”), Parent shall (i) communicate to the Company or any Company Subsidiaries whether Parent or its Subsidiaries will enter into, prior to or as of the Effective time, any new employment agreement or other arrangement or contract that provides compensation or benefits (the “Parent Arrangements”) with such individuals that the Company identifies and communicates to Parent no later than ten (10) Business Days prior to the Notification Date to be a “disqualified individual” within the meaning of Section 280G of the Code, and, (ii) if applicable, furnish to the Company a copy of the Parent Arrangements (or the material terms thereof to the extent the Parent Arrangements have not been drafted), prior to the Notification Date.
(e) Nothing in this Section 7.15 shall (i) confer any rights upon any Person, including any Company Employee or former employee of the Company, Surviving Entity or its Affiliates, other than the Parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Company Employee or any other Person to any continued employment or service with or for, or to receive any compensation or benefits from, the Company, the Company Subsidiaries, Parent, Surviving Entity or their Affiliates, whether during the one (1) year period after Closing or afterwards, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any Company Benefit Plan or any New Plan, or (iv) alter or limit the ability of the Company, any Company Subsidiary, Parent, the Surviving Entity or its Affiliates to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time.
Section 7.16 Tax Matters.
(a) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, share transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.
(b) Parent and the Company shall, upon written request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).
(c) Prior to Closing, the Company shall deliver to Parent a duly executed IRS Form W-9 with respect to the Company, dated as of the Closing Date.
(d) The Company and each Company Subsidiary shall use their reasonable best efforts to provide (at Parent’s sole cost and expense) cooperation and assistance to Parent regarding modifications to the structure of the transactions contemplated pursuant to this Agreement that Parent reasonably requests, including to (a) convert or cause the conversion of one or more wholly owned Company Subsidiaries that are organized as corporations into limited partnerships or limited liability companies, on the basis of organizational documents as reasonably requested by Parent, (b) sell, transfer or distribute or cause to be sold, transferred or distributed (by merger or otherwise) any assets owned, directly or indirectly, by the Company (or any Company Subsidiary), or any stock, partnership interests, limited liability company interests or other equity interests owned, directly or indirectly, by the Company in one or more wholly owned Company Subsidiaries, in each case, at a price and on such other terms as designated by Parent (including to the Company or any other wholly owned Company Subsidiary), or (c) exercise any right of the Company or a wholly owned Company Subsidiary to terminate or cause to be terminated any contract to which the Company or a wholly owned Company Subsidiary is a party, (any action or transaction described in clause (a) through (c), a “Parent-Approved Transaction”); provided, that (i) neither the Company nor any of its Subsidiaries shall be required to take any action in contravention of (A) any Organizational Document of the Company or any of the Company Subsidiaries, (B) any Company Material Contract, or (C) applicable Law, (ii) the consummation of any Parent-Approved Transaction or other obligations of the Company or any of the Company Subsidiaries to incur any liabilities with respect thereto, shall be contingent upon all of the conditions set forth in Article 8 having been satisfied (or, with respect to Section 8.2(b), waived) and receipt by the Company of a written notice from Parent stating that the Parent Parties are prepared to proceed immediately with the Closing and irrevocably waiving any right to claim that the conditions to their obligations to consummate the Merger set forth in Section 8.1 and Section 8.2 have not been satisfied (other than delivery by the Company at the Closing of the certificate specified in Section 8.2(d) and the opinion specified in Section 8.2(e)), together with any other evidence reasonably requested by the Company that the Closing will occur (it being understood that in any event the transactions described in clauses (a), (b), and (c) will be deemed to have occurred prior to the Closing), (iii) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of the Parent Parties under this Agreement, including the amount of or timing of payment of the Merger Consideration or the obligation to complete the Merger in accordance with the terms of this Agreement, (iv) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could adversely affect the classification as a REIT of the Company or could subject the Company to any “prohibited transactions” Taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981 (or other material entity-level Taxes), (v) neither the Company nor any of the Company Subsidiaries shall be required to take any such action that could result in any Tax being imposed on, or any material adverse Tax consequences to any shareholder or other equity interest holder of the Company (in such person’s capacity as a shareholder or other equity interest holder of the Company), that are incrementally greater or more adverse, as the case may be, than the Taxes or other material adverse Tax consequences that would be imposed on such party in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 7.16(d), and (vi) neither the Company nor any of the Company Subsidiaries shall be required to provide any material non-public information to a Company third party other than Parent and its Affiliates or their respective Representatives. Such actions or transactions shall be undertaken in the manner (including in the order) specified by Parent and subject to the limits set forth above. Without limiting the foregoing, none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 7.16(d). The consummation of any Parent-Approved Transaction shall not constitute consummation of an Acquisition Proposal or Superior Proposal for any purposes hereunder.
Section 7.17 Parent Financing.
(a) The Parent Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions set forth in the Financing Commitments, including using reasonable best efforts to, (i) maintain in effect the Financing Commitments and negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions not materially less favorable to the Parent Parties than those set forth in the Financing Commitments (including any related flex provisions) (the “Financing Agreements”), and execute and deliver to the Company copies thereof concurrently with such execution, (ii) satisfy on a timely basis all conditions applicable to, and to be satisfied by, any of the Parent Parties set forth in the Financing Commitments and the Financing Agreements and comply with their obligation thereunder and (iii) consummate the Financings contemplated by the Financing Commitments, assuming satisfaction of the conditions in Section 8.1 and Section 8.2 and the accuracy of the representations and warranties in Article 4.
(b) Parent shall (i) comply in all material respects with the Financing Commitments and each of the Financing Agreements and (ii) keep the Company informed on a timely basis including prompt notice if for any reason (and in any event no later than three (3) Business Days following the date) Parent has concluded in good faith that it will not be able to obtain any part of the Financings on the Closing Date, and shall give the Company prompt notice of (and in any event no later than three (3) Business Days following) the receipt by Parent of any notice or other communication from any Financing Source for the Financings with respect to any (A) actual breach, default or termination or written repudiation by any party to any Financing Commitment or any Financing Agreement of any provisions of any Financing Commitment or any Financing Agreement or (B) material dispute or disagreement between or among any parties to any Financing Commitment or any Financing Agreement that would reasonably be expected to materially delay or prevent the Closing. As soon as reasonably practicable after any request by the Company in writing, Parent shall provide reasonable detail of the status of its efforts to consummate the Financings and any additional information that is reasonably requested by the Company in writing relating to any circumstance referred to in the foregoing clauses (A) or (B) of the immediately preceding sentence.

(c) None of the Parent Parties shall, without the prior written consent of the Company, replace (including pursuant to Section 7.17(d)), permit or consent to the assignment of commitments by any Financing Source, supplement, amend, modify or permit to exist any waiver of any of the Financing Commitments and Financing Agreements if any such replacement financing, supplement, amendment, modification or waiver (i) reduces the proceeds of the Financings available on the Closing Date from that contemplated in the Financing Commitments (after netting out original issue discount, upfront fees and other similar premiums and charges) unless, after giving effect to any available portion of the Financings, such amounts are sufficient to pay the Required Amount, (ii) imposes new or additional conditions or other terms or otherwise expands, amends or modifies any of the conditions or contingencies to the receipt of the Financings or other terms as set forth in the Financing Commitments, in each case in a manner materially less favorable than those applicable to the original Financing, (iii) would reasonably be expected to materially delay or prevent the Closing or the funding of all or any portion of the Financings, (iv) would reasonably be expected to make the timely funding of all or any portion of the Financings or satisfaction of the conditions to obtaining the Financings materially less likely to occur or (v) would reasonably be expected to materially adversely impact the ability of Parent to enforce any rights, including, if any, to specific performance, against the Financing Sources and any other parties to the Financing Commitments. Parent shall promptly (and in any event no later than three (3) Business Days thereafter) deliver to the Company executed copies of any replacements, modifications or waivers of or any supplements or amendments to the Financing Commitments. References in this Agreement to the “Equity Funding Letter” and the “Financing Commitments” shall include any replacements, modifications or waivers of or any supplements or amendments to the Financing Commitments obtained by Parent pursuant to and in accordance with this Section 7.17, and references herein to “Equity Funding” and “Financing” shall be deemed to include any such replacement financing.
(d) Subject to the terms and conditions of this Section 7.17, in the event that any portion of the Financings becomes unavailable prior to the expiration thereof on the terms and conditions contemplated in the Financing Commitments is terminated by any of the parties to the Financing Commitments or any Financing Source notifies any of the Parent Parties or any of their respective Affiliates in writing of the unwillingness of the Financing Sources (or any of them) to proceed with the Financings (an event referred to in this sentence, a “Financing Notice Event”), the Parent Parties shall (i) promptly (and in any event within three (3) Business Days) notify the Company of the Financing Notice Event, and (ii) as promptly as practicable following the occurrence of the Financing Notice Event, use reasonable best efforts to arrange and obtain financing from alternative sources in an amount at least equal to the Required Amount, as the case may be, on terms permitted by Section 7.17(c) and otherwise not materially less favorable to Parent (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Commitment Letter”) which shall replace the applicable existing Financing Commitment. Parent shall promptly (and in any event within three (3) Business Days) deliver to the Company true and complete copies of the New Commitment Letter and all other agreements relating to such Alternate Financing. References in this Agreement to the “Equity Funding Letter” and the “Financing Commitments” shall include any commitment for Alternate Financing obtained in replacement thereof by Parent pursuant to this Section 7.17(d) and references to “Equity Funding” and “Financing” shall be deemed to include such Alternate Financing.
(e) Parent acknowledges and agrees that it shall be fully responsible for the Equity Funding and Parent shall use reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Funding in accordance with the Equity Funding Letter, including using reasonable best efforts to take all actions necessary to (i) comply with the terms of and maintain in effect the Equity Funding Letter, (ii) satisfy on a timely basis all conditions applicable to, and to be satisfied by Parent and set forth in the Equity Funding Letter and comply with its obligations thereunder and (iii) subject to the other terms and conditions hereof, consummate and fund the Equity Funding at or prior to the Closing, assuming satisfaction or waiver by the Party entitled to waive such condition of the conditions in Article 8 and the accuracy of the representations and warranties in Article 4.
(f) Prior to the Closing, and at Parent’s sole expense (other than in respect to the Required Information and other information that would be prepared notwithstanding the assistance contemplated hereby), the Company agrees to provide, and shall cause the Company Subsidiaries and their respective Representatives to provide, commercially reasonable cooperation that is customary in connection with the arrangement of any debt financing (the “Debt Financing”) and, if requested by Parent, facilitating Parent’s engagement with the Company’s lenders in connection with seeking the Change of Control Amendment, in each case, in connection with the transactions contemplated by this Agreement as may be reasonably requested by the Parent Parties, including (i) furnishing Parent and its financing sources with existing historical financial and other existing pertinent information regarding the Company and the Company Subsidiaries that is necessary or customary for such Debt Financing or for Parent to obtain the Change of Control Amendment as may be reasonably requested by Parent, solely to the extent required to be delivered under the Company Credit Facilities (the “Required Information”), (ii) permit the Parent Parties and their Representatives to conduct surveys, appraisal and engineering inspections, and non-invasive environmental site assessments without any sampling or testing (e.g., a Phase I environmental site assessment), of each real estate property owned and, subject to obtaining required third party consents with respect thereto, if required (which the Company shall use commercially reasonable efforts to obtain), leased by the Company or any of the Company Subsidiaries (provided, however, that (A) neither the Parent Parties, any Financing Source, their respective Representatives, nor any other Person shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property without the prior written consent of the Company (which consent may be withheld, conditioned or delayed in the Company’s sole and absolute discretion), (B) the Parent Parties shall schedule and coordinate all inspections with the Company in accordance with Section 7.2, and (C) the Company shall be entitled to have representatives present at all times during any such inspection), (x) delivering to Parent documentation and other information reasonably requested prior to the Closing Date by any Debt Financing Source under applicable “know-your-customer” and anti-money laundering rules and regulations (including beneficial ownership certifications as under 31 C.F.R. § 1010.230), and (xi) delivering to Parent (A) at least three (3) Business Days prior to the Closing Date, drafts of the Debt Financing Deliverables and (B) at least one (1) Business Day prior to the Closing Date, the Debt Financing Deliverables. If however, the relevant lenders agree to the Change of Control Amendment and the Company (at the prior written direction of Parent) and such relevant lenders each execute and deliver the Change of Control Amendment at or prior to Closing, then the Debt Financing Deliverables with respect to the Company Credit Facilities shall not be required to be delivered.
(g) Notwithstanding anything to the contrary in this Section 7.17 or any other provisions of this Agreement, (A) prior to the Closing, none of the Company and any of the Company Subsidiaries shall have any responsibility for, or incur any liability to, any Person under, or in connection with the transactions contemplated by, any of the Financing Commitments, the Financing Agreements or the Change of Control Amendment (if any) and any certificate, document or instrument relating to the Financings, including giving any representations and warranties to any third parties (except for any customary authorization letter in connection with the Debt Financing) or indemnification thereof, (B) none of the Company or any of the Company Subsidiaries shall be required to take any action (i) under, or in connection with the transactions contemplated by, any agreement, certificate, document or instrument relating to the Financings or the Change of Control Amendment (if any) that is not contingent upon the Closing Date (including the entry into any agreement that is effective before the Closing Date), (ii) that would reasonably be expected to cause any manager, director, officer, or employee of the Company or any of the Company Subsidiaries to incur any personal liability relating to the Financings, (iii) that will conflict with or violate its Organizational Documents, any Company Material Contract or any applicable Laws, (iv) result in the loss of attorney-client privilege or other similar legal privilege or (V) that would cause any condition to the Closing to fail to be satisfied or otherwise cause any material breach of this Agreement, (C) the pre-Closing board of directors (or similar governing body) of the Company and any of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financings are obtained (unless such directors will remain directors upon Closing), (D) none of the Company and any of the Company Subsidiaries shall be required to execute any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Financings that are effective prior to the Closing, (E) none of the Company or any of the Company Subsidiaries shall be required to take any corporate actions that are effective prior to the Closing to permit the consummation of the Financings, (F) none of the Company or any of the Company Subsidiaries shall be required to engage in any cooperation that would unreasonably and materially interfere with the normal ongoing operations of the Company or the Company Subsidiaries, (G) none of the Company or any of the Company Subsidiaries shall be required to consent to the pre-filing of UCC-1s or the grant of liens on the Company’s or the Company Subsidiaries’ assets prior to the Closing Date, (H) none of the Company or any of the Company Subsidiaries shall be required to deliver any projections, pro forma financial information or any other forward-looking information to any third parties; provided that this clause (H) shall in no way limit the Company’s obligation to cooperate in the preparation of such pro forma financial information by Parent to the extent required in the immediately preceding sentence, (i) none of the Company or any of the Company Subsidiaries shall be required to deliver any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date of this Agreement, and (J) none of the Company or any of the Company Subsidiaries shall be required to deliver any legal opinions or accountants’ cold comfort letters or reliance letters. Parent shall, promptly upon demand by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with such cooperation (other than in respect to the Required Information and other information that would be prepared notwithstanding the assistance contemplated hereby). The Parent Parties shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all actual liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financings and any information utilized in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Company or any of its respective Subsidiaries, including financial statements, or (ii) the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or any of their respective employees or Representatives.
(h) Notwithstanding anything to the contrary in this Section 7.17 or any other provisions of this Agreement, in no event shall the reasonable best efforts of Parent be deemed or construed to require any Parent Party to, and no Parent Party shall be required to seek equity financing from a Person other than the Equity Funding Sources or in an amount in excess of the Equity Funding as of the date hereof.
(i) Subject to Section 7.2(b), all non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to Section 7.17(e) shall be kept confidential in accordance with the Nondisclosure Agreement, and Parent shall be liable for any breach of this provision or the Nondisclosure Agreement by Parent or any of its Representatives to the same extent as if the breach had been committed directly by Parent.
(j) The Company hereby consents, on behalf of itself and the Company Subsidiaries, to the customary and reasonable use of the logos relating to the Company solely in connection with the Debt Financing for purposes of inclusion in customary marketing materials in connection with the syndication of such Debt Financing and inclusion in any customary “tombstones” describing the Debt Financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or the Company Subsidiaries’ reputation or goodwill.
(k) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.17 represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with any indebtedness, financing or the arrangement of any modifications thereto (including, for the avoidance of doubt, the Financing and the Change of Control Amendment (if any)) to be obtained by any of the Parent Parties or any of their respective Affiliates with respect to the transactions contemplated by this Agreement, and no other provision of this Agreement shall be deemed to expand or modify such obligations. Without in any way expanding or amending the remedies available under Article 9 or Section 10.12, in no event shall the receipt or availability of any Debt Financing or the Change of Control Amendment (if any) by any of the Parent Parties or any of their respective Affiliates or any other financing be a condition to any obligations of any of the Parent Parties to consummate the Merger under this Agreement.
(l) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 8.2(b), as applied to the Company Parties’ obligations under this Section 7.17, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a result of the Company Parties’ material breach of their obligations under this Section 7.17.
ARTICLE 8
CONDITIONS
Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by this Agreement at the Closing are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.
Section 8.2 Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement at the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a) and the first sentence of Section 4.3(c)), Section 4.4(Authority), Section 4.22 (Opinion of Financial Advisor), Section 4.23 (Approval Required), and Section 4.24 (Brokers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (ii) the representations and warranties set forth in Section 4.3(a) and the first sentence of Section 4.3(c) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, (iii) the representations and warranties set forth in Section 4.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made as of the Closing and (iv) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of the immediately foregoing clause (iv), where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Performance of Covenants and Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed or complied by it under this Agreement at or prior to the Closing.
(c) Material Adverse Change. There shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Company Material Adverse Effect.
(d) Delivery of Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by the chief executive officer and chief financial officer of the Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been and are satisfied.
(e) Opinion Relating to REIT Qualification. The Company and the Parent shall have received the written opinion of Venable LLP, or such other law firm as may be reasonably approved by Parent, on which Parent shall be entitled to rely and dated as of the Closing Date, in substantially the form attached hereto as Exhibit B, with such changes thereto as are mutually agreeable to Parent, Merger Sub, and the Company, such agreement not to be unreasonably withheld, to the effect that for all taxable periods commencing with the taxable year ended December 31, 2019 through and including its short taxable year that ends on the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter in substantially the form attached hereto as Exhibit A).
Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement at the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.6 (Brokers), Section 5.7 (Available Funds; Guarantee), Section 5.8 (Solvency) and Section 5.10 (No Vote of Parent Equityholders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made as of the Closing, and (ii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as though made as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Covenants or Obligations of Parent Parties. Each of the Parent Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed or complied by it under this Agreement at or prior to the Closing.
(c) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a Parent Material Adverse Effect.
(d) Delivery of Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its duly authorized officer on behalf of the Parent Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.
ARTICLE 9
TERMINATION AND FEES
Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, notwithstanding the receipt of the Company Stockholder Approval (except as otherwise specified in this Section 9.1):
(a) by mutual written consent of each of Parent and the Company;
(b) by either Parent or the Company:
(i) if the Merger shall not have been consummated on or before January 19, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Outside Date;
(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the primary cause of, or primarily resulted in, the issuance of such final, non-appealable Order or taking of such other action by such Governmental Authority; or
(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Agreement and the Merger was taken.
(c) by Parent:
(i) if the Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied as of the Closing if the Closing were then to occur (a “Company Terminating Breach”), and (B) is not cured by, and has not been satisfied or waived by, the earlier of (A) thirty (30) days following the delivery of written notice thereof from Parent to the Company and (B) two (2) Business Days prior to the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or
(ii) if, prior to obtaining the Company Stockholder Approval, the Company Board or any committee thereof shall have effected an Adverse Recommendation Change.

(d) by the Company:
(i) if any of the Parent Parties shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that a breach of the Nondisclosure Agreement shall not constitute a breach, violation or failure to perform by the Parent Parties of any covenant or agreement set forth in this Agreement and shall be governed by the terms of such Nondisclosure Agreement), which breach, violation or failure to perform, either individually or in the aggregate, (A) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied as of the Closing if the Closing were then to occur (a “Parent Terminating Breach”), and (B) is not cured by, and has not been satisfied or waived by, the earlier of (x) thirty (30) days following the delivery of written notice thereof from the Company to Parent and (y) two (2) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time the Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or
(ii) prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance, and subject to compliance in all material respects, with Section 7.3(d); provided, however, substantially concurrently with the occurrence of such termination, the payment required by Section 9.3(b)(iii) shall be made in full to Parent and the Alternative Acquisition Agreement shall be entered into with respect to such Superior Proposal, and in the event that such payment is not substantially concurrently made and such Alternative Acquisition Agreement is not substantially concurrently entered into, such termination shall be null and void; or
(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 9.1(d)(iii) if the Closing were to occur on the date of such notice) have been satisfied or, to the extent permitted by applicable Law and this Agreement, expressly and specifically waived by Parent in writing, (B) on or after the date the Closing should have occurred pursuant to Section 2.2, the Company has irrevocably confirmed in a written notice to Parent that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and the Company is prepared to consummate the Closing, and (C) the Parent Parties fail to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (B) of this Section 9.1(d)(iii), and the Company was prepared to consummate the Closing through the end of such three (3) Business Day period.
Section 9.2 Notice of Termination; Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, except that the Nondisclosure Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), the reimbursement and indemnification obligations of Section 7.17(g) (Parent Financing), this Section 9.2 (Notice of Termination; Effect of Termination), Section 9.3 (Fees and Expenses), and Article 10 (General Provisions), other than specific performance of any obligations to consummate the Closing pursuant to Section 10.12, and the definitions of all defined terms appearing in such sections, shall survive such termination of this Agreement; provided, that, subject to Section 9.3, no such termination shall relieve any Party from any monetary liability or damages resulting from any knowing and intentional fraud in the making of any representation or warranty in this Agreement or any willful and material breach of any of its covenants or agreements set forth in this Agreement occurring prior to such termination of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including in the case of a breach by any of the Parent Parties, liability to the Company for damages, determined taking into account all relevant factors. For purposes of the foregoing, “willful and material breach” means a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement (it being understood that the failure of the Company, on the one hand, or any of the Parent Parties, on the other hand, to consummate the Merger when required under the terms of this Agreement and the other Party(ies) stood ready, willing and able to consummate the Merger at such time will constitute a willful and material breach).

Section 9.3 Fees and Expenses.
(a) Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
(b) In the event that:
(i) (A)(x) this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), and after the date of this Agreement and prior to the breach giving rise to such right of termination, an Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the Company Board and not withdrawn prior to the date of any such termination of this Agreement, or (y) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(iii), and after the date of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to the Company’s stockholders and not withdrawn prior to the date of the Company Stockholder Meeting, and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or the Company enters into an Alternative Acquisition Agreement that is later consummated;
(ii) this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii); or
(iii) this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii);
then, in any such event, the Company shall pay to Parent the Company Termination Fee, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (x) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(ii), and (z) substantially concurrently with such termination, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(iii). Notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee becomes payable, then payment to Parent of the Company Termination Fee, together with any amounts due under Section 9.3(d), shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee, no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby (other than pursuant to Section 7.4 (Public Announcements), Section 9.3(a) (Fees and Expenses), and Article 10 (General Provisions), other than specific performance of any obligations to consummate the Closing pursuant to Section 10.12, and the definitions of all defined terms appearing in such sections). “Company Termination Fee” means $55,746,219.
(c) In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii) or (ii) by Parent or the Company pursuant to Section 9.1(b)(i) and the Company was then entitled to terminate this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), then, in any such event, subject to Section 9.4, Parent shall pay to Company the Parent Termination Fee, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Subject to Section 9.4, payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof). Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee becomes payable, then payment to Company of the Parent Termination Fee (subject to and in accordance with Section 9.4), together with any amounts due under Section 9.3(d), shall be the sole and exclusive remedy of the Company Parties as liquidated damages for any and all losses or damages of any nature against the Parent Parties and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent-Related Parties”) in respect of or in connection with this Agreement, the Financing Commitments, the Guarantee, or any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Termination Fee (subject to and in accordance with Section 9.4) no Parent-Related Party shall have any further liability or obligation relating to or arising out of or in connection with this Agreement, the Financing Commitments, the Guarantee, or any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (other than pursuant to the Nondisclosure Agreement from and after the date thereof and in accordance with the terms thereof and the provisions of Section 7.2(b) (Confidentiality), Section 7.4 (Public Announcements), the reimbursement and indemnification obligations of Section 7.17(g), Section 9.3(a) (Fees and Expenses), and Article 10 (General Provisions), other than specific performance of any obligations to consummate the Closing pursuant to Section 10.12, and the definitions of all defined terms appearing in such sections). “Parent Termination Fee” means $152,035,142. Notwithstanding the foregoing or anything to the contrary in this Agreement, under no circumstances will (x) the collective monetary damages or other amounts payable by or liability of the Parent Parties and the other Parent-Related Parties for breaches (including any willful and material breach or fraud) in connection with, relating to or arising out of this Agreement (including any payment of the Parent Termination Fee or any amounts due under Section 9.3(d) and the Guarantee) exceed an aggregate amount for all such breaches equal to the amount of the Parent Termination Fee plus any amounts due under Section 9.3(d) and (y) the Company or any Company Parties be entitled to (A) receive payment of both damages under this Agreement and the Parent Termination Fee or (B) receive both (I) an order for specific performance or other equitable remedy, in each case, to cause the consummation of the Merger and (II) the Parent Termination Fee.
(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If the Company fails promptly to pay any amounts due pursuant to Section 9.3(b), or Parent fails to promptly pay any amounts due pursuant to Section 9.3(c), as applicable, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the other party for the amounts set forth in Section 9.3(b) or Section 9.3(c), as applicable, the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) from the date of termination of this Agreement at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1% (collectively, the “Enforcement Expenses”); provided, however, that in no event will the Enforcement Expenses payable by Parent, on the one hand, or the Company, on the other hand, exceed $3,000,000.
Section 9.4 Payment of Amount or Expense.
(a) In the event that Parent is obligated to pay the Parent Termination Fee pursuant to Section 9.3(c) (the “Section 9.3 Amount”), Parent shall pay to the Company from the applicable Section 9.3 Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Section 9.3 Amount and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (B) in the event the Company receives either (x) a letter from the Company’s outside counsel indicating that the Company has received a ruling from the IRS described in Section 9.4(b)(ii) or (y) an opinion from the Company’s outside counsel as described in Section 9.4(b)(ii), an amount equal to the Section 9.3 Amount, less the amount payable under the immediately preceding clause (i). To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Section 9.3 Amount with an escrow agent selected by the Company and on such terms (subject to Section 9.1) as shall be mutually agreed upon by the Company, Parent and the escrow agent as reflected in an escrow agreement among such parties; provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Section 9.3 Amount pursuant to this Section 9.4(a) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 9.3(c) by wire transfer of same day funds.
(b) The escrow agreement with respect to the Section 9.3 Amount shall provide that the Section 9.3 Amount in escrow or any portion thereof shall not be released to the Company, and the Company shall not be entitled to such amount, unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Section 9.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Section 9.3 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.3 Amount to the Company. Parent agrees to amend this Section 9.4 at the reasonable request of the Company in order to (x) maximize the portion of the Section 9.3 Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 9.4 or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.4. Parent shall be deemed to have satisfied its obligations pursuant to this Section 9.4 (and, thereby, Section 9.3) so long as it deposits into escrow the Section 9.3 Amount, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Section 9.3 Amount. The portion of Section 9.3 Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.4. The Company shall fully indemnify Parent and hold Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement and this Section 9.4.
ARTICLE 10
GENERAL PROVISIONS
Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Closing. The covenants that are to be performed prior to or at the Closing, including any rights arising out of any breach of such covenants, shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance, in whole or in part, after the Closing, which shall survive the Closing in accordance with its terms.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (A) if delivered in person, on the date delivered, (B) if sent by electronic mail, on the same day it was received, provided, that sender of such email does not receive a notice of failure to deliver and the subject line of such email states that it is a notice delivered pursuant to this Agreement, or (C) if sent by prepaid overnight courier, on the next Business Day (providing proof of delivery). For the avoidance of doubt, counsel for a Party may send notices, requests, claims, consents demands or other communications on behalf of such Party. All notices, requests, claims, consents, demands and other communications under this Agreement shall be delivered to the following street addresses, or email addresses (or at such other street address, or email address for a Party as shall be specified by like notice):

if to the Company to:

Sila Realty Trust, Inc.
1001 Water Street, Suite 800
Tampa, FL 33602
Attn:	Michael A. Seton
Kay C. Neely
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attn:	Michael McTiernan
Katherine Keeley
Email:	michael.mctiernan@hoganlovells.com,
katherine.keeley@hoganlovells.com

if to Parent to:

c/o Blue Owl Real Estate Capital LLC
150 North Riverside Plaza, 37th Floor
Chicago, Illinois 60606
Attn:	Asset Management
Email:	[***]

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attn:	Richard Campbell, P.C.; David Rosenberg, P.C.
Email:	richard.cambpell@kirkland.com, david.rosenberg@kirkland.com

and

Kirkland & Ellis LLP
98 S.E. 7th Street, Suite 700
Miami, Florida 33131
Attn:	Matthew Arenson, P.C.; Lee Blum
Email:	matthew.arenson@kirkland.com; lee.blum@kirkland.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present, future applicable Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision does not comprise a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in .pdf format, by Docusign or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including any Exhibit, schedule, annex, the Company Disclosure Letter and the Parent Disclosure Letter), the Guarantee and the Nondisclosure Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for (i) if the Closing occurs, the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of the holders of the Company Common Stock and Company Equity Awards immediately prior to the Effective Time, as applicable), (ii) if the Closing occurs, the provisions of Section 7.5 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties), (iii) following the valid termination of this Agreement pursuant to Article 9 and subject to Section 9.2 and Section 9.3, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company and holders of Company Equity Awards (each of which are third party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable), to pursue damages in accordance with and solely to the extent permitted by this Agreement in the event of a breach by any of the Parent Parties of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any obligations of any of the Parent Parties, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such stockholders of the Company and holders of Company Equity Awards, (iv) the Debt Financing Sources with respect to the provisions set forth in Section 10.13; and (v) Blue Owl Real Estate Capital LLC with respect to each consent, waiver and modification to the Nondisclosure Agreement set forth in this Agreement and (vi) the Parent-Related Parties and the Investor/Parent Affiliates pursuant to Section 9.3(c) and Section 10.15. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.6 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the Company Board and the Parent Members, respectively, at any time before or after receipt of the Company Stockholder Approval and prior to the Closing; provided, that after the Company Stockholder Approval has been obtained, there shall not be any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of the Company Common Stock, or which by applicable Law requires the further approval of the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Company and Parent.

Section 10.7 Extension; Waiver. At any time prior to the Effective Time, the Parties may, subject to the requirements of applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights and no single or partial exercise of any such right shall preclude any other or further exercise thereof or of any other right.
Section 10.8 Governing Law. Subject to Section 10.13, this Agreement, and all Actions (whether in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to any choice or conflict of Law principles (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland. Notwithstanding the foregoing, the Guarantee, the Equity Funding Letter and all Actions arising out of or related to the Guarantee and the Equity Funding Letter, shall not be subject to this Section 10.8 and shall be governed by, and construed in accordance with, the terms set forth therein.
Section 10.9 Consent to Jurisdiction. Subject to Section 10.13, each Party irrevocably agrees and consents (a) to submit itself to the exclusive jurisdiction and forum of the United States District Court for the District of Maryland, Northern Division or, if that court does not have jurisdiction, in the Circuit Court of Baltimore City, Maryland (collectively, the “Chosen Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) not to commence any action, suit or proceeding relating thereto except in the Chosen Courts, (d) that it waives any objection to the laying of venue of any Action in the Chosen Courts and agrees not to plead or claim in the Chosen Courts that such litigation brought therein has been brought in any inconvenient forum, (e) that service of any process, summons, notice or document by registered mail to such Party’s address set forth in Section 10.2 shall be effective service of process for any action, suit or proceeding brought against it in any such court and further agrees, in the case of any action relating to this Agreement or the transactions contemplated hereby in the Chosen Courts, (f) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Chosen Courts and (g) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably and unconditionally agrees to request or consent to the assignment of any Action to the Chosen Courts and in the event that any Action is filed in any Maryland state court, to jointly request an assignment to the Business and Technology Case Management Program of the Circuit Court for Baltimore City, Maryland. Nothing in this Agreement shall limit or affect the rights of any Party to pursue appeals from any judgments or order of the Chosen Courts as provided by Law. Each Party agrees that service of process may be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service and that service made pursuant to this sentence shall have the same legal force and effect as if served upon such Party personally within the State of Maryland. Notwithstanding the foregoing, the Guarantee and the Equity Funding Letter shall not be subject to this Section 10.9 and shall be governed by, and construed in accordance with, the terms set forth therein.
Section 10.10 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN CONNECTION WITH ANY DEBT FINANCING). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.
Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any attempt to make any such assignment without such consent shall be null and void; provided, that, each of the Parent Parties may assign any of their rights or obligations hereunder to any of its Affiliates without the prior written consent of the Company, but no such assignment shall (i) relieve such Parent Party of any liability or of its obligations hereunder; (ii) impede or delay the consummation of the Merger; or (iii) be permitted less than three (3) Business Days before the mailing of the Proxy Statement if assignment in such case would reasonably be expected (in the Company’s sole reasonable discretion) to require an amendment or supplement to the Proxy Statement mailed to the Company stockholders; provided, further, that of the Parent Parties may collaterally assign, in whole or in part, without the consent of any other Party, its rights and interests under this Agreement to any Debt Financing Source (but in no event shall such lender be required or deemed to assume any obligation of the Parties hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.11 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 10.12 Specific Performance. Except as otherwise provided herein, any and all remedies conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including if any of the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement, including the Parties’ obligations to consummate the Merger and the obligation of any of the Parent Parties to pay, and the right of the holders of Company Common Stock and Company Equity Awards to receive the aggregate Per Share Merger Consideration and aggregate Share Award Payments, pursuant to the Merger, subject to the terms and conditions of this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or a remedy at Law (including the Parties’ obligations to consummate the Merger and the obligation of any of the Parent Parties to pay, and the right of the holders of Company Common Stock and Company Equity Awards to receive, the Merger Consideration and the aggregate Share Award Payments pursuant to the Merger, subject to the terms and conditions of this Agreement), in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties hereby waives (i) any defense in an Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security to obtain equitable relief. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right neither the Company, on the one hand, nor any of the Parent Parties, on the other hand, would have entered into this Agreement. For the avoidance of doubt, the Parties may pursue both a grant of specific performance or other equitable remedies to the extent permitted by this Section 10.12 and the payment of damages as contemplated by Section 9.2 and permitted by Section 9.3, but shall not be entitled or permitted to receive an award of damages if specific performance or other equitable remedies are awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance or other equitable remedies if damages are awarded.
Section 10.13 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party on behalf of itself and each of its Affiliates and their officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives hereby: (a) agrees that any legal action (whether at Law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, any Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York state court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York and any appellate court thereof (each such court, the “Debt Financing Subject Courts”) and each Party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such courts and agrees that any such dispute shall be governed by, and construed in accordance with, the laws of the State of New York, except as otherwise set forth in any Debt Financing documentation, (b) agrees not to bring or support or permit any of its Affiliates or their officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than the state courts or federal courts of the United States sitting in the Borough of Manhattan in the City of New York, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, any Debt Financing or any of the agreements entered into in connection with any Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any Company Entity relating to or arising out of this Agreement, any Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that no Company Entity shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether at Law or in equity, whether in Contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, any Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; provided, that this clause (e) shall not operate as a release or waiver with respect to any such liability or claims relating to or arising out of the definitive financing documents evidencing any Debt Financing to which any Company Entity becomes party to following the consummation of the Merger, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any rights or claims against any Debt Financing Sources in any way arising out of or relating to, this Agreement, any Debt Financing or any of the agreements entered into in connection with any Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (g) agrees (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 10.13 or Section 7.17 (or the definitions of any terms used in this Section 10.13) and (ii) to the extent any amendments to any provision of this Section 10.13, Section 10.5, Section 10.6, Section 10.10 or Section 10.11 (or, solely as they relate to such Section, the definitions of any terms used in this Section 10.13, Section 10.5, Section 10.6, Section 10.10 or Section 10.11) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources and any purported amendment or waiver by any Party in a manner which does not comply with this Section 10.13 will be null and void.
Section 10.14 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.
Section 10.15 Non-Recourse Parent Parties. Except for claims for knowing and intentional fraud in the making of any representations or warranties in this Agreement, the Equity Funding Letter or the Limited Guarantee, in no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled in connection with this Agreement to seek or obtain, any monetary recovery or monetary award against any Investor/Parent Affiliate (as defined in the Equity Funding Letter, which excludes, for the avoidance of doubt, each of the Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Funding Letter or the Guarantee or the transactions contemplated hereby and thereby (including any breach by any Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or from the Guarantors to the extent expressly provided for in the Guarantee and the Equity Funding Letter. Notwithstanding anything to the contrary in this Section 10.15, (i) nothing in this Section 10.15 shall limit the Company’s right to seek specific performance, injunctive relief, or other equitable remedies pursuant to Section 10.12, including the Company’s right to seek specific performance to cause the Equity Financing to be funded pursuant to and in accordance with the Equity Funding Letter and the Company’s rights as an intended third-party beneficiary thereunder; (ii) nothing in this Section 10.15 shall limit the Company’s right to seek to enforce the terms of the Guarantee to cause the Guarantor to provide funds to Parent to pay (A) any valid final Order against Parent or Merger Sub requiring any payment by such Party of the Parent Termination Fee or monetary damages to the extent payable pursuant to, and subject to the limitations set forth in, Section 9.3 and the Guarantee and (B) payment by Parent of Parent’s indemnification, payment and reimbursement obligations pursuant to Section 7.17(g) (Parent Financing); and (iii) nothing herein shall limit any remedies the Company may have under the Nondisclosure Agreement or any other ancillary document to which it is a party.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

SUNSHINE ULTIMATE PARENT LLC

By:	/s/ Michael Reiter
Name: Michael Reiter
Title: Chief Operating Officer

SUNSHINE HOLDING REIT LLC

By:	/s/ Michael Reiter
Name: Michael Reiter
Title: Chief Operating Officer

[Signature Page to the Agreement and Plan of Merger]

SILA REALTY TRUST, INC.

By:	/s/ Michael A. Seton
Name: Michael A. Seton
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Exhibit A
Form of Company Tax Representation Letter

Exhibit B
Form of Company REIT Qualification Opinion

Annex B

Global Corporate & Investment Banking
BofA Securities, Inc.
One Bryant Park, New York, NY 10036
April 19, 2026
The Board of Directors
Sila Realty Trust, Inc.
1001 Water Street, Suite 800
Tampa, FL 33602
Members of the Board of Directors:
We understand that Sila Realty Trust, Inc. (“Sila”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Sila, Sunshine Ultimate Parent LLC (“Parent”) and Sunshine Holding REIT LLC, a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Sila (the “Merger”), with Merger Sub being the surviving entity, and each outstanding share of the common stock, par value $0.01 per share, of Sila (“Sila Common Stock”) will be converted into the right to receive $30.38 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Sila Common Stock of the Consideration to be received by such holders in the Merger.
In connection with this opinion, we have, among other things:
i.	reviewed certain publicly available business and financial information relating to Sila;
ii.
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sila furnished to or discussed with us by the management of Sila, including certain financial forecasts relating to Sila prepared by the management of Sila (such forecasts, “Sila Forecasts”);

iii.	discussed the past and current business, operations, financial condition and prospects of Sila with members of senior management of Sila;
iv.	reviewed the trading history for Sila Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;
v.	compared certain financial and stock market information of Sila with similar information of other companies we deemed relevant;
vi.	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;
vii.
considered the results of our efforts on behalf of Sila to solicit, at the direction of Sila, indications of interest and definitive proposals from third parties with respect to a possible acquisition of all or a portion of Sila;

viii.	reviewed a draft, dated April 18, 2026, of the Agreement (the “Draft Agreement”); and
ix.	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Sila that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Sila Forecasts, we have been advised by Sila, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sila as to the future financial performance of Sila. We have relied, at the direction of Sila, upon the assessments of the management of Sila as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Sila and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sila, nor have we made any physical inspection of the properties or assets of Sila. We have not evaluated the solvency or fair value of Sila or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Sila, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Sila or the contemplated benefits of the Merger. We also have assumed, at the direction of Sila, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.
We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Sila Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Sila or in which Sila might engage or as to the underlying business decision of Sila to proceed with or effect the Merger. We are also not expressing any view or opinion with respect to, and we have relied, the direction of Sila, upon the assessment of representatives of Sila regarding legal, regulatory, accounting, tax and similar matters relating to Sila or the Merger, as to which matters we understand that Sila obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.
We have acted as financial advisor to the Board of Directors of Sila in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Sila has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of (i) Sila and/or certain of its affiliates and (ii) Blue Owl Capital Inc., an affiliate of Parent (“Blue Owl”) and/or certain affiliates and/or portfolio companies of Blue Owl.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Sila and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, co-lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit, revolving credit and/or other facilities of Sila and (ii) having provided or providing certain derivatives trading services to Sila.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Blue Owl and/or certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Blue Owl and/or certain of its affiliates and/or portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted as manager, placement agent or underwriter for certain debt offerings of Blue Owl and/or certain of its affiliates and/or portfolio companies, (iii) having acted or acting as a bookrunner for certain block trades by Blue Owl and/or certain of its affiliates and/or portfolio companies, (iv) having acted or acting as co-lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit, revolving and/or subscription credit, leasing and/or other facilities of Blue Owl and/or certain of its affiliates and/or portfolio companies, (v) having provided or providing certain treasury management services and products to Blue Owl and/or certain of its affiliates and/or portfolio companies and (vi) having provided or providing certain derivatives and foreign exchange trading services to Blue Owl and/or certain of its affiliates and/or portfolio companies.
It is understood that this letter is for the benefit and use of the Board of Directors of Sila (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Sila or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Sila Common Stock is fair, from a financial point of view, to such holders.
Very truly yours,
/s/BofA Securities, Inc.
BOFA SECURITIES, INC.

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SILA REALTY TRUST, INC.

The Board of Directors recommends you vote FOR the following proposals (as listed in the proxy statement):

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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T00304-S39505

SILA REALTY TRUST, INC.
Special Meeting of Stockholders
June 26, 2026 at 9:00 a.m. ET
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Michael A. Seton, President and Chief Executive Officer, and Kay C. Neely, Executive Vice President and Chief Financial Officer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SILA REALTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. ET, on June 26, 2026, virtually at www.virtualshareholdermeeting.com/SILA2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side of this ballot, and in the discretion of the proxy holders on such other matters as may properly come before the Special Meeting of Stockholders or any postponement or adjournment thereof.

Continued and to be signed on reverse side